SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

   Filed by the Registrant  _X_
   Filed by a Party other than the Registrant   /__/

   Check the appropriate box:
    /_/  Preliminary Proxy Statement      /_/  Confidential, for use of
    _X_  Definitive Proxy Statement            the Commission Only (as
    /_/  Definitive Additional Materials       permitted by Rule 14a-
    /_/  Soliciting Material Pursuant to       6(e)(2))
         Rule 14a-11(c) or Rule 14a-12

                         FIRST OZAUKEE CAPITAL CORP.
              (Name of Registrant as Specified in its Charter)

   Payment of filing fee (Check the appropriate box):

   /_/  No fee required.

   /_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   _X_  Fee paid previously with preliminary materials.

   /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                                      July 9, 1997


    Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of First Ozaukee Capital Corp. ("First Ozaukee"), to be held on Wednesday, August 6, 1997, at 10:00 a.m. at the Cedarburg Cultural Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin.

        As described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of April 25, 1997 (the "Merger Agreement"), and a related Plan of Merger, dated as of July 8, 1997 (the "Plan of Merger"), pursuant to which First Ozaukee has agreed to merge (the "Merger") with CIB Acquisition Corporation ("Acquisition Corp."), a Wisconsin corporation and wholly owned subsidiary of Central Illinois Bancorp, Inc. ("CIB"). In connection with the Merger, holders of First Ozaukee common stock will be entitled to receive $15.10 in cash for each share held, subject to adjustment as more fully described in the accompanying Proxy Statement.
   Consummation of the Merger is subject to certain customary conditions, including the approval and adoption of the Merger Agreement, including the Plan of Merger, by First Ozaukee's shareholders and the approval by the appropriate Federal and state bank regulatory agencies. Upon consummation of the Merger, First Ozaukee will become a wholly owned subsidiary of CIB. In addition, you will be asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Ozaukee and its shareholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement and the Plan of Merger.

        The Board of Directors of First Ozaukee has determined that the Merger is fair to, and in the best interest of, First Ozaukee and its shareholders and has approved the Merger Agreement, including the Plan of Merger. The Board unanimously recommends that you vote "FOR" the approval and adoption of the Merger Agreement, including the Plan of Merger. Robert W. Baird & Co. Incorporated, First Ozaukee's financial advisor in connection with the Merger, has rendered a written opinion to First Ozaukee's Board that the consideration to be received by First Ozaukee's shareholders in the Merger is fair, from a financial point of view, to such holders.

        The Notice of Special Meeting of Shareholders and Proxy Statement which follow describe the Merger in greater detail and provide specific information concerning the Special Meeting. Please read these materials carefully.

        IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF WHETHER YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OF THE OUTSTANDING SHARES OF FIRST OZAUKEE COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT, INCLUDING THE PLAN OF MERGER. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. ACCORDINGLY, PLEASE TAKE TIME TO CONSIDER AND VOTE UPON THIS SIGNIFICANT MATTER.

        PLEASE MARK, SIGN AND DATE EACH PROXY CARD YOU RECEIVE AND RETURN IT PROMPTLY. This will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF FIRST OZAUKEE COMMON STOCK AT THIS TIME. On behalf of the Board of Directors, we urge you to vote for approval of the Merger Agreement and the Plan of Merger. Your continued support and interest in First Ozaukee are greatly appreciated.

   Sincerely,



   Russell S. Jones
   President and Chief Executive Officer

                         FIRST OZAUKEE CAPITAL CORP.
                         W61 N526 Washington Avenue
                         Cedarburg, Wisconsin 53012
           ______________________________________________________

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON AUGUST 6, 1997

           ______________________________________________________


        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of
   First Ozaukee Capital Corp. ("First Ozaukee") will be held on
   Wednesday, August 6, 1997, at 10:00 a.m., at the Cedarburg Cultural
   Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin, for the following purposes, which are more completely set forth in the accompanying
   Proxy Statement:

   1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of April 25, 1997 (the "Merger Agreement"), between Central Illinois Bancorp, Inc., an Illinois corporation ("CIB"), and First Ozaukee, and a related Plan of Merger, dated as of July 8, 1997 (the "Plan of
        Merger"), between CIB Acquisition Corporation, a Wisconsin corporation and wholly owned subsidiary of CIB ("Acquisition Corp."), and First Ozaukee. As more fully described in the Proxy Statement, pursuant to the Merger Agreement and the Plan of Merger, Acquisition Corp. will merge with and into First Ozaukee (the "Merger") with First Ozaukee being the surviving corporation, and First Ozaukee will thereby become a wholly owned subsidiary of CIB. In the Merger, each outstanding share of common stock, par value $1.00 per share, of First Ozaukee (excluding shares held by any First Ozaukee shareholder who perfects dissenters' rights, shares held by First Ozaukee in treasury and shares held by CIB) will be converted into $15.10 in cash, subject to adjustment as more fully described in the Proxy Statement.

   2. To consider and vote upon a proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Ozaukee and its shareholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement and the Plan of Merger.

        Shareholders of record at the close of business on June 30, 1997, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and at W61 N526 Washington Avenue, Cedarburg, Wisconsin, for a period of ten days prior to the Special Meeting.

        Any shareholder entitled to vote at the Special Meeting shall have the right to dissent from the Merger and to receive payment of the fair value of the shares of First Ozaukee Common Stock held of record by such shareholder upon compliance with the provisions of Sections 180.1301 to 180.1331 of the Wisconsin Business Corporation Law, the full text of which is included as Appendix D to the Proxy Statement, which is attached to this Notice of Special Meeting. For a summary of the dissenters' rights of First Ozaukee shareholders, see "Dissenters' Rights" in the Proxy Statement.

                                      By Order of the Board of Directors,


                                      Mary E. Lammers
                                      Secretary

                         FIRST OZAUKEE CAPITAL CORP.

                         W61 N526 Washington Avenue
                         Cedarburg, Wisconsin 53012
                               (414) 377-0750
                      _________________________________

                               PROXY STATEMENT
                      _________________________________

        This Proxy Statement is being furnished to holders of shares of common stock, $1.00 par value per share (the "First Ozaukee Common Stock"), of First Ozaukee Capital Corp., a Wisconsin corporation ("First Ozaukee"), in connection with the solicitation of proxies by the First Ozaukee Board of Directors (the "First Ozaukee Board") for use at a Special Meeting of First Ozaukee shareholders to be held on Wednesday, August 6, 1997, at 10:00 a.m., at the Cedarburg Cultural Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin, and at any adjournment or postponement thereof (the "Special Meeting").

        At the Special Meeting, holders of record of First Ozaukee Common Stock as of the close of business on June 30, 1997 will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of April 25, 1997 (the "Merger Agreement"), between Central Illinois Bancorp, Inc., an Illinois corporation ("CIB"), and First Ozaukee, a copy of which is attached to this Proxy Statement as Appendix A, and a related Plan of Merger, dated as of July 8, 1997 (the "Plan of Merger"), between CIB Acquisition Corporation, a Wisconsin corporation and wholly owned subsidiary of CIB ("Acquisition Corp."), and First Ozaukee, a copy of which is attached to this Proxy Statement as Appendix B. Hereinafter, references to the Merger Agreement shall be deemed to include the Plan of Merger. In addition, holders of record of First Ozaukee Common Stock will consider and vote upon a proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of First Ozaukee and its shareholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement.

        As more fully described herein, pursuant to the Merger Agreement, Acquisition Corp. will merge with and into First Ozaukee (the "Merger") with First Ozaukee being the surviving corporation, and First Ozaukee will thereby become a wholly owned subsidiary of CIB.
   In the Merger, each outstanding share of First Ozaukee Common Stock (excluding shares held by any First Ozaukee shareholder who perfects dissenters' rights, shares held by First Ozaukee in treasury and shares held by CIB) will be converted into $15.10 in cash, subject to adjustment (the "Merger Price"). The bid and asked prices per share of the First Ozaukee Common Stock on April 24, 1997, the day prior to the announcement of the Merger, were $12 and $12 3/4, respectively.
   In addition, each holder of a stock option ("Stock Option" or "Stock Options") under the First Ozaukee Capital Corp. 1995 Stock Option Plan (the "Option Plan") will receive a cash payment (net of any tax withholding requirements) equal to the product of (i) the number of shares of First Ozaukee Common Stock subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Price minus the exercise price per share of such Stock Option. After receipt of such cash payment by holders of Stock Options, such Stock Options will be no longer exercisable and will be deemed canceled.

        THE FIRST OZAUKEE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying Proxy Card are first being mailed to First Ozaukee shareholders of record on or about July 9, 1997.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST OZAUKEE. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS DOCUMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST OZAUKEE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            AVAILABLE INFORMATION

        First Ozaukee is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center,
   500 West Madison, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site on the World Wide Web that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The address of such site is "http://www.sec.gov."

                              TABLE OF CONTENTS
                                                                     Page
                                                                     ----

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
        THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . .   10
        THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . .   10
        REASONS FOR THE MERGER . . . . . . . . . . . . . . . . . . .   11
        OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . .   11
        INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . .   12
        REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . .   13
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . .   14
        CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . .   14
        DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . .   14
        FIRST OZAUKEE COMMON STOCK DATA  . . . . . . . . . . . . . .   14

   THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        CENTRAL ILLINOIS BANCORP, INC. . . . . . . . . . . . . . . .   16
        CIB ACQUISITION CORPORATION  . . . . . . . . . . . . . . . .   16
        FIRST OZAUKEE CAPITAL CORP.  . . . . . . . . . . . . . . . .   16

   THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .   17
        MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING  . . . . . .   17
        RECORD DATE AND VOTING . . . . . . . . . . . . . . . . . . .   17
        VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . .   18
        REVOCABILITY OF PROXIES  . . . . . . . . . . . . . . . . . .   19
        SOLICITATION OF PROXIES  . . . . . . . . . . . . . . . . . .   19

   BENEFICIAL STOCK OWNERSHIP  . . . . . . . . . . . . . . . . . . .   19

   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .   21
        BACKGROUND OF THE MERGER . . . . . . . . . . . . . . . . . .   24
        REASONS OF THE BOARD OF DIRECTORS OF FIRST OZAUKEE FOR
             APPROVING THE MERGER  . . . . . . . . . . . . . . . . .   26
        OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . .   27
        INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . .   32
        EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . .   35
        EXCHANGE PROCEDURES AND PAYING AGENT . . . . . . . . . . . .   35
        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .   36
        CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . .   36
        OTHER OFFERS; RIGHT OF FIRST REFUSAL . . . . . . . . . . . .   38
        CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . .   39
        AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . .   40
        TERMINATION AND TERMINATION FEES . . . . . . . . . . . . . .   40
        REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . .   42
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . .   42
        EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . .   42

   DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .   43

   ADJOURNMENT OF SPECIAL MEETING  . . . . . . . . . . . . . . . . .   47

   BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        MARKET AREA AND COMPETITION  . . . . . . . . . . . . . . . .   48

        LENDING ACTIVITIES . . . . . . . . . . . . . . . . . . . . .   49
        DELINQUENCIES, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS .   61
        INVESTMENT ACTIVITIES  . . . . . . . . . . . . . . . . . . .   67
        SOURCES OF FUNDS . . . . . . . . . . . . . . . . . . . . . .   73
        FEDERAL TAXATION . . . . . . . . . . . . . . . . . . . . . .   76
        REGULATION . . . . . . . . . . . . . . . . . . . . . . . . .   78
        RESTRICTIONS UPON STATE-CHARTERED BANKS  . . . . . . . . . .   84
        HOLDING COMPANY REGULATION . . . . . . . . . . . . . . . . .   92
        EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . .   95
        PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . .   95
        LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . .   96

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . .   97
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   97
        MANAGEMENT STRATEGY  . . . . . . . . . . . . . . . . . . . .   97
        LIQUIDITY AND CAPITAL RESOURCES  . . . . . . . . . . . . . .   98
        AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES  . .  100
        RATE/VOLUME ANALYSIS . . . . . . . . . . . . . . . . . . . .  100
        FINANCIAL CONDITION AT MARCH 31, 1997  . . . . . . . . . . .  101
        COMPARISON OF RESULTS OF OPERATIONS OF THREE MONTHS ENDED
             MARCH 31, 1997 TO THREE MONTHS ENDED MARCH 31, 1996 . . 101 COMPARISON OF RESULTS OF OPERATIONS OF THE YEAR ENDED
             SEPTEMBER 30, 1996 TO THE YEAR ENDED SEPTEMBER 30,
             1995  . . . . . . . . . . . . . . . . . . . . . . . . .  103
        COMPARISON OF RESULTS OF OPERATION OF THE YEAR ENDED
             SEPTEMBER 30, 1995 TO THE YEAR ENDED SEPTEMBER 30,
             1994  . . . . . . . . . . . . . . . . . . . . . . . . .  104

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  106

   INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . .  106

   SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . .  106

   INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . .  107


                                 APPENDICES
                                 ----------

                       Appendix A          Merger Agreement
                       Appendix B          Plan of Merger
                       Appendix C          Opinion of Financial Advisor
                       Appendix D          Dissenters' Rights

                                   SUMMARY

        The following is a summary of the material features of the Merger. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement or in the accompanying appendices. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

   THE PARTIES

        CENTRAL ILLINOIS BANCORP, INC. CIB, an Illinois corporation, was organized in 1985 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). CIB owns Central Illinois Bank, Champaign, Illinois, Central Illinois Bank, MC, Normal, Illinois and CIB Bank, Hillside, Illinois (the "CIB Subsidiary Banks") as well as a mortgage company and a data processing company. The CIB Subsidiary Banks conduct a general banking business embracing most of the services, both commercial and consumer, which banks may lawfully provide. The CIB Subsidiary Banks operate from 19 locations in the state of Illinois. CIB's principal executive offices are located at 2913 West Kirby Avenue, Champaign, Illinois 61821 (telephone number (217) 355-0900).

        CIB ACQUISITION CORPORATION. Acquisition Corp., a wholly owned subsidiary of CIB, is a Wisconsin corporation with its principal executive offices located in Champaign, Illinois. Acquisition Corp. was formed for the sole purpose of facilitating the Merger. Pursuant to the terms of the Merger Agreement Acquisition Corp. will merge with and into First Ozaukee.

        FIRST OZAUKEE CAPITAL CORP. First Ozaukee was incorporated under the Wisconsin Business Corporation Law ("WBCL") in February 1994. First Ozaukee is currently conducting business as a one-bank holding company and its principal business is the business of First Ozaukee Savings Bank (the "Bank"). The Bank was originally chartered as a mutual savings and loan association by the State of Wisconsin in 1923. On October 21, 1994, the Bank converted from the mutual to stock form of organization and became a wholly owned subsidiary of First Ozaukee. First Ozaukee's principal executive offices are located at W61 N526 Washington Avenue, Cedarburg, Wisconsin 53012 (telephone number (414) 377-0750). For a discussion of the business conducted by First Ozaukee and the Bank, see "BUSINESS."

   THE SPECIAL MEETING

        The Special Meeting is scheduled to be held at the Cedarburg
   Cultural Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin, on Wednesday, August 6, 1997 at 10:00 a.m. At the Special Meeting, holders of First Ozaukee Common Stock will consider and vote upon the approval and adoption of the Merger Agreement, including the related Plan of Merger. A copy of the Merger Agreement is attached to this Proxy
   Statement as Appendix A, and a copy of the Plan of Merger is attached to this Proxy Statement as Appendix B. In addition to voting upon the Merger Agreement, the First Ozaukee shareholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interests of First Ozaukee and its shareholders. The First Ozaukee Board has fixed the close of business on June 30, 1997 as the record date for the determination of the holders of First Ozaukee Common Stock entitled to receive notice of, and to vote at, the Special Meeting. Only holders of record of First Ozaukee Common Stock on such date will be entitled to vote at the Special Meeting and at any postponement or adjournment thereof. The affirmative vote of a majority of the outstanding shares of First Ozaukee Common Stock is required in order to approve and adopt the Merger Agreement and the related Plan of Merger.

   THE MERGER

        The Merger Agreement contemplates that CIB will acquire First Ozaukee through the merger of Acquisition Corp. into First Ozaukee, with First Ozaukee being the surviving corporation. As a result of the Merger, First Ozaukee will become a wholly owned subsidiary of CIB, and each share of First Ozaukee Common Stock outstanding immediately prior to the Effective Time (as defined herein), other than shares as to which dissenters' rights have been duly asserted and perfected in accordance with Wisconsin law, shares held by First Ozaukee in treasury and shares held by CIB, will be converted into the right to receive the Merger Price of $15.10 in cash, subject to adjustment. For a complete discussion of the potential adjustments to the Merger Price, see "THE MERGER--The Merger." In addition, at the Effective Time each holder of a Stock Option will receive a cash payment, in full satisfaction of such Stock Option, equal to the product of (i) the number of shares of First Ozaukee Common Stock subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Price minus the exercise price per share of such Stock Option.

   REASONS FOR THE MERGER

        The First Ozaukee Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, First Ozaukee and its shareholders. The First Ozaukee Board therefore unanimously recommends that holders of First Ozaukee Common Stock vote "FOR" adoption and approval of the Merger Agreement. In reaching its determination that the Merger Agreement is fair to, and in the best interests of, First Ozaukee and holders of First Ozaukee Common Stock, the First Ozaukee Board considered a number of factors, both from a short-term and a long-term perspective. For a discussion of the factors considered by the First Ozaukee Board, see "THE MERGER--Reasons for the Merger."

   OPINION OF FINANCIAL ADVISOR

        Robert W. Baird & Co. Incorporated ("Baird") has delivered to the Board of Directors of First Ozaukee its written opinion, dated July
   9, 1997, to the effect that, as of such date, the Merger Price is fair, from a financial point of view, to the holders of First Ozaukee Common Stock (other than CIB and its affiliates). The full text of the opinion of Baird, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix C hereto. HOLDERS OF FIRST

   OZAUKEE COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of First Ozaukee's management, the Bank's management and the Board of Directors of the Bank and the First Ozaukee Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of First Ozaukee Common Stock. The First Ozaukee Board was aware of these factors and considered them, among other matters, in approving the Merger
   Agreement and the transactions contemplated thereby.

        CIB has agreed, from and after the Effective Time, to provide indemnification in certain instances to each present and former director and officer of First Ozaukee and the Bank. In addition, First Ozaukee will purchase prior to the Effective Time a directors' and officers' liability insurance policy for a period of three years after the Effective Time to cover present and former directors and officers of First Ozaukee and the Bank. See "THE MERGER--Interests of Certain Persons in the Merger--Indemnification."

        Upon completion of the Merger, Russell S. Jones's employment will be terminated. First Ozaukee will pay Mr. Jones a severance payment of $185,968. The Merger Agreement provides that if CIB terminates any employee of First Ozaukee (other than Mr. Jones or Mary E. Lammers, whose severance benefits will be provided for in written consulting and employment agreements, respectively), within 12 months after the Effective Time, and for a reason other than for cause, CIB will provide severance payments to such employee as follows: (i) non-officers would receive one-half month's salary per full year of service not to exceed three months current salary; and (ii) officers would receive one month's salary per full year of service not to exceed six months current salary. In computing such severance payments for regular part-time employees, their per month compensation will be based on one-twelfth of the actual number of hours worked by any such employee during the fiscal year ended September 30, 1996.
   See "THE MERGER--Interests of Certain Persons in the Merger--Severance
   Pay."

        Prior to the Effective Time, First Ozaukee will terminate the First Ozaukee Post-Retirement Welfare Benefit Program. Mr. Jones is the only participant in such program who has vested rights under the program. Pursuant to the Merger Agreement, CIB has agreed to pay Mr. Jones $315.00 per month for 48 consecutive months after the Effective Time and $150.00 per month after the Effective Time until Mr. Jones obtains age 80 as reimbursement for the purchase of health insurance coverage that otherwise would have been provided under the program being terminated.

        CIB Bank will offer Mr. Jones and Ms. Lammers a consulting and employment agreement, respectively, which will supersede and replace the employment agreements Mr. Jones and Ms. Lammers currently have with the Bank. Mr. Jones's consulting agreement will be for a term of two years. He will be paid $168,000 for consulting services during such two year period. Ms. Lammers's agreement provides for a one-year term commencing on the Effective Time, and her base annual salary will be no less than $45,250. See "THE MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

        As of the Record Date, directors and executive officers of First Ozaukee and the Bank beneficially owned an aggregate of 113,168 shares of First Ozaukee Common Stock (exclusive of shares which could be acquired upon exercise of Stock Options and unvested shares under First Ozaukee's Incentive Plan (the "Incentive Plan")). Assuming the Merger Price is $15.10 per share, these directors and executive officers will receive a total of approximately $1,708,836.80. See "THE MERGER--Interests of Certain Persons in the Merger--Share Ownership."

        Certain members of the Board of Directors and management hold Stock Options to purchase shares of First Ozaukee Common Stock which will be adjusted at the Effective Time so as to entitle the holder thereof to receive an amount in cash in lieu of the shares. See "THE MERGER--Interests of Certain Persons in the Merger--Stock Options."

        Pursuant to the terms of the Merger Agreement, all awards of unvested First Ozaukee Common Stock under the Incentive Plan granted prior to the Effective Time will be considered shares of outstanding First Ozaukee Common Stock as of the Effective Time and will entitle grantees thereof, to receive the Merger Price in exchange for such awarded shares. See "THE MERGER--Interests of Certain Persons in the Merger--Accelerated Vesting Under the Incentive Plan."

        Assuming a Merger Price of $15.10 per share, the aggregate cash benefit of the cancellation of Stock Options and accelerated vesting of the unvested Incentive Plan awards for the following directors and executive officers would be as follows:

             Director and/or               Cash Consideration
             Executive Officer             to be Received
             -----------------             ------------------

             Russell S. Jones              $202,571.12
             Mary E. Lammers               $ 15,190.60
             Frank M. Kennedy              $ 16,047.78
             George P. Kraemer             $ 16,047.78
             Richard E. Peterson           $ 16,047.78
             Harry J. Sanders              $ 16,047.78

                                 Total:    $281,952.84

   REGULATORY APPROVALS

        The Merger cannot proceed in the absence of certain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the approval of the Wisconsin Department of Financial Institutions (the "Wisconsin Department"). The necessary applications were filed with the Federal Reserve Board and the Wisconsin Department of Financial Institutions on May 23, 1997. See "THE MERGER--Regulatory Approvals."

   ACCOUNTING TREATMENT

        The Merger will be accounted for by CIB under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The cancellation of shares of First Ozaukee Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to holders of First Ozaukee Common Stock for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Holders of First Ozaukee Common Stock are encouraged to consult their tax advisors concerning the federal income tax consequences of the Merger in their particular circumstances, as well as any tax consequences arising under foreign, state or local law. See "THE MERGER--Certain Federal Income Tax Consequences."

   DISSENTERS' RIGHTS

        Under the provisions of Sections 180.1301 to 180.1331 of the WBCL, any First Ozaukee shareholder who does not wish to accept the cash consideration under the terms of the Merger Agreement has the right to demand and obtain "fair value" in cash of his or her shares of First Ozaukee Common Stock. Shareholders of First Ozaukee who wish to exercise their dissenters' rights must comply with all of the conditions set forth in Sections 180.1301 to 180.1331 of the WBCL, the text of which is set forth in Appendix D hereto. A First Ozaukee shareholder may assert his or her dissenter's rights only if (i) the First Ozaukee shareholder delivers to First Ozaukee, before the vote is taken at the Special Meeting on the Merger Agreement, a written notice of his or her intent to demand payment for his or her shares in the event the Merger is consummated and (ii) the First Ozaukee shareholder does not vote in favor of the Merger Agreement. If a First Ozaukee shareholder votes in favor of the Merger Agreement, he or she will not be entitled to dissent and demand payment for his or her shares. If a First Ozaukee shareholder submits a properly executed proxy with no instructions indicated thereon, such proxy will be voted "For" the proposal to approve the Merger Agreement and the First Ozaukee shareholder will not be entitled to dissent and demand payment for his or her shares. Merely voting against the Merger Agreement will not satisfy the requirement that a written notice declaring a shareholder's intent to demand payment be delivered before the vote is taken at the Special Meeting. A shareholder's written notice setting forth the intent to demand payment should be sent to First Ozaukee Capital Corp., W61 N526 Washington Avenue, Cedarburg, Wisconsin 53012, Attention: Mary E. Lammers, Secretary. The proceedings resulting from such a demand may result in a determination of value less than or greater than the cash consideration to be received under the Merger Agreement. See "Dissenters' Rights" and Appendix D for a more complete discussion of dissenters' rights.

   FIRST OZAUKEE COMMON STOCK DATA

        Shares of First Ozaukee Common Stock are traded infrequently in the over-the-counter market through the OTC Bulletin Board under the symbol "FOZK." The bid and asked prices per share of the First

   Ozaukee Common Stock on April 24, 1997, the day prior to the announcement of the Merger, were $12 and $12 3/4, respectively.

        The book value per share of First Ozaukee Common Stock at September 30, 1996 was $13.05 and at March 31, 1997 was $13.17. The net income (loss) per share of First Ozaukee Common Stock for the year ended September 30, 1996 was ($0.40) and for the six months ended March 31, 1997 was $0.05. First Ozaukee did not declare or pay any cash dividends during the year ended September 30, 1996 and the six months ended March 31, 1997.

        As of June 30, 1997, First Ozaukee had approximately 160 shareholders of record (which includes nominees for beneficial owners holding shares in "street name").

                                 THE PARTIES

   CENTRAL ILLINOIS BANCORP, INC.

        CIB, an Illinois corporation, was organized in 1985 and is a registered bank holding company under the BHC Act. CIB owns Central Illinois Bank, Champaign, Illinois, Central Illinois Bank, MC, Normal, Illinois and CIB Bank, Hillside, Illinois (the "CIB Subsidiary Banks") as well as a mortgage company and a data processing company. The CIB Subsidiary Banks operate 19 locations in the State of Illinois. The CIB Subsidiary Banks conduct a general banking business embracing most of the services, both commercial and consumer, which banks may lawfully provide, including the following principal services: the acceptance of deposits for demand, savings and time accounts and the servicing of such accounts; commercial, real estate and consumer lending; safe deposit operations; and an extensive variety of additional services tailored to the needs of individual customers. As of March 31, 1997, CIB had, on a consolidated basis, total assets of $606.3 million, total deposits of $524.8 million and shareholders' equity of $64.3 million.

        CIB's principal executive offices are located at 2913 West Kirby Avenue, Champaign, Illinois 61821 (telephone number (217) 355-0900).

   CIB ACQUISITION CORPORATION

        Acquisition Corp., a wholly owned subsidiary of CIB, is a Wisconsin corporation with its principal executive offices located in Champaign, Illinois. Acquisition Corp. was formed for the sole purpose of facilitating the Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time (as defined below),
   Acquisition Corp. will merge with and into First Ozaukee.

   FIRST OZAUKEE CAPITAL CORP.

        First Ozaukee was incorporated under Wisconsin law in February 1994. First Ozaukee is currently conducting business as a one-bank holding company and its sole business is the business of the Bank.
   The principal assets of First Ozaukee are its investment in the Bank's common stock and the net proceeds from the sale of First Ozaukee Common Stock in connection with the conversion of the Bank from the mutual to the stock form of organization on October 21, 1994, and a loan to the First Ozaukee Savings Bank Employee Stock Ownership Plan ("ESOP") made in connection with the conversion. First Ozaukee's principal revenue source is interest and dividends on its investments. First Ozaukee's principal business is the business of the Bank. At March 31, 1997, First Ozaukee had, on a consolidated basis, total assets of approximately $35.0 million, total deposits of $26.3 million and shareholders' equity of $8.3 million. Unless the context requires otherwise, references herein to First Ozaukee shall be deemed to include the Bank.

        The Bank is a community oriented financial institution which emphasizes retail financial services to individuals and consumers within its market areas. The Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, primarily to originate residential mortgage loans within its primary market areas and to invest in mortgage-backed securities and investment securities. The principal lending is on one-to four-family owner-occupied homes, including ARM loans, and to a lesser extent, the Bank also originates home equity lines of credit, multi-family, other consumer, commercial/non-residential and residential construction loans. The Bank invests a significant portion of its assets in investment securities and mortgage-backed securities, including U. S. Government and federal agency securities, short-term liquid assets and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan portfolio, interest on mortgage-backed securities and interest and dividends on its investment securities. The Bank's principal sources of funds are received from deposits, repayments on loans and mortgage-backed securities.

        First Ozaukee's principal executive offices are located at W61 N526 Washington Avenue, Cedarburg, Wisconsin 53012 (telephone number
   (414) 377-0750).

                             THE SPECIAL MEETING

   MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

        Each copy of this Proxy Statement mailed to holders of First Ozaukee Common Stock is accompanied by a Proxy Card furnished in connection with the solicitation of proxies by the First Ozaukee Board for use at the Special Meeting. The Special Meeting is scheduled to be held at the Cedarburg Cultural Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin, on Wednesday, August 6, 1997 at 10:00 a.m. At the Special Meeting, holders of First Ozaukee Common Stock will consider and vote upon the approval and adoption of the Merger Agreement, including the related Plan of Merger. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A, and a copy of the Plan of Merger is attached to this Proxy Statement as Appendix B. In addition to voting upon the Merger Agreement, the First Ozaukee shareholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interests of First Ozaukee and its shareholders.

        HOLDERS OF FIRST OZAUKEE COMMON STOCK ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO FIRST OZAUKEE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

   RECORD DATE AND VOTING

        The First Ozaukee Board has fixed the close of business on June 30, 1997 as the record date (the "Record Date") for the determination of the holders of First Ozaukee Common Stock entitled to receive notice of and to vote at the Special Meeting. Only holders of record of First Ozaukee Common Stock on the Record Date will be entitled to vote at the Special Meeting and at any postponement or adjournment thereof. As of the close of business on the Record Date, there were 627,477 shares of First Ozaukee Common Stock outstanding.

        Each holder of First Ozaukee Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting and at any postponement or adjournment thereof. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of First Ozaukee Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

        As provided in First Ozaukee's Articles of Incorporation, record holders of First Ozaukee Common Stock who beneficially own in excess of 10% of the outstanding shares of First Ozaukee Common Stock (the "10% Limit") are not entitled to any vote in respect of the shares held in excess of the 10% Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as such persons acting in concert with, such person or entity. First Ozaukee's Articles of Incorporation authorize the Board (i) to make all determinations necessary to implement and apply the 10% Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% Limit supply information to First Ozaukee to enable the Board to implement and apply the 10% Limit.

        HOLDERS OF FIRST OZAUKEE COMMON STOCK SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Instructions regarding the exchange of stock certificates for the Merger Consideration will be furnished at a later date. See "THE MERGER--Exchange Procedures and Paying Agent."

   VOTE REQUIRED

        The affirmative vote of a majority of the shares of First Ozaukee Common Stock outstanding on the Record Date is required in order to approve and adopt the Merger Agreement. BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF FIRST OZAUKEE COMMON STOCK, AND NOT A MAJORITY OF THE SHARES ACTUALLY VOTED, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be voted and will have the same effect as a vote "AGAINST" the Merger Agreement. Broker non-votes (referring to where a broker or other nominee physically indicates on the proxy that it does not have discretionary authority as to certain shares of First Ozaukee Common Stock to vote on a particular matter) will not be counted for purposes of determining whether there is a quorum and will also have the same effect as a vote "AGAINST" the Merger Agreement.

        Shares of First Ozaukee Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IN THE DISCRETION OF FIRST OZAUKEE'S MANAGEMENT AND OTHERWISE IN THE DISCRETION OF PROXY HOLDERS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The grant of a proxy does not preclude a First Ozaukee shareholder from subsequently revoking such proxy and voting in person at the Special Meeting.

        If a quorum is not obtained, or if fewer shares of First Ozaukee Common Stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

        No vote of CIB shareholders is required in connection with the Merger Agreement.

        The obligations of CIB and First Ozaukee to consummate the Merger are subject, among other things, to the condition that the shareholders of First Ozaukee approve and adopt the Merger Agreement.

   REVOCABILITY OF PROXIES

        The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time before its exercise by (i) delivering to the Secretary of First Ozaukee a written notice of revocation at or before the Special Meeting, (ii) delivering to the Secretary of First Ozaukee at or before the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting, giving oral notice of revocation to the presiding officer of the meeting, and voting in person. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to First Ozaukee Capital Corp., W61 N526 Washington Avenue, Cedarburg, Wisconsin 53012, Attention: Mary E. Lammers, Secretary.

   SOLICITATION OF PROXIES

        In addition to solicitation by mail, directors, officers and employees of First Ozaukee and the Bank may solicit proxies for the Special Meeting from First Ozaukee shareholders personally or by telephone or telegram without remuneration therefor other than the compensation which such persons otherwise receive in their capacities as directors, officers and employees. First Ozaukee will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their reasonable expenses in doing so. The cost of solicitation of proxies for the Special Meeting will be borne by First Ozaukee.

                         BENEFICIAL STOCK OWNERSHIP

        As of June 30, 1997, the directors and executive officers of First Ozaukee beneficially owned, as a group, 153,376 shares of First Ozaukee Common Stock (including 32,164 shares which could be acquired within 60 days thereof upon the exercise of options) representing approximately 23.3% of such shares outstanding. Such directors and executive officers of First Ozaukee and the Bank intend to vote their issued and outstanding First Ozaukee shares "FOR" approval and adoption of the Merger Agreement. As of the Record Date, none of the directors or officers of First Ozaukee beneficially owned any shares of CIB common stock. At June 11, 1997 CIB owned 16,000 shares of First Ozaukee Common Stock.

        The following table sets forth information, as of June 30, 1997 as to First Ozaukee Common Stock beneficially owned by (i) each director of First Ozaukee and certain executive officers of First Ozaukee (all of whom are directors), and (ii) all directors and officers of First Ozaukee as a group. No persons or entities are known by management to beneficially own more than five percent of the First Ozaukee Common Stock. Shares are deemed to be owned beneficially by each person who has sole or shared power to vote or to invest such shares, whether or not such person has any economic interest in the shares. Except as otherwise indicated, shares are owned with sole voting and investment power.


          NAME AND ADDRESS OF          SHARES
          BENEFICIAL OWNER       BENEFICIALLY OWNED   PERCENT OF CLASS
          -------------------    ------------------   ----------------
          DIRECTORS:
             Russell S. Jones       91,239 (1)           14.2% (7)
             Frank M. Kennedy       14,021 (2)            2.2% (7)
             George P. Kraemer      14,022 (3)            2.2% (7)
             Richard E. Peterson     7,772 (4)            1.2% (7)
             Harry J. Sanders       19,022 (5)            3.0% (7)
          DIRECTORS AND            153,376 (6)
          EXECUTIVE OFFICERS                             23.3% (8)
          OF FIRST OZAUKEE AS A
          GROUP (7 PERSONS)
   ______________________

   (1) Includes 1,454 shares allocated to Mr. Jones's account under the ESOP, 16,076 shares which may be acquired by exercise of Stock Options, 14,078 shares awarded and vested under the Incentive Plan and 7,038 shares awarded and unvested under the Incentive Plan. Does not include 12,500 shares held by Mr. Jones's spouse, as to which he disclaims any voting or investment power.

   (2) Includes 4,022 shares which may be acquired by exercise of Stock Options, 8,338 shares held in Mr. Kennedy's individual retirement account and 1,661 shares held by Mr. Kennedy's spouse in an individual retirement account.

   (3) Includes 4,022 shares which may be acquired by exercise of Stock
   Options.

   (4) Includes 4,022 shares which may be acquired by exercise of Stock Options and 3,750 shares held jointly with Mr. Peterson's spouse.

   (5) Includes 4,022 shares which may be acquired by exercise of Stock Options, 10,000 shares held in Mr. Sanders's individual retirement account and 5,000 shares held as co-trustee of the Harry J. and Virginia M. Sanders Revocable Trust.

   (6) Includes 2,253 shares allocated under the ESOP, 32,164 shares which may be acquired by exercise of Stock Options, 16,088 shares awarded and vested under the Incentive Plan and 8,044 shares awarded and unvested under the Incentive Plan.

   (7) Percentage is calculated on a partially diluted basis, assuming only the exercise of Stock Options by such individual which are exercisable within 60 days.

   (8) Percentage is calculated on a fully diluted basis, assuming the exercise of all Stock Options by such individuals which are exercisable within 60 days.


                                 THE MERGER

   GENERAL

        The following information relates to matters contained in the Merger Agreement, including the related Plan of Merger which are incorporated herein by reference and attached hereto as Appendix A and Appendix B, respectively. FIRST OZAUKEE SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE PLAN OF MERGER IN THEIR ENTIRETY.

   THE MERGER

        MERGER PRICE. The Merger Agreement contemplates that CIB will acquire First Ozaukee through the merger of Acquisition Corp. into First Ozaukee, with First Ozaukee being the surviving corporation. As a result of the Merger, First Ozaukee will become a wholly owned subsidiary of CIB, and each share of First Ozaukee Common Stock outstanding immediately prior to the Effective Time (as defined below), other than shares as to which dissenters' rights have been duly asserted and perfected in accordance with Wisconsin law, shares held by First Ozaukee in treasury and shares held by CIB, will be converted into the right to receive the Merger Price of $15.10 in cash, subject to the potential adjustments described below. The amount of the Merger Price was determined through arm's length negotiations between First Ozaukee and CIB. After the Effective Time, shareholders of First Ozaukee will no longer have an equity interest in First Ozaukee.

        POTENTIAL DECREASE TO MERGER PRICE. Pursuant to the Merger Agreement, the shareholders' equity of First Ozaukee will be determined as of the last business day of the month prior to the Effective Time in accordance with generally accepted accounting principles, except for the specific adjustments described below (the "Base Capital").

        If Base Capital is determined to be less than $8,113,000, the Merger Price will be reduced (the "Reduced Merger Price") by an amount equal to the quotient of (i) the remainder of (A) $8,113,000 less (B) the Base Capital, divided by (ii) 687,811 (the number of outstanding shares and awarded Stock Options of First Ozaukee Common Stock). If the Reduced Merger Price is less than $15.05 per share, CIB in its sole discretion may:

        .    use $15.05 as the Merger Price, or

        . propose to use the actual amount of the Reduced Merger Price; thereby giving First Ozaukee the option of accepting the Reduced Merger Price or terminating the Merger
             Agreement.

        For example, if the Reduced Merger Price is calculated to be $15.00, CIB could agree to pay $15.05 per share or could propose to pay $15.00 per share. However, if CIB proposes, in this example, to pay $15.00, First Ozaukee would have the option of agreeing to the $15.00 or terminating the Merger Agreement.

        POTENTIAL ADJUSTMENTS TO BASE CAPITAL. CIB has retained A. G. Edwards & Sons, Inc., Champaign, Illinois, at CIB's expense, to calculate, as of the close of business on April 24, 1997 (the business day prior to the date of the Merger Agreement) (the "Signing Value") and as of the close of business on the business day prior to the Effective Time (the "Closing Value"), the unrealized gain or loss on all securities owned by First Ozaukee and designated as "Held to Maturity." The Signing Value was calculated to be an unrealized loss of $136,876.90. If the Closing Value is a greater unrealized loss, then the Base Capital will be decreased by an amount equal to the difference between (i) the Signing Value and (ii) the Closing Value. No adjustment to Base Capital will be made if the Closing Value is equal to the Signing Value or if the Closing Value is more positive than the Signing Value by an amount equal to or less than $114,000.

        As previously disclosed by First Ozaukee, the Bank has been named by the Wisconsin Department of Natural Resources as a potentially responsible party with respect to soil and groundwater contamination beneath and adjacent to the Bank's Cedarburg home office (the "Cedarburg Facility"). The Merger Agreement provides the Base Capital will be reduced by the amount of Unreimbursable Expenses incurred or estimated (by an environmental consultant retained by CIB and reasonably acceptable to First Ozaukee) to be incurred by First Ozaukee before and after closing, but not yet accrued on First Ozaukee's books, relating to environmental remediation and liabilities associated with the Cedarburg Facility. The term "Unreimbursable Expenses" means all environmental remediation costs and expenses and other liabilities that are not eligible for reimbursement from the State of Wisconsin's Petroleum Environmental Cleanup Fund. CIB will bear all costs and expenses of the environmental consultant retained to determine the Unreimbursable Expenses.

        In determining Base Capital, the following amounts will not be deducted and if previously recorded, will be added to Base Capital:

        . A severance payment of $185,968 to Russell S. Jones and all tax benefits associated therewith; provided that if the severance payment exceeds $185,968, the excess amount will be deducted in calculating the Base Capital;

        . Any amounts to be paid under the consulting agreement to be entered into with Mr. Jones and all tax benefits associated therewith;

        . All fees up to a maximum aggregate amount of $170,000 paid or due and payable to Baird in connection with the fairness opinion, transaction fee and out-of-pocket expenses and to

             Schiff Hardin & Waite for legal services relating to the Merger; provided, that if such fees paid or due and payable exceed $170,000, such excess amount will be deducted in calculating the Base Capital; and

        . Accounting and tax adjustments that relate to the termination of the Incentive Plan, the cashing out of the stock options under the Option Plan and the reversal of the ESOP contra equity account.

        POTENTIAL INCREASE TO MERGER PRICE. The Signing Value, as noted above, was an unrealized loss of $136,876.90. If the Closing Value is greater (in a positive manner) than an unrealized loss of $22,876.90 (which is $114,000 greater than the Signing Value), then the Merger Price or, if applicable, the Reduced Merger Price will be increased. The amount of the increase will equal the quotient of (i) the remainder of (A) the difference between the Closing Value and the Signing Value less (B) $114,000, divided by (ii) 687,811 (the number of outstanding shares and awarded Stock Options of First Ozaukee Common Stock). If the Merger Price or, if applicable, the Reduced Merger Price, as increased (the "Increased Merger Price"), is greater than $15.15 per share, First Ozaukee in its sole discretion may:

        .    use $15.15 as the Merger Price; or

        . propose to use the actual Increased Merger Price; thereby giving CIB the option of paying the Increased Merger Price or terminating the Merger Agreement.

        For example, if the Increased Merger Price is calculated to be $15.20, First Ozaukee could agree to receive $15.15 per share or could propose to receive the $15.20 per share. However, if First Ozaukee proposes, in this example, to receive $15.20, CIB would have the option to agree to pay $15.20 per share or to terminate the Merger Agreement.

        STOCK OPTIONS. At the Effective Time each holder of a Stock Option (regardless of whether or not exercisable at the Effective
   Time) will receive a cash payment equal to the product of (i) the number of shares of First Ozaukee Common Stock subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Price minus the exercise price per share of such Stock Option. After receipt of such cash payment by holders of Stock Options, such Stock Options will be no longer exercisable and will be deemed canceled. As a condition to the receipt of such cash payment, each option holder will be required to execute a cancellation agreement in a form acceptable to CIB. The consideration to be received by executive officers or directors of First Ozaukee in connection with the termination of Stock Options pursuant to the Merger Agreement shall hereinafter be referred to as the "Option Consideration."

        INCENTIVE PLAN SHARES. Pursuant to the terms of the Merger Agreement, all awards of unvested First Ozaukee Common Stock under the Incentive Plan granted prior to the Effective Time will be considered outstanding shares of First Ozaukee Common Stock as of the Effective Time and the grantees will be vested in such awarded shares and will receive the Merger Price in exchange for such awarded shares.

   BACKGROUND OF THE MERGER

        In late 1995 and early 1996, the Board of Directors of First Ozaukee determined that it needed to evaluate First Ozaukee's business and strategic options relative to enhancing shareholder value. The Board based its decision on a desire to find ways to improve First Ozaukee's profitability, concerns about the Bank's ability to compete as a small financial institution in an increasingly competitive environment for financial services and an interest in increasing First Ozaukee's stock price. To assist it in this evaluation, First Ozaukee engaged Baird in February 1996 as First Ozaukee's financial advisor to assist the Board of Directors in its review and assessment of alternative strategic options available to First Ozaukee and the Bank, including the transfer of control of part or all of its assets. On February 13, 1996, First Ozaukee publicly announced its employment of Baird.

        On March 19, 1996, representatives of Baird presented a report to the Board of Directors of First Ozaukee that assessed First Ozaukee's financial and competitive position and set forth various strategic alternatives for enhancing shareholder value. After a full discussion of Baird's presentation, and based on the factors outlined above, the Board determined to seek offers from third parties regarding a sale of First Ozaukee. Mr. Russell S. Jones, First Ozaukee's President and Chief Executive Officer, with the assistance of Baird, prepared a list of financial institutions that might have an interest in acquiring First Ozaukee. In preparing the list, Mr. Jones and Baird focused on
   (i) financial institutions that had the financial wherewithal to accomplish the acquisition and a strategic reason to enter or enhance their position in the Cedarburg market and (ii) other financial institutions that had expressed an interest in a business combination with First Ozaukee. On April 16, 1996, a representative of Schiff Hardin & Waite, First Ozaukee's legal counsel, met with the Board of Directors to review the legal considerations attendant to selling the company.

        Beginning on April 4, 1996, Baird began contacting potential purchasers. Expressions of interest were requested by May 13, 1996. By this date, five financial institutions had submitted written expressions of interest for a possible business combination with First Ozaukee. Baird submitted its analysis of the five proposals to the Board of Directors of First Ozaukee at a Board meeting held on May 21, 1996. At that meeting, the Board determined, based in part on the analysis presented by Baird, to invite three of the five bidders (one of which was CIB) to conduct a due diligence review of First Ozaukee and submit a revised final bid by June 21, 1996. First Ozaukee presented the final three bidders with a form of merger agreement it had prepared in consultation with its legal counsel and Baird. The three finalists were requested to revise the merger agreement to reflect their final bid. At this time, one of the three final bidders withdrew, choosing not to submit a final bid.

        Baird submitted its analysis of CIB's revised bid and that of the other remaining bidder (which was a stock-based thrift holding company based in Milwaukee) ("Bidder Two") to the Board of Directors of First Ozaukee at a meeting of the Board held on June 26, 1996. Because the value of the merger consideration proposed by CIB and Bidder Two was substantially the same, the Board directed Baird to contact the two bidders to seek an increase in the consideration being offered. A representative of Schiff Hardin & Waite also attended this meeting and addressed legal considerations involved in the bid process. Baird and Mr. Jones were authorized by the Board of Directors to determine the best offer for the sale of First Ozaukee and to proceed toward a definitive merger agreement with the bidder offering the bid which was in the best interest of First Ozaukee's shareholders. In response to further discussions with the two bidders, CIB increased its offer, while Bidder Two did not. Accordingly, First Ozaukee began negotiating a definitive merger agreement with CIB.

        On August 20, 1996, First Ozaukee's Board of Directors held a regular meeting during which Mr. Jones provided the Board with an update regarding negotiations with CIB. Mr. Jones reported that continuing significant disagreements in the negotiations supported giving CIB a short period of time to submit a revised proposal to resolve the open issues. It was the consensus of the Board that CIB should be requested to offer a proposal to resolve these issues, and if progress was not made in a short period of time, Baird should begin contacting other potential purchasers.

        First Ozaukee's Board of Directors met again on September 30, 1996 to review a form of definitive merger agreement proposed by CIB. Mr. Jones reviewed with the Board the status of the negotiations with CIB and explained that while initial progress had been made in the discussions after the last Board meeting, the parties had reached an impasse in their negotiations related in large part, but not exclusively, to disagreements with respect to adjustments to the merger price and handling the environmental contamination on the Bank's Cedarburg property. As a result, negotiations had been suspended and Baird had initiated contact with other potential purchasers as an alternative to completing a transaction with CIB.

        Baird contacted six other potential purchasers (one of which had submitted a bid for First Ozaukee during the initial bidding process), but none of these potential buyers expressed an interest in pursuing a transaction with First Ozaukee at what was considered a sufficient price. Also, Baird contacted Bidder Two, but this organization expressed no interest in pursuing a transaction at that time. While these contacts were being made, CIB offered proposals to resolve some of the outstanding issues between the parties. From late October 1996 through February 1997, CIB and First Ozaukee conducted on-and-off discussions concerning these outstanding issues.

        In mid-December 1996, Mr. Jones and representatives of Baird met with a bank holding company in northeast Wisconsin. And while this bank holding company expressed initial interest in a transaction, after several weeks of further discussions, the bank holding company terminated the negotiations.

        In late December 1996, First Ozaukee began negotiating a letter of intent with a stock-based thrift holding company located in southeast Wisconsin concerning a possible business combination between the two organizations. In late January 1997, however, discussions with this thrift holding company terminated. Shortly thereafter, Bidder Two contacted Baird seeking to reinitiate discussions. Through February and into early March 1997, First Ozaukee negotiated toward a definitive merger agreement with Bidder Two. In mid-March, however, negotiations with Bidder Two stalled based principally on disagreements related to the merger consideration being offered, and the discussions eventually terminated. Several weeks earlier, in late February, First Ozaukee notified CIB that CIB's proposals aimed at reaching an agreement with First Ozaukee were unacceptable and that it was unwilling to participate in any further negotiations.

        At approximately the time that First Ozaukee reinitiated discussions with Bidder Two, it also had reinitiated discussions with another Milwaukee-area thrift holding company (which had been one of the initial, but not final, bidders). Negotiations with this other Milwaukee-area thrift holding company also terminated based on First Ozaukee's assessment, in consultation with Baird, that the amount of merger consideration proposed was significantly insufficient. Because discussions had terminated with several potential bidders by late March 1997, and based on CIB's contact with First Ozaukee regarding its continuing interest in a transaction, Mr. Jones and a representative of Baird met with Mr. J. Michael Straka, CIB's President and Chief Executive Officer, in Chicago on March 21, 1997.

        Based on the favorable meeting in Chicago on March 21 that resolved many of the outstanding issues that had posed a roadblock to a transaction in September 1996, Mr. Jones determined to reinitiate negotiations with CIB concerning a definitive merger agreement. Drafts of the agreement were made available to the Board of Directors as negotiation of the agreement progressed. A definitive merger agreement with CIB was presented to the Board of Directors of First Ozaukee at a Board meeting held on April 25, 1997. All of First Ozaukee's directors attended the meeting, together with a representative of Baird and legal counsel to First Ozaukee. At this meeting, Baird provided a financial analysis of the offer and delivered its opinion to the effect that, as of such date, the Merger Price was fair, from a financial point of view, to the holders of First Ozaukee Common Stock (other than CIB and its affiliates). See "-- Opinion of Financial Advisor." After a careful review of the Merger Agreement and related matters, the Board of Directors unanimously voted to approve the Merger Agreement and Plan of Merger and to submit them to First Ozaukee's shareholders for approval. The Merger Agreement was executed and delivered by each of the parties on April 25, 1997.

   REASONS OF THE BOARD OF DIRECTORS OF FIRST OZAUKEE FOR APPROVING THE
   MERGER

        FIRST OZAUKEE. In its deliberations concerning the Merger, the Board of Directors of First Ozaukee considered the following factors as the primary reasons for approving the Merger Agreement: (i) concerns regarding management succession, particularly the potential difficulties associated with replacing Mr. Jones as he approached retirement age and the effects thereof on the future business of First Ozaukee, (ii) the prospects for enhancing shareholder value using strategic alternatives other than a sale of First Ozaukee (as these alternatives were presented to the Board of Directors by Baird on March 19, 1996), (iii) First Ozaukee's difficulties in growing the company to sufficient critical mass to take advantage of economies of scale, (iv) the expressions of interest received from, and negotiations toward a definitive merger agreement with, the several other financial institutions that First Ozaukee had sought offers from beginning in March 1996, (v) the financial condition, earnings and business prospects of First Ozaukee and the Bank, (vi) the amounts paid in recent acquisitions for thrift holding companies approximately the size of First Ozaukee, and (vii) the opinion of Baird that the consideration to be received by the shareholders of First Ozaukee is fair to them from a financial point of view. See "--Opinion of Financial Advisor."

        CIB. CIB has informed First Ozaukee that its Board of Directors considered a number of factors, including, among other things, the financial condition and operations of First Ozaukee and concluded that the Merger presents a unique opportunity for CIB to enter the Wisconsin banking market through the acquisition of an established financial institution. CIB believes that the most effective and least costly means to achieve this entry was the acquisition of a financial institution having operations in the area. CIB has further informed First Ozaukee that its decision to pursue discussions with First Ozaukee was primarily a result of CIB's assessment of the value of First Ozaukee's franchise, its asset base within that area and the ability of CIB to bring a full range of banking services to the customers of First Ozaukee.

   OPINION OF FINANCIAL ADVISOR

        The Board of Directors of First Ozaukee retained Baird to act as its financial advisor and to render its opinion ("Opinion") as to whether or not the cash Merger Price is fair, from a financial point of view, to the holders of First Ozaukee Common Stock (other than CIB and its affiliates). On April 25, 1997, Baird delivered its Opinion to the Board of Directors of First Ozaukee to the effect that, as of such date, the cash Merger Price was fair, from a financial point of view, to such holders. Baird subsequently rendered its written opinion, dated the date of this Proxy Statement, confirming its earlier opinion.

        THE FULL TEXT OF BAIRD'S OPINION, DATED THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PRO-
   CEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE
   OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE CASH MERGER PRICE TO THE HOLDERS OF FIRST OZAUKEE COMMON STOCK (OTHER THAN CIB AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST OZAUKEE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. BAIRD DID NOT MAKE ANY RECOMMENDA-TION TO FIRST OZAUKEE CONCERNING THE FORM OR AMOUNT OF CONSIDERATION TO BE RECEIVED IN THE MERGER. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL
   TEXT OF SUCH OPINION ATTACHED HERETO AS APPENDIX C. FIRST OZAUKEE SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

        In conducting its investigation and analysis and in arriving at the Opinion, Baird reviewed such information and took into account such financial and economic factors as Baird deemed relevant under the circumstances. In that connection, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of First Ozaukee furnished to Baird for purposes of its analysis, as well as publicly available information including but not limited to First Ozaukee's recent filings with the SEC; (ii) reviewed the Merger Agreement in the form presented to First Ozaukee's Board of Directors;
   (iii) compared the historical market prices and trading activity of First Ozaukee's Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of First Ozaukee with those of other publicly traded companies Baird deemed relevant; and (v) compared the financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant. Baird held discussions with members of First Ozaukee's senior management concerning First Ozaukee's historical and current financial condition and operating results, as well as the future prospects of First Ozaukee. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring all or any part of First Ozaukee. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its Opinion. The Merger Price was determined by First Ozaukee and CIB in arm's-length negotiations. First Ozaukee did not place any limitations upon Baird with respect to the procedures followed or factors considered by Baird in rendering its Opinion.

        In arriving at its Opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of First Ozaukee, and was not engaged to independently verify any such information. Baird assumed, with First Ozaukee's consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of First Ozaukee were as set forth in First Ozaukee's financial statements, and (ii) the Merger would be accounted for using the purchase method of accounting. Baird also assumed that the financial forecasts examined by it were prepared on reasonable bases reflecting the best available estimates and good faith judgments of First Ozaukee's senior management as to future performance of First Ozaukee. Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Ozaukee nor did it make a physical inspection of the properties or facilities of First Ozaukee. Baird's Opinion necessarily is based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date thereof.

        The following is a summary of the material financial analyses performed by Baird in connection with rendering its Opinion.

        ANALYSIS OF MERGER PRICE. Baird reviewed the terms of the proposed Merger, including the form of the Merger Price, the proposed method of accounting and the resulting cash value of the Merger Price including possible adjustments thereto. The proposed form of Merger Price was all cash consideration. The proposed method of accounting for the Merger was the purchase method. The Merger Price was the right to receive $15.10 per share for each share of First Ozaukee Common Stock. The Merger Price could be adjusted downward by the amount by which Base Capital (as defined in Section 1.2 of the Merger Agreement) was below $8,113,000 divided by 687,811 shares. If the Merger Price, so adjusted, was below $15.05, CIB would have the option of paying $15.05 or presenting a revised Merger Price. If CIB presented a revised Merger Price, First Ozaukee would have the option of accepting the revised Merger Price or terminating the Merger Agreement. The Merger Price would be adjusted upward by the amount that the securities designated by First Ozaukee as Held to Maturity (as defined in Section 1.2 of the Merger Agreement) appreciated in value between the day prior to the signing of the Merger Agreement and the day prior to the Transaction Date in excess of $114,000 divided by 687,811 shares. If the Merger Price, so adjusted, was above $15.15, First Ozaukee would have the option of accepting the $15.15 Merger Price or presenting a revised Merger Price. If First Ozaukee presented a revised Merger Price, CIB would have the option of accepting the revised Merger Price or terminating the Merger Agreement.

        Baird calculated multiples of the Merger Price to First Ozaukee's earnings per share ("EPS") (adjusted for the special assessment levied on all Savings Association Insurance Fund members to recapitalize the insurance fund (the "Special Assessment")) for the year ended December 31, 1996 ("Adjusted 1996 Earnings"), and reported book value per share
   as of  December 31, 1996 ("Book Value").   Baird also calculated the
   implied premium to deposits indicated by the Merger (defined as (i) the aggregate consideration including consideration paid for shares outstanding plus the value of outstanding options to purchase First Ozaukee Common Stock, less equity of First Ozaukee (such amount being the "Adjusted Aggregate Consideration"), divided by (ii) total deposits as of December 31, 1996) and the implied premium to "core" deposits indicated by the Merger (defined as the Adjusted Aggregate Consideration divided by total deposits as of December 31, 1996 excluding brokered deposits and jumbo certificates of deposit). These calculations resulted in a multiple of Merger Price to Adjusted 1996 Earnings that was not meaningful due to losses during that period and a multiple of Merger Price to Book Value of 1.152x. These calculations also resulted in an implied deposit premium of 5.6% and an implied core deposit premium of 5.8%.

        ANALYSIS OF PUBLICLY TRADED SECURITIES OF COMPARABLE COMPANIES. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of April 24, 1997 for certain publicly traded companies which Baird deemed relevant. These companies included CSB Financial Group, Inc., East Side Financial, Incorporated, First Lancaster Bancshares, Inc., GF Bancorp, Incorporated, Harvest Home Financial Corporation, Indiana Community Bank, SB, London Financial Corporation, Northwest Equity Corporation, Pioneer Financial Corporation, Princeton Federal Bank, FSB, Reliance Bancshares, Inc., StateFed Financial Corporation and TSB Financial, Incorporated (the "First Ozaukee Comparable Companies"). The data described below with respect to the First Ozaukee Comparable Companies consists of the median data for such group as of the most recently reported period and are compared to First Ozaukee Common Stock price (both based on closing prices as of April 24, 1997) and First Ozaukee's financial and operating information as reported as of December 31, 1996.

        Baird noted that the ratios of the closing price of First Ozaukee Common Stock to the latest twelve month ("LTM") earnings per share and Adjusted 1996 Earnings were not meaningful for First Ozaukee due to losses in 1996 and compared to 20.6x and 14.6x for the First Ozaukee

   Comparable Companies. Ratios of the Closing Price to stated book value per share were 0.944x for First Ozaukee and 0.998x for the First Ozaukee Comparable Companies. The assets and equity reported for First Ozaukee were approximately $33.7 million and $8.23 million compared to approximately $48.0 million and $11.32 million for the First Ozaukee Comparable Companies. Baird also noted ratios of LTM earnings items to average assets for (i) net interest income of 3.28% for First Ozaukee and 3.64% for the First Ozaukee Comparable Companies, (ii) provisions for loan losses of 0.05% for First Ozaukee and 0.05% for the First Ozaukee Comparable Companies, (iii) other (non-interest) income of 0.06% for First Ozaukee and 0.20% for the First Ozaukee Comparable Companies, (iv) G&A expenses of 3.74% for First Ozaukee and 2.31% for the First Ozaukee Comparable Companies,
   (v) net income (i.e. return on average assets ("ROAA")) of (0.55%) for First Ozaukee and 0.64% for the First Ozaukee Comparable Companies and
   (vi) ratio of LTM earnings to average equity ("ROAE") of (2.42%) for First Ozaukee and 3.62% for the First Ozaukee Comparable Companies. Baird also noted LTM annual growth rates in assets, loans and deposits of (7.0%), 39.9% and (9.7%) for First Ozaukee and 7.9%, 13.0% and 2.0%
   for the First Ozaukee Comparable Companies. Baird noted capital-to-assets and tangible capital-to-assets ratios of 24.4% (for both measures) for First Ozaukee and 14.4% and 13.8%, respectively, for the First Ozaukee Comparable Companies. Baird also noted certain asset quality ratios including nonperforming assets plus 90 day and greater delinquent assets to assets and reserves to loan value ratios of 0.29% and 0.68%, respectively, for First Ozaukee and 0.42% and 0.51%, respectively, for the First Ozaukee Comparable Companies.

        ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Baird reviewed certain information relating to three groups of transactions involving business combinations of thrift institutions with assets of less than $100 million announced from January 1, 1995 through April 23, 1997:
   (i) a group of 31 business combinations, representing all such announced transactions as reported by SNL Datasource (the "Entire Group"); (ii) the 18 business combinations included in the Entire Group with a return on average assets of less than 0.70% (the "ROAA Group" ); (iii) the 11 business combinations included in the Entire Group involving acquired thrifts with a capital-to-assets ratio in excess of 15% (the "High Capital Group"). Based on the Merger Price of $15.10, Baird calculated that: (i) the ratio of Merger Price to First Ozaukee's Book Value equaled 115.2%, compared with high, median and low price-to-book ratios of 207.6%, 128.0% and 93.1% for the Entire Group, 207.6%, 130.5% and 93.1% for the ROAA Group and 162.7%, 127.3% and 107.7% for the High Capital Group; (ii) the ratio of Merger Price to First Ozaukee's tangible book value equaled 115.2%, compared with high, median and low price-to-tangible book ratios of 207.6%, 128.0% and 99.4% for the Entire Group, 207.6%, 130.5% and
   99.4% for the ROAA Group and 162.7%, 127.3% and 107.7% for the High Capital Group; (iii) the multiple of Merger Price to Adjusted 1996 earnings of First Ozaukee was not material due to losses in 1996 and compared with high, median and low P/E Ratios based on LTM earnings (adjusted for the Special Assessment, where applicable) of 65.5x, 24.5x and 13.1x for the Entire Group, 65.5x, 24.5x and 13.7x for the ROAA Group and 65.5x, 35.9x and 17.1x for the High Capital Group; and
   (iv) the implied "core" deposit premium indicated by the Merger equaled 5.8%, compared with high, median, low premiums to "core" deposits of 16.4%, 6.4% and (0.1)% for the Entire Group, 14.9%, 6.4% and (0.1%) for the ROAA Group and 16.4%, 9.5% and 3.9% for the High Capital Group.

        ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS - LEVERAGED CAPITAL ANALYSIS. Baird also compared the above ratios for the ROAA Group with the same ratios for First Ozaukee, as adjusted after giving effect to a theoretical dividend (the "Theoretical Dividend") by First Ozaukee sufficient to cause First Ozaukee's capital-to-assets ratio to become equal to the median capital-to-assets ratio for the ROAA Group. After adjusting for the Theoretical Dividend, Baird calculated that:
   (i) the ratio of Merger Price to First Ozaukee's reported book value equaled 157.7%, compared with high, median and low price-to-book ratios of 207.6%, 130.5% and 93.1% for the ROAA Group; (ii) the ratio of Merger Price to First Ozaukee's tangible book value equaled 157.7%, compared with high, median and low price-to-tangible book ratios of 207.6%, 130.5% and 99.4% for the ROAA Group; (iii) the multiple of Merger Price to Adjusted 1996 Earnings of First Ozaukee again is not meaningful due to losses for First Ozaukee in 1996 and compared with high, median and low P/E Ratios based on LTM earnings (adjusted for the Special Assessment, where applicable) of 65.5x, 24.5x and 13.7x for the ROAA Group.

        DISCOUNTED DIVIDEND ANALYSIS. Baird performed a discounted dividend analysis of First Ozaukee on a stand alone basis using First Ozaukee management's projections for the five years ending September 30, 2001, without taking into account any cost savings and synergies that may be realized following the Merger. Baird estimated terminal values for First Ozaukee using perpetual growth rates between 4% and 7% on 2001 net income, as projected by First Ozaukee's senior management, and discount rates between 9% and 13%. Such analysis produced implied values of First Ozaukee Common Stock of $5.4 million to $9.1 million or $8.90 to $14.26 per share. The above analyses assumed dividends would be discontinued if First Ozaukee's equity-to-asset ratio fell below six percent in determining the amount of dividend payouts. Baird noted that the discounted dividend analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

        STOCK TRADING ANALYSIS. Baird reviewed the historical trading prices and volume of First Ozaukee Common Stock on a daily basis from April 22, 1996 to April 24, 1997 and on a weekly basis from February 3, 1995 (the earliest available data) to April 24, 1997. Baird also compared the relative trading prices of each of First Ozaukee Common Stock and the average of the First Ozaukee Comparable Company stock prices over one month, three month, six month and one year periods, prior to announcement of each merger.

        The foregoing summary, does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complete process and is not susceptible to partial analysis or a summary description. Baird believes that its analyses must be considered as a whole and that selecting portions of such analyses without considering all factors and analyses would create an incomplete view of the processes underlying the Opinion. In its analyses, Baird relied upon numerous assumptions made by senior management of First Ozaukee with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of First Ozaukee. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to First Ozaukee or to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which First Ozaukee and the Merger are being compared. Additionally, any estimates included in Baird's analyses do not purport to be appraisals and are not necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, Baird, does not assume responsibility for their accuracy.

        In connection with its written opinion dated July 9, 1997, Baird confirmed the appropriateness of its reliance on the analyses used to render its Opinion dated April 25, 1997, by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered therewith.

        Baird, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. First Ozaukee retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of First Ozaukee for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

        COMPENSATION. Pursuant to an engagement letter dated February 14, 1996 between First Ozaukee and Baird, Baird has earned a retainer fee of $20,000 and a fee of $50,000 for the rendering of its opinion dated April 25, 1997. Both fees are fully creditable against the Transaction Fee, defined below. In addition, Baird will receive a fee (the "Transaction Fee") equal to 80% of the sum of (i) five percent of the first million; (ii) four percent of the second million; (iii) three percent of the third million; (iv) two percent of the fourth million; and (v) one percent of any additional amount of the consideration paid or payable in the Merger. First Ozaukee has also agreed to reimburse Baird for certain of its reasonable out-of-pocket expenses. First Ozaukee has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of First Ozaukee's management, the Bank's management and the Board of Directors of the Bank and the First

   Ozaukee Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of First Ozaukee Common Stock. The First Ozaukee Board was aware of these factors and considered them, among other matters, in approving the Merger
   Agreement and the transactions contemplated thereby.

        INDEMNIFICATION. CIB has agreed, from and after the Effective Time, to indemnify and hold harmless each present and former director and officer of First Ozaukee and the Bank against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the full extent permitted under applicable law (and CIB has agreed to advance expenses as incurred to the full extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). In addition, prior to the Effective Time, First Ozaukee will purchase at its expense a directors' and officers' liability insurance policy, which will be in effect for a period of three years after the Effective Time and will cover present and former directors and officers of First Ozaukee and the Bank for matters existing or occurring prior to, at or after the Effective Time.

        SEVERANCE PAY. Upon completion of the Merger, Russell S. Jones's employment with First Ozaukee and the Bank will be terminated. Under the terms of Mr. Jones's existing employment agreement, if he is terminated after a change in control of First Ozaukee, he is entitled to a severance payment in the form of one year's base salary (highest amount during the three years preceding termination) plus an additional amount approximating the benefits Mr. Jones would have obtained from all tax qualified retirement plans maintained by the Bank if he had continued his employment for the term of the agreement. Upon completion of the Merger, First Ozaukee will make a $185,968 severance payment to Mr. Jones. The Merger Agreement provides that if CIB terminates any employee of First Ozaukee (other than Mr. Jones and Ms. Lammers, whose severance benefits will be provided for in written consulting and employment agreements, respectively), within 12 months after the Effective Time, and for a reason other than for cause, CIB will provide severance payments to such employee as follows: (i) non-officers would receive one-half month's salary per full year of service not to exceed three months current salary; and (ii) officers would receive one month's salary per full year of service not to exceed six months current salary. In computing such severance payments for regular part-time employees, their per month compensation will be based on one-twelfth of the actual number of hours worked by any such employee during the fiscal year ended September 30, 1996.

        POST-RETIREMENT WELFARE BENEFIT PAYMENT. Prior to the Effective Time, First Ozaukee will terminate the First Ozaukee Post-Retirement Welfare Benefit Program. Mr. Jones is the only participant in such program who has vested rights under the program. Pursuant to the Merger Agreement, CIB has agreed to pay Mr. Jones $315.00 per month for 48 consecutive months after the Effective Time and $150.00 per month after the Effective Time until Mr. Jones obtains age 80 as reimbursement for the purchase of health insurance coverage that otherwise would have been provided under the program being terminated.

        EMPLOYMENT AGREEMENTS. The Merger Agreement provides that, at the Effective Time, Mr. Jones, the current President and Chief Executive Officer of First Ozaukee and the Bank, will enter into a consulting agreement with First Ozaukee and the Bank and that Mary E. Lammers, the current Secretary of First Ozaukee and Vice President of the Bank, will enter into an employment agreement to serve as Vice President of the Bank. These agreements will supersede and replace the employment agreements Mr. Jones and Ms. Lammers currently have with the Bank. Mr. Jones's consulting agreement will be for a term of two years commencing on the Effective Time and he will be paid $168,000 for consulting services during such two year period. Ms. Lammers's employment agreement will be for a one year term commencing on the Effective Time and she will be paid an annual salary of no less than $45,250. Pursuant to the employment agreement, Ms. Lammers will be able to participate in all benefit plans and programs made available to similarly situated officers of CIB and its affiliates. The agreements restrict the ability of Mr. Jones and Ms. Lammers to compete with the Bank if, in Mr. Jones's case, the agreement is terminated for any reason or if, in Ms. Lammers's case, she voluntarily terminates or fails to renew her employment agreement.

        SHARE OWNERSHIP. As of the Record Date, directors and executive officers of First Ozaukee and the Bank beneficially owned an aggregate of 113,168 shares of First Ozaukee Common Stock (exclusive of shares which could be acquired upon exercise of Stock Options and unvested Incentive Plan shares). Assuming the Merger Price is $15.10, these directors and executive officers will receive a total of approximately $1,708,836.80 if the Merger is consummated.

        STOCK OPTIONS. Certain members of the Board of Directors and management hold Stock Options to purchase shares of First Ozaukee Common Stock which will be adjusted so as to entitle the holder thereof to receive an amount in cash in lieu of the shares (Option Consideration). See "--The Merger--Stock Options." Assuming a Merger Price of $15.10 per share, the Option Consideration to be received by the following directors and executive officer would be as follows:

                 Director and/or
                Executive Officer      Option Consideration
                -----------------      --------------------

                Russell S. Jones            $96,297.32
                Frank M. Kennedy            $16,047.78
                George P. Kraemer           $16,047.78
                Richard E. Peterson         $16,047.78
                Harry J. Sanders            $16,047.78

        ACCELERATED VESTING UNDER THE INCENTIVE PLAN. Pursuant to the terms of the Merger Agreement, all awards of unvested First Ozaukee Common Stock under the Incentive Plan granted prior to the Effective Time will be considered shares of outstanding First Ozaukee Common Stock as of the Effective Time and grantees will become vested in such awarded shares and will receive the Merger Price in exchange for such awarded shares. Assuming a Merger Price of $15.10 per share, the benefit of such accelerated vesting of Incentive Plan awards under the Incentive Plan for the following executive officers would be as follows:


                           Accelerated   Merger Consideration to be
          Executive          Vesting      Received for Accelerated
          Officer             Shares           Vesting Shares
          ---------        -----------   --------------------------

         Russell S. Jones     7,038             $ 106,273.80
         Mary E. Lammers      1,006             $  15,190.60



   Under the terms of the Incentive Plan, the above-listed executive officers automatically would be vested in the above-referenced shares on November 7, 1997.

   EFFECTIVE TIME

        The "Effective Time" with respect to the Merger will be the time at which articles of merger are filed with the Wisconsin Department in accordance with the WBCL. It is anticipated that the articles of merger will be filed with the Wisconsin Department (a) on the first business day of the month after the satisfaction or waiver of all conditions to the consummation of the Merger, which date would be no later than 35 days after the later of the following events: (i) the approval of the Merger Agreement by the First Ozaukee shareholders; or
   (ii) the approval of the Merger by the appropriate regulatory authorities, including the expiration of all applicable regulatory waiting periods; or (b) such later date as agreed to by First Ozaukee and CIB.

   EXCHANGE PROCEDURES AND PAYING AGENT

        CIB will cause a state or national bank unaffiliated with CIB and having an office in the central business district of Milwaukee, Wisconsin to act as its paying agent in connection with the Merger (the "Paying Agent"). As soon as practicable after the First Ozaukee shareholders have approved the Merger Agreement and the respective regulatory authorities have approved the Merger (see "--Regulatory Approvals"), CIB will cause the Paying Agent to mail to each holder of record of shares of First Ozaukee Common Stock a form of letter of transmittal pursuant to which each such holder will transmit their stock certificate(s) representing shares of First Ozaukee Common Stock or, in lieu thereof, such evidence of lost, stolen or mutilated certificate or certificates and such surety bond or other security as the Paying Agent may reasonably require. HOLDERS OF FIRST OZAUKEE COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE PAYING AGENT. After the Effective Time, each such holder that surrenders his or her First Ozaukee Common Stock certificates or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate to the Paying Agent will, upon acceptance thereof by the Paying Agent, be entitled to receive the Merger Price, without interest.

        The Paying Agent will accept stock certificates or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate upon compliance with such reasonable terms and conditions as CIB or the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. If the tender of a stock certificate or, in lieu thereof, the required documentation for a lost, stolen or mutilated certificate is not in compliance with such reasonable terms and conditions, the Paying Agent will promptly return such items with instructions as to how to comply with such terms and conditions.

        After the Effective Time, holders of shares of First Ozaukee Common Stock will cease to have rights with respect to such shares, and the sole rights of such holders (other than holders who have perfected dissenters' rights) will be to exchange their stock certificates for payment of the Merger Price. After the Effective Time, there will be no further transfer on the records of First Ozaukee of shares of First Ozaukee Common Stock, and if stock certificates are presented for transfer, they will be canceled against delivery of the Merger Price. CIB will not be obligated to deliver the Merger Price until a holder of First Ozaukee Common Stock surrenders his or her stock certificates or furnishes, in lieu thereof, the required documentation for a lost, stolen or mutilated certificates. No interest will be accrued or paid on the Merger Price.

        Any holder of shares of First Ozaukee Common Stock with respect to which dissenters' rights have been properly perfected will have the right to receive the fair value of such shares in accordance with the procedures described under "Dissenters' Rights" and in Appendix D to this Proxy Statement.

   REPRESENTATIONS AND WARRANTIES

        In the Merger Agreement, First Ozaukee and CIB have each made certain customary representations and warranties relating to, among other things, the parties' respective organization and qualification to do business, authority relative to the Merger Agreement, reliability of financial statements, and employee benefit plans. In addition, First Ozaukee made certain representations and warranties relating to its capitalization, lending activities, properties and assets, insurance, compliance with applicable laws and regulations, contracts, taxes, environmental matters, the timely filing of all regulatory reports, the absence of certain legal proceedings and other events, including material adverse changes in First Ozaukee's business, income, assets, liabilities, or financial condition. For detailed information on such representations and warranties, see Articles II and III of the Merger Agreement attached hereto as Appendix A.

   CONDUCT OF BUSINESS PENDING THE MERGER

        The Merger Agreement provides that between the date of execution of the Merger Agreement and the Effective Time, First Ozaukee will conduct its business in the usual and ordinary course consistent in all material respects with prudent banking practices and use reasonable efforts to maintain its reputation and business relationships. In addition, First Ozaukee has agreed not to take, or permit the Bank to take, without the prior written consent of CIB, any of the following actions, among other items:

        (a) make any changes in the articles of incorporation or bylaws of First Ozaukee or the Bank or in the number of issued and outstanding shares of First Ozaukee Common Stock (except for existing stock options of First Ozaukee Common Stock that may be exercised) or Stock Options;

        (b) increase the compensation of the officers and employees of First Ozaukee or award or pay bonuses to any of the foregoing;

        (c) make any loan, or renewal or restructuring of a loan for $200,000 or more, except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;

        (d) declare or pay any dividends or other distributions, or adjust, split, combine or reclassify any capital stock of First Ozaukee, directly or indirectly redeem or purchase or otherwise acquire any of its capital stock, or grant any appreciation rights, or grant any right to acquire any shares of First Ozaukee's capital stock, or issue any additional shares of equity or debt securities except for the exercise of outstanding Stock Options;

        (e) except for transactions in the ordinary course of business consistent with past practices, enter into, terminate or extend any material agreement or make any change in any material lease or contract;

        (f) purchase or designate any existing or additional securities as "Held to Maturity," purchase any security with a maturity in excess of six months, or restructure or materially change its investment securities portfolio or the manner in which it is classified or reported unless required by generally accepted accounting principles;

        (g) make any significant changes, outside the ordinary course of business, in the general nature of the business conducted by First Ozaukee, including but not limited to the investment or use of its assets, the liabilities it incurs, or the facilities it operates;

        (h) except for the employment or consulting agreements to be entered into Mr. Jones and Ms. Lammers, existing officers of First Ozaukee, enter into any employment, consulting or other similar agreements;

        (i) fail to file all required tax returns, fail to make or accrue all tax payments and make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

        (j) incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

        (k) engage in or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act;

        (l) make any changes of a material nature in First Ozaukee's accounting procedures, methods, policies or practices or the manner in which it conducts its business and maintains its records; and

        (m) accept, renew or purchase any brokered deposits or accept, renew or purchase public funds in excess of 5% of the total deposits of the Bank.

        CIB has agreed to, and to cause its subsidiaries to, conduct their respective businesses in the usual and ordinary course consistent in all material respects with prudent banking practices and in a manner that will not materially adversely affect CIB's ability to obtain all necessary regulatory approvals for the Merger or its ability to perform its obligation under the Merger Agreement.

   OTHER OFFERS; RIGHT OF FIRST REFUSAL

        First Ozaukee has agreed that during the term of the Merger Agreement it will not permit or authorize any of its officers, directors, shareholders or employees, or any investment banker, attorney, accountant, agent or other representative of First Ozaukee to directly or indirectly solicit, invite, entertain, encourage, facilitate, participate in or undertake any discussions for the purpose of (i) merging or consolidating First Ozaukee with a third party, (ii) causing First Ozaukee to sell any of its assets or any shares of its capital stock to a third party or to issue or grant any options or rights to purchase shares of its capital stock to any third party, or (iii) causing First Ozaukee to liquidate. In addition, First Ozaukee has agreed not to enter into any agreement to accomplish any of the foregoing actions, except (a) upon the termination of the Merger Agreement, (b) with the prior written consent of CIB, (c) pursuant to a written direction from any regulatory authority, or (d) upon receipt by First Ozaukee of any unsolicited bonafide offer from a third party where the Board of Directors of First Ozaukee reasonably believes that its fiduciary duties require it to enter into discussions with such third party.

        In the event the Board of Directors of First Ozaukee does receive an unsolicited offer from a third party to (a) acquire beneficial or record ownership of at least a majority of the outstanding shares of First Ozaukee Common Stock, (b) acquire all or substantially all of First Ozaukee's assets, or (c) engage in a merger, consolidation, recapitalization or other business combination with such third party, First Ozaukee must deliver to CIB written notice of such offer. For a 30 day period after delivery of such unsolicited offer (or such longer period required to obtain all regulatory approvals or as otherwise agreed to by the parties), CIB will have the right to acquire First Ozaukee on the same terms and conditions as the proposed transaction. Within 21 days after delivery of the unsolicited offer, CIB must notify First Ozaukee whether CIB intends to exercise its right of first refusal. If CIB does not exercise its right of first refusal, CIB will be entitled to receive certain payments upon termination of the Merger Agreement. See "-- Termination and Termination Fees"

   CONDITIONS TO CONSUMMATION OF THE MERGER

        JOINT CONDITIONS. The obligations of First Ozaukee and CIB to consummate the Merger are subject to the satisfaction, unless waived, of certain conditions, including the following: (i) the representations and warranties of the other party in the Merger Agreement, and in certain other documents delivered by such party pursuant to the Merger Agreement, shall be true and correct in all material respects on the date of the Merger Agreement and at the Effective Time; (ii) the other party shall have performed all agreements required by the Merger Agreement to be performed by such party; (iii) the approval of all appropriate regulatory entities of the Merger Agreement, upon such terms and conditions as are satisfactory to CIB in its reasonable judgment, the expiration of all required regulatory waiting periods and the nonexistence of a motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the Merger or to obtain other relief in respect of the Merger; (iv) no suit or action shall have been instituted or threatened seeking to enjoin the consummation of the Merger, or to obtain other relief in connection with the Merger Agreement of the Merger (including but not limited to substantial damages), which reasonably could be expected to result in the issuance of an order enjoining the Merger or result in a determination that the other party has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto; (v) the execution of new employment or consulting agreements for Russell S. Jones and Mary E. Lammers, existing officers of First Ozaukee, and the cancellation of all existing employment, compensation and severance agreements of Mr. Jones and Ms. Lammers with the Bank;
   (vi) the opinion of Baird attached hereto as Appendix C that the Merger is fair, from a financial point of view, to the shareholders of First Ozaukee shall not have been withdrawn, amended or modified in any material respect prior to the Effective Time, and (vii) each of First Ozaukee and CIB shall have delivered, or caused to be delivered, various certificates, legal opinions and other documents.

        CIB'S CONDITIONS. In addition to the above listed joint conditions, CIB's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain conditions, including the following: (i) five business days prior to completion of the Merger CIB will commence a three business day due diligence examination of First Ozaukee and the Bank to calculate the Base Capital; (ii) the approval of the Merger Agreement by the First Ozaukee shareholders in accordance with applicable Wisconsin law and the Articles of Incorporation and Bylaws of First Ozaukee; (iii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity prohibiting, restricting or making illegal the consummation of the Merger; (iv) between April 25, 1997 (the date of the Merger Agreement) and the Effective Time, First Ozaukee shall have conducted its business in the ordinary course consistent in all material respects with prudent banking practices, there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may be expected to result in a material adverse change in First Ozaukee's business, income, assets, liabilities or financial condition; (v) neither First Ozaukee nor the Bank shall have been made a party to, or threatened with, any actions, suits, proceedings or litigation, which in the opinion of CIB will have or is likely to have a material adverse affect on the financial condition, assets or business of First Ozaukee; (vi) First Ozaukee shall have obtained written consents to the Merger to the extent required by law or contractual terms with third parties; (vii) First Ozaukee shall have paid a $185,968 severance payment to Mr. Jones; (viii) First Ozaukee shareholders holding no more than 12% of the outstanding shares of First Ozaukee Common Stock shall have perfected dissenters' rights under Wisconsin law; (ix) First Ozaukee shall have fully funded and terminated the First Ozaukee Post-Retirement Welfare Benefit Plan, the Option Plan and the Incentive Plan; (x) First Ozaukee shall have fully funded the First Ozaukee Pension Plan and shall have used its best efforts to obtain a favorable final determination letter from the Internal Revenue Service with regard to the termination of the Pension Plan and the ESOP; (xi) First Ozaukee shall have terminated (without making any payments) any obligations to provide death benefits to employees, officers or directors and each such covered employee, officer or director shall have delivered a letter agreeing to such termination of benefits; (xii) First Ozaukee shall have sold the 1997 Cadillac DeVille owned by First Ozaukee for no less than fair market value; (xiii) with respect to environmental matters, (1) First Ozaukee shall have delivered to CIB a site closure letter, satisfactory to CIB in its sole discretion, with regard to the Cedarburg Facility and shall have expensed or accrued all Unreimbursable Expenses or (2) CIB shall have obtained an opinion, satisfactory to CIB, from its environmental consultant that the total of Unreimbursable Expenses incurred and estimated to be incurred by First Ozaukee (excluding expenses previously accrued or expensed) will not exceed $50,000 and the adjustments, if any, have been made to the Merger Price; and (xiv) First Ozaukee shall have provided documentation to the satisfaction of CIB's counsel evidencing resolution of any violations of applicable regulations, including the payment of any penalties, fines or assessments.

        FIRST OZAUKEE'S CONDITIONS. In addition to the above listed joint conditions, First Ozaukee's obligation to consummate the Merger is subject to the satisfaction, unless waived, of the approval of the Merger Agreement by the Board of Directors of Acquisition Corp. and its sole shareholder, CIB, in accordance with Wisconsin law and the respective Articles of Incorporation and Bylaws of CIB and Acquisition Corp.

   AMENDMENT

        The Merger Agreement may be amended by First Ozaukee and CIB at any time before or after approval of the Merger Agreement by the First Ozaukee shareholders. However, after the Plan of Merger has been approved by the First Ozaukee shareholders, no amendment may affect the rights of such shareholders in a manner that is materially adverse to their interests.

   TERMINATION AND TERMINATION FEES

        The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after being approved by the First Ozaukee shareholders, in the following circumstances: (i) by agreement of CIB and First Ozaukee; (ii) by either CIB or First Ozaukee if the Merger is not completed by December 1, 1997, or such later date agreed to by CIB and First Ozaukee; provided, that if CIB has requested all necessary regulatory approvals before such date but the required waiting periods have not expired, then such termination date will be 10 days after all required waiting periods have expired without any motion for rehearing or appeal; (iii) by either CIB or First Ozaukee at the Effective Time if any of the conditions precedent to the terminating party's obligations to complete the Merger have not been fulfilled or waived; (iv) by either CIB or First Ozaukee if the other party makes a material breach or default of any covenant or agreement in the Merger Agreement and such breach or default is not cured within a reasonable time (not to exceed 20 days) after the terminating party gives notice specifying the alleged default; (v) by First Ozaukee if it does not accept the Reduced Merger Price (see "--The Merger-- Potential Decrease to Merger Price"); (vi) by CIB if it does not accept the Increased Merger Price (see "--The Merger--Potential Increase to Merger Price"); (vii) by First Ozaukee if its Board of Directors determines that its fiduciary duties require it to accept an unsolicited offer from a third party and CIB has not exercised its right of first refusal (see "--Other Offers; Right of First Refusal"); or (viii) by First Ozaukee upon the first to occur of: (A) 30 days after the regulatory applications or notices requesting approval of the Merger have been denied and are not subject to appeal or an appeal is not being diligently pursued in good faith, or (B) July 31, 1997, if on such date all regulatory applications or notices requesting approval for the Merger have not been pending for more than 30 days.

        In the event CIB terminates the Merger Agreement pursuant to subsections (iii) or (iv) above, First Ozaukee will pay CIB's out-of-pocket expenses (not to exceed $100,000) incurred in connection with the Merger Agreement and Merger.

        In the event First Ozaukee terminates the Merger Agreement pursuant to subsections (iii) or (iv) above, CIB will pay First Ozaukee's out-of-pocket expenses (not to exceed $100,000) incurred in connection with the Merger Agreement and the Merger.

        In the event that CIB does not have cash available at the Effective Time to pay the Merger Price and First Ozaukee terminates the Merger Agreement, CIB will pay First Ozaukee $300,000 in cash.

        In the event that CIB is unable to obtain the necessary regulatory approvals for the Merger due to a determination that CIB or its affiliates would have inadequate capital upon completion of the Merger, CIB will pay First Ozaukee $300,000 in cash.

        In the event First Ozaukee terminates the Merger Agreement because it accepts an unsolicited offer from a third party and CIB does not exercise its right of first refusal, First Ozaukee will pay CIB $300,000 in cash. In addition, First Ozaukee will pay CIB's out-of-pocket expenses (not to exceed $100,000) incurred in connection with the Merger Agreement and the Merger. If First Ozaukee does not complete a transaction with the third party and later enters into another agreement with CIB, CIB will refund the amount of CIB's expenses paid by First Ozaukee.

        The Plan of Merger automatically terminates if the Merger
   Agreement is terminated.

   REGULATORY APPROVALS

        CIB applied to the Federal Reserve Board under the BHC Act for approval to acquire or control voting securities of First Ozaukee and the Bank. In reviewing the application, the Federal Reserve Board will consider whether the acquisition could reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices). The Federal Reserve Board will evaluate the financial and managerial resources of CIB and its existing subsidiaries and of First Ozaukee and the Bank and the effect of the proposed acquisition on those resources. An application was filed with the Federal Reserve Board on May 23, 1997.

        In addition to the approval of the Federal Reserve Board, the Merger is subject to the approval of the Wisconsin Department. In reviewing the Merger, the Wisconsin Department will assess whether the Merger is in the best interests of stockholders and customers, review safety and soundness matters (capital, asset quality, management, earnings, liquidity and sensitivity to market risks), review the performance record of CIB, including CIB's compliance with the Community Reinvestment Act of 1977, and assess compliance with applicable laws. CIB filed an application with the Wisconsin Department on May 23, 1997.

        CIB and First Ozaukee are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

   ACCOUNTING TREATMENT

        The Merger will be accounted for by CIB under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

   EXPENSES

        The Merger Agreement provides, in general, that CIB and First Ozaukee will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Under certain circumstances, CIB or First Ozaukee will be liable to pay the expenses, up to $100,000, of the other party in connection with the Merger Agreement and the Merger. See "-- Termination and Termination Fees." First Ozaukee will pay all proxy solicitation and related costs incurred in connection with the Special Meeting.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion of the principal federal income tax consequences of the Merger is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, judicial authority and administrative rulings and practice as of the date hereof, any of which is subject to change at any time. The following discussion does not address the federal income tax consequences to special classes of taxpayers, including, without limitation, foreign corporations, tax exempt entities and persons who acquired the First Ozaukee Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation.

        Holders of First Ozaukee Common Stock are encouraged to consult their tax advisors concerning the federal income tax consequences of the Merger in their particular circumstances, as well as any tax consequences arising under foreign, state or local law.

        The cancellation of shares of First Ozaukee Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to holders of First Ozaukee Common Stock for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.

        In general, a holder of First Ozaukee Common Stock who receives the Merger Price will recognize gain or loss equal to the difference between the adjusted tax basis of his or her shares of First Ozaukee Common Stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if, as should be the case for most shareholders, the shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the shares is more than one year. Each holder of a Stock Option who receives the Option Consideration will recognize ordinary compensation income subject to applicable federal and state withholding obligations. The foregoing discussion may not apply to shareholders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with First Ozaukee or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

        Each holder of First Ozaukee Common Stock who receives the Merger Price in cash and each holder of a Stock Option who receives the Option Consideration will, in general, be required to provide to the Paying Agent his, her or its social security or other taxpayer identification number, or in certain instances other information, in order to avoid "back-up withholding" requirements which might otherwise apply under the Code. Any such person who does not furnish his, her or its correct taxpayer identification number may be subject to a penalty imposed by the IRS.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT NECESSARILY SET FORTH ALL OF THE TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO ALL FIRST OZAUKEE SHAREHOLDERS IN ALL CIRCUMSTANCES. FIRST OZAUKEE SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                             DISSENTERS' RIGHTS

        First Ozaukee shareholders who do not vote in favor of the Merger Agreement and who follow certain other procedures summarized below will have the right to dissent from the Merger and demand and obtain payment of the "fair value" of their shares in cash in the event of the consummation of the Merger. The proceedings resulting from such a demand may result in a determination of value less than or greater than the cash consideration to be received under the Merger Agreement.

        The following is a summary of the provisions of Sections 180.1301 to 180.1331 of the WBCL which specify the procedures that must be followed by any First Ozaukee shareholder who wishes to demand payment for the "fair value" of his or her shares in the event of consummation of the Merger. Such provisions of the WBCL are set forth in their entirety in Appendix D attached to this Proxy Statement, and this summary is qualified in its entirety by reference to the exact provisions of the WBCL set forth in Appendix D.

        A First Ozaukee shareholder may assert his or her dissenter's rights only if (i) the First Ozaukee shareholder delivers to First Ozaukee, before the vote is taken at the Special Meeting on the Merger Agreement, a written notice of his or her intent to demand payment for his or her shares in the event the Merger is consummated and (ii) the First Ozaukee shareholder does not vote in favor of the Merger Agreement. If a First Ozaukee shareholder votes in favor of the Merger Agreement, he or she will not be entitled to dissent and demand payment for his or her shares. If a First Ozaukee shareholder does not vote against the Merger Agreement or abstains from voting on the Merger Agreement, such shareholder will not have waived his or her dissenter's rights. However, if a First Ozaukee shareholder submits a properly executed proxy with no instructions indicated thereon, such proxy will be voted "For" the proposal to approve the Merger Agreement and the First Ozaukee shareholder will not be entitled to dissent and demand payment for his or her shares. Merely voting against the Merger Agreement will not satisfy the requirement that a written notice declaring a shareholder's intent to demand payment be delivered before the vote is taken at the Special Meeting.

        A shareholder's written notice setting forth the intent to demand payment should be sent to First Ozaukee Capital Corp., W61 N526 Washington Avenue, Cedarburg, Wisconsin 53012, Attention: Mary E. Lammers, Secretary.

        Within ten days after the Merger is approved at the Special Meeting, First Ozaukee will send to each First Ozaukee shareholder who has delivered such a written notice of intent to demand payment and has not voted in favor of the Merger Agreement (a "dissenting shareholder") a notice (the "Dissenters' Notice"). The Dissenters' Notice will set forth where the dissenting shareholder must send the payment demand, when and where the certificates of shares of First Ozaukee Common Stock held by the dissenting shareholder must be deposited, and the date by which First Ozaukee must receive the payment demand (which date may not be fewer than 30 days nor more than 60 days after the date on which the Dissenters' Notice is delivered). In addition, the Dissenters' Notice must include (a) a form for demanding payment that includes the date of the first announcement to shareholders of the terms of the proposed Merger and requires the dissenting shareholder to certify whether he or she acquired beneficial ownership of the shares before that date, and (b) a copy of the sections of the WBCL pertaining to dissenters' rights.

        A dissenting shareholder who is sent a Dissenters' Notice must demand payment in writing, certifying whether he or she acquired beneficial ownership of the shares before the date specified in the

   Dissenters' Notice, and deposit his or her stock certificates in accordance with the Dissenters' Notice. A dissenting shareholder who does not demand payment or does not deposit his or her certificates where required by the date set forth in the Dissenters' Notice will not be entitled to payment for his or her shares as a dissenting shareholder under the WBCL.

        Upon the later of the consummation of the Merger or the receipt of the payment demand, First Ozaukee will pay each dissenting shareholder who has complied with the above requirements the amount that First Ozaukee estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment must be accompanied by the latest available year-end and interim financial statements of First Ozaukee, a statement of First Ozaukee's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder's rights if the dissenting shareholder is dissatisfied with the payment, and a copy of the dissenters' rights sections of the WBCL.

        First Ozaukee may elect to withhold the payment contemplated above if the dissenting shareholder became the beneficial owner of the shares after the date of the first announcement to the news media or to shareholders of the terms of the Merger. First Ozaukee may instead offer to such dissenting shareholders payment of First Ozaukee's estimate of the fair value of the shares, plus accrued interest, conditioned on the dissenting shareholder's acceptance of the payment in full satisfaction of his or her demand. The offer must be accompanied by a statement of First Ozaukee's estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting shareholder's rights if the dissenting shareholder is dissatisfied with the offer.

        If (a) a dissenting shareholder believes that the amount of the payment or the amount of the offer discussed in the two preceding paragraphs is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (b) First Ozaukee fails to make payment within 60 days after the date set in the Dissenters' Notice for demanding payment, or (c) the Merger is not consummated and First Ozaukee fails to return the deposited certificates within 60 days after the date set in the Dissenters' Notice for demanding payment, the dissenting shareholder may notify (the "Dissatisfied Notice") First Ozaukee of his or her estimate of the fair value of the shares and the amount of interest due, and demand payment of his or her estimate, less any amount previously paid. Within 60 days after receiving the Dissatisfied Notice, First Ozaukee must either settle the dispute with the dissatisfied shareholder or bring a special proceeding and petition the court to determine the fair value of the shares and accrued interest. If First Ozaukee does not settle the dispute and does not bring the proceeding with such 60 day period, First Ozaukee must pay each dissenting shareholder whose demand remains unsettled the amount demanded in the Dissatisfied Notice.
   Each dissenting shareholder made a party to the special proceeding is entitled to judgment for either: (a) the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount previously paid by First Ozaukee, or (b) the fair value, plus interest, of the shares for which First Ozaukee elected to withhold payment as contemplated above.

        The court in such a special proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers, if any, appointed by the court and will assess the costs against First Ozaukee; however, the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent the court finds the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment. The parties to the proceeding will bear their own costs and expenses; however, the court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable, as follows:

        (1) Against First Ozaukee and in favor of any or all dissenting shareholders if the court finds that First Ozaukee did not substantially comply with the requirements set forth above.

        (2) Against either First Ozaukee or a dissenting shareholder and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in the dissenters' rights provisions of the WBCL.

   If the court finds that the services of counsel and experts for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, the court may award to those counsel and experts reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

        A record owner of First Ozaukee Common Stock may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies First Ozaukee in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to all the shares held on such person's behalf only if the beneficial owner submits to First Ozaukee the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

        As used in the preceding paragraphs, (a) "fair value," with respect to a dissenting shareholder's shares, means the value of the shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable; and (b) "interest" means interest from the Effective Time until the date of payment, at the average rate currently paid by First Ozaukee on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances.

        FAILURE TO FOLLOW ANY STEP REQUIRED BY SECTIONS 18.1301 TO
   180.1331 OF THE WBCL IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS MAY RESULT IN THE TERMINATION OF SUCH DISSENTERS' RIGHTS.

                       ADJOURNMENT OF SPECIAL MEETING

        Under certain circumstances, First Ozaukee's management may determine at the time of the Special Meeting that it is in the best interests of First Ozaukee and its shareholders to adjourn the Special Meeting to a later date. For example, in the event that the number of shares present, in person or by proxy, at the Special Meeting is insufficient to constitute a quorum or to approve the Merger Agreement, First Ozaukee might decide to adjourn the Special Meeting to permit further solicitation of proxies. First Ozaukee might also decide to adjourn the Special Meeting in the event that the parties determine that regulatory approval of the Merger will be unduly delayed or that events occurring subsequent to the date of this Proxy Statement require First Ozaukee and CIB to furnish additional proxy soliciting information to the First Ozaukee shareholders and to give the shareholders an opportunity to assimilate such information. If the Special Meeting is adjourned, no further notice of the time and place of the adjourned meeting is required to be given to First Ozaukee shareholders other than an announcement of such time and place at the Special Meeting.

        If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

        In order to approve a proposal for adjournment of the Special Meeting, the number of the shares present at the Special Meeting, in person or by proxy, whether or not a quorum is present, and voted in favor of the proposal must exceed the number of shares voted against the proposal. In order to allow First Ozaukee's management to vote proxies received by First Ozaukee at the time of the Special Meeting in favor of such an adjournment, in the event that First Ozaukee determines, in its sole discretion, that such an adjournment is in the best interests of First Ozaukee and its shareholders, First Ozaukee has submitted the question of adjournment as a separate matter for the consideration and vote of the shareholders. The Board of Directors of First Ozaukee recommends that the shareholders vote FOR the proposal to adjourn the Special Meeting so that such proxies may be voted in favor of such adjournment under such circumstances.

                                  BUSINESS

   GENERAL

        First Ozaukee was formed for the purpose of owning all of the outstanding stock of the Bank, issued in the mutual to stock conversion of the Bank (the "Conversion"). The Conversion was consummated on October 21, 1994; First Ozaukee issued 603,345 shares of First Ozaukee Common Stock in exchange for proceeds of $4.8 million, and First Ozaukee purchased 1,000 shares of Common Stock of the Bank for $1.9 million. The Bank is regulated by the Department of Financial Institutions Division of Savings Institutions (the "Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the FDIC. The Bank also is a member of the Federal Home Loan Bank ("FHLB") system. The

   Bank was organized in 1923, and now has two full service offices located in Ozaukee County, Wisconsin. Because First Ozaukee's only significant business operations are that of the Bank, the business of the Bank is essentially the only business of First Ozaukee.

        The Bank is a community oriented financial institution which emphasizes retail financial services to individuals and consumers within its market areas. The Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, primarily to originate residential mortgage loans within its primary market areas and to invest in mortgage-backed securities and investment securities. The principal lending is on one-to four-family owner-occupied homes, including ARM loans, and to a lesser extent, the Bank also originates home equity lines of credit, multi-family, other consumer, commercial/non-residential and residential construction loans. The Bank invests a significant portion of its assets in investment securities and mortgage-backed securities, including U. S. Government and federal agency securities, short-term liquid assets and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan portfolio, interest on mortgage-backed securities and interest and dividends on its investment securities. The Bank's principal sources of funds are received from deposits, repayments on loans and mortgage-backed securities.

   MARKET AREA AND COMPETITION

        The Bank offers a variety of deposit products, services and mortgage loan offerings primarily within the metropolitan Milwaukee area. The Bank's main office is located at W61 N526 Washington Avenue, Cedarburg, Wisconsin which is approximately 20 miles north of Milwaukee, and the Bank has one branch office located in Grafton, Wisconsin which is approximately 22 miles north of Milwaukee. The City of Cedarburg and the Village of Grafton are included within the largest metropolitan statistical area ("MSA") within the State of Wisconsin. The Bank's primary market area consists of Ozaukee and Washington counties and the northern portions of Milwaukee county.
   The Milwaukee MSA, which includes Milwaukee, Waukesha, Ozaukee and Washington counties, includes a diverse economic base including business, industry and agriculture. Cedarburg's most predominant industry is manufacturing, which employs approximately 30% of its work force. Major employers in Cedarburg area include Kelch Corp., Amcast Industrial Corp., Wirth Printing, Carlson Tool Manufacturing Corp., Pioneer Tool and Die, Inc., High Voltage Components, Inc., Cedarburg Dairy and Pioneer Container Corp. The service and retail industries add economic diversity and stability in the Cedarburg area, employing 40% and 30% of the work force, respectively.

        The Bank has significant competition in both its mortgage and consumer lending business, as well as in attracting deposits. The Bank's competition for loans is principally from other thrift institutions, savings banks, mortgage banking companies, insurance companies and commercial banks. Its most direct competition for deposits historically has come from other thrifts, savings banks, commercial banks and credit unions. Because of the lower interest rate environment over the past several years, the Bank has faced additional competition for funds from a number of institutions, including the availability of short-term money market funds and other corporate and government securities funds offered by other financial service companies, such as brokerage firms and insurance companies.

                                                    At or For the Year
                                                           Ended
                                                    September 30, 1996
                                                   ---------------------
                                                    1996    1995   1994
                                                    ----    ----   ----
    KEY FINANCIAL RATIOS:
    Performance ratios:
      Return on assets (1)                       (0.66)%    0.29%  0.37%
      Return on stockholders' equity (2)         (2.89)%    1.37%  3.36%
      Stockholders' equity to assets ratio (3)   22.69%    21.53% 10.49%
      Dividend payout ratio (4)                      -        -      -

   ______________________________

   (1) Net earnings (loss) divided by average total assets
   (2) Net earnings (loss) divided by average stockholders' equity
   (3) Average stockholders' equity divided by average total assets
   (4) Dividends declared per share divided by net earnings per share

   LENDING ACTIVITIES

        GENERAL. The Bank's largest component of its gross loan portfolio, which totaled $17.1 million at September 30, 1996 was first mortgage loans secured by owner-occupied one-to four-family residences. At September 30, 1996, one-to four-family mortgage loans totaled $9.3 million or 54.62% of gross loans. Of the total one-to four-family mortgage loans $9.1 million, or 97.3% were ARM loans. Of the remaining loans held at September 30, 1996, 10.17% of gross loans, or $1.7 million, were in home equity loans, 13.59% or $2.3 million were in commercial/non-residential loans, 7.88% or $1.3 million were in residential construction loans, 11.38% or $1.9 million were in multi-family mortgage loans, and the balance were in other consumer loans (not including home equity loans). As part of its strategy to reduce interest rate risk, the Bank originates primarily ARM loans for its own portfolio. However, because consumer demand for ARM loans has not been high in the last few years in the Milwaukee area, the Bank also offers longer term fixed rate mortgage loans, most of which are sold immediately into the secondary market.

        COMPOSITION OF LOAN PORTFOLIO. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages at the dates indicated.

                                                                      At September 30
                                             --------------------------------------------------------------------------
                                                    1996                       1995                       1994
                                                    ----                       ----                       ----
                                                          Percent                    Percent                   Percent
                                             Amount        Total       Amount         Total       Amount         Total
                                             ------       -------      ------        -------      ------       -------
                                                                     (Dollars in thousands)
       Mortgage loans:
         One-to-four family                  $ 9,331      54.62%        8,681        56.89%        8,577       67.09%
         Residential Construction (1)           1,347       7.88%        2,470        16.18%         141        1.10%
         Multi-family                           1,945      11.38%          908         5.95%         946        7.40%
         Commercial                             2,321      13.59%        1,881        12.33%       1,718       13.44%
                                               ------     ------        ------       ------       ------      ------
       Total mortgage loans                    14,944      87.47%       13,940        91.35%      11,382       89.03%
                                               ------     ------        ------       ------       ------      ------

       Consumer loans:
         Home equity                            1,737      10.17%          899         5.89%       1,013        7.93%
         Other consumer                           404       2.36%          421         2.76%         389        3.04%
                                               ------     ------        ------       ------       ------      ------
       Total consumer loans                     2,141      12.53%        1,320         8.65%       1,402       10.97%
                                               ------     ------        ------       ------       ------      ------
         Gross loans receivable                17,085     100.00%       15,260       100.00%      12,784      100.00%
                                               ------     ======        ------       ======       ------     =======
       Loans in process                         (563)                   (1,336)                     (112)
       Deferred fees and disc.                   (43)                      (58)                     ( 49)
       Allowance for loan losses                (134)                     (116)                     ( 98)
       Allowance for uncollected                  (4)                       (3)                       (1)
         interest                              ------                   ------                    ------
       Total deductions                         (744)                   (1,513)                     (260)
                                               ------                   ------                    ------
       Loans receivable, net                  $16,341                   13,747                    12,524
                                              =======                   ======                     ======
     ______________________


   (1) Residential construction includes both one- to four-family and multi-family construction loans.

        LOAN MATURITY AND REPRICING. The following table shows the maturity or period to repricing of the Bank's loan portfolio at September 30, 1996. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totaled $ 2.7 million for the year ended September 30, 1996.

                                                                     At September 30, 1996
                                                     -----------------------------------------------------------
                                                                             Multi-
                                                                            Family/
                                                         One-to-            Nonres-        Consumer
                                                     Four Family (1)      idential (1)      Loans          Total
                                                     ---------------      ------------     --------        -----
                                                                            (In Thousands)
       Amounts due: (2)
         Within one year                                  $6,012              2,532          1,312         9,856
                                                           -----              -----          -----         -----
       After one year:
         One to three years                                2,362              2,211            266         4,839
         Three to five years                                 850                 84            502         1,436
         Five to ten years                                    89                123             61           273
         Ten to twenty years                                  34                  -              -            34
         Over Twenty years                                    84                  -              -            84
                                                           -----              -----          -----         -----
          Total due or repricing                           3,419              2,418            829         6,666
            after one year                                 -----              -----          -----         -----
          Total amounts due or repricing                   9,431              4,950          2,141        16,522
       Deferred fees and discounts                           (43)                 -              -           (43)
       Allowance for loan losses                             (66)               (43)           (25)         (134)
       Allowance for uncollected interest                     (4)                 -              -            (4)
                                                           -----              -----          -----         -----
       Loans receivable, net                              $9,318              4,907          2,116        16,341
                                                           =====              =====          =====        ======
     _______________________

   (1) Includes some residential construction lending.
   (2) These amounts are net of loans in process.

        The following table sets forth at September 30, 1996 the dollar amount of all loans due or scheduled to reprice after September 30, 1997, and whether such loans have fixed interest rates or adjustable interest rates. Loans that have adjustable rates are shown as being due in the period during which the interest rates are subject to change.

                                                                          Due or Repricing After
                                                                            September 30, 1997
                                                          -------------------------------------------------------
                                                                Fixed             Adjustable            Total
                                                                -----             ----------            -----
                                                                                (In thousands)
       Mortgage loans:
         One-to-four family (1)                                $  299                3,120             3,419
         Multi-family/Nonresidential (1)                          274                2,144             2,418
       Consumer loans                                             829                    -               829
                                                                -----                -----             -----
         Total due or repricing after one year (2)             $1,402                5,264             6,666
                                                                =====                =====             =====

     ___________________________

     (1) Includes construction lending.
     (2) These amounts are net of loans in process.

        ONE-TO FOUR-FAMILY MORTGAGE LENDING. The Bank's primary lending activity has been the origination of first mortgage loans secured by one-to four-family, owner-occupied residences, including townhouse and condominium units, within the Bank's primary lending area. All of the ARM loans are originated for the Bank's own portfolio and fixed rate loans typically are held for sale and then sold into the secondary market. At September 30, 1996, $9.3 million or 54.62% of the Bank's gross loan portfolio consisted of loans secured by one-to four-family residential properties. Of the one- to four-family residential mortgage loans in the Bank's gross loan portfolio, $9.1 million or 97.3% consisted of ARM loans.

        Because of the highly competitive mortgage loan market in which the Bank originates loans, a variety of mortgage products are available from the Bank, with a variety of interest rates, fees and other origination terms. The Bank offers conventional fixed rate mortgage loans and ARM loans with maturity dates which typically rank from 15 to 30 years. Residential mortgage loans generally are underwritten to FHLMC, FNMA and other agency guidelines. The bank rarely originates loans in excess of these agency limits; however, if the Bank does originate jumbo loans, the fixed rate jumbo loans generally are sold servicing released without recourse to secondary market purchasers and the ARM jumbo loans are underwritten in accordance with the Bank's underwriting guidelines and are retained in the Bank's loan portfolio. ARM loans are held in the Bank's portfolio and fixed rate loans typically are sold into the secondary market. Origination fees ranging from zero to two points generally are quoted on mortgage loans. The interest rates charged on mortgage loans at any given date will vary, depending upon the amount of origination points to be paid. The interest rates at which the Bank offers to grant a mortgage loan also are determined by the secondary market pricing for comparable mortgage-backed securities, local mortgage loan competition and the Bank's yield requirements. Since the availability of zero point mortgage loans in recent years, most borrowers accept a slightly higher interest rate and a no point mortgage loan.

        Mortgage loan originations are solicited from real estate brokers, builders, developers, existing or past customers and residents of the local communities located in the Bank's primary market area. The Bank advertises its product offerings in newspapers and other media circulating throughout the primary market area in addition to its loan origination officers soliciting prospects. Upon receipt of a completed mortgage application from a prospective borrower, a credit report is ordered, income and other information is verified, and, as necessary, additional financial information is requested. An appraisal of the real estate that is to secure the loan is required. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must present evidence of appropriate hazard insurance and flood insurance (if applicable) prior to the closing. Borrowers are required to advance funds on a monthly basis, together with payments of principal and interest, to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, and in some instances, hazard insurance and flood insurance. The lending policy of the Bank restricts mortgage loans to 80% of the lesser of the appraised value or purchase price of the real estate to be mortgaged to the Bank. The Bank makes mortgage loans to 95% of the lesser of the appraised value or purchase price subject to the availability of private mortgage insurance insuring the amount in excess of 75% of the loan. The Bank's underwriting department, which is independent of loan origination, reviews all the pertinent information and makes a credit decision for approval or denial within established Bank policy guidelines. Most recommendations to deny applications based on underwriting considerations are reviewed by the Bank's President prior to a final loan denial. All one- to four-family mortgage loan applications are reviewed on a monthly basis by the Board of Directors. Mortgage loans in the Bank's loan portfolio include due-on-sale clauses, which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without the Bank's consent. The Bank enforces the due-on-sale clauses of its mortgage loans.

        Included in mortgage loans held by the Bank as part of its loan portfolio are ARM loans. Current one-year ARM loans typically adjust by a maximum of 100 basis points per year with a lifetime cap of approximately 600 basis points above the interest rate established at the origination date of the ARM loan. Monthly payments of principal and interest are adjusted when the interest rate adjusts, in order to maintain full amortization of the mortgage loan within a maximum 30-year term. Also offered are three-year ARM loans, which adjust annually after the initial three year term. The initial rate offered on ARM loans fluctuates with general interest rate changes and are determined by secondary market pricing, competitive conditions and the Bank's yield requirements. Currently, the Bank primarily utilizes the OTS National Median Cost of Funds, plus a margin, in order to determine the interest rate payable upon the adjustment date of its ARM loans outstanding. In order to minimize the risk associated with ARM loans, borrowers under ARM programs are qualified at the higher of the initial offering rate or the fully-indexed rate and with a specified minimum interest rate. None of the ARM loans are granted with conversion options. As compared to fixed rate loans, ARM loans generally pose different risks. In a rising interest rate environment, the underlying loan payment rises, which increases the potential for default by the borrower. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a decreasing interest rate environment, mortgagors tend to refinance into fixed rate loans.

        Although the Bank historically has focused its loan origination activities on residential mortgage financing, commencing in mid-1991 the Bank expanded its one- to four-family owner-occupied residential mortgage loan activities. As a result of the expanded emphasis on mortgage loan originations, one- to four-family mortgage loan originations were $9.6 million for the year ended September 30, 1993 compared to $4.2 million for the year ended September 30, 1992. Of these amounts, $3.6 million and $1.7 million were ARM loans for the years ended September 30, 1993 and 1992, respectively. However, during the years ended September 30, 1996, 1995 and 1994, the Bank originated only $1.4, $1.7 and $1.9 million of one-to four-family mortgage loans, respectively, due to rising interest rates, the increased competition for mortgage loan originations, the lack of quality mortgage loan applications and a temporary reduction in personnel concentrating on mortgage loan originations. All of the ARM loans originated in these periods were retained in the Bank's loan portfolio, while all of the fixed rate loans were sold to Fleet Mortgage Corporation. Market interest rates on mortgage loans increased during the last half of 1994 and into 1995, before decreasing in mid-1995, due to the anticipated lack of demand for mortgage loan products and the increasing competition for mortgage loan originations.

        In the Bank's market areas, the demand for ARM loans compared to fixed rate loans has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for ARM loans and fixed rate loans. Due to consumer preference for fixed rate loans, ARM loans are more difficult to originate in low interest rate environments. However, the Bank has emphasized ARM loans, and as a result, ARM loans amounted to 97%, 100%, and 26.3% of the Bank's total originations of one-to four-family mortgage loans for the years ended September 30, 1996, 1995, and 1994 respectively.

        MULTI-FAMILY LENDING. The Bank originates multi-family loans which it holds in its loan portfolio. In recent years, the Bank has offered only ARM multi-family loans with terms up to 30 years. The rates charged on the Bank's ARM multi-family loans are typically 25 to 50 basis points higher than on one- to four-family residential properties. Multi-family ARM loans typically adjust in a manner similar to that of the Bank's other ARM loans. An origination fee of 1% to 2% is usually charged on such loans.

        Multi-family loans generally are underwritten in amounts of up to 80% of the lesser of the appraised value or purchase price of the underlying property. The underlying properties typically are apartment buildings with 20 or less units. Appraisals on properties which secure multi-family loans are performed by an independent appraiser designated by the Bank at the time the application is submitted. All appraisals on multi-family loans are reviewed by Bank management. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income, personal financial statements and banking relationships, a review of the property, including cash flow projections and historical operating results. The Bank evaluates all aspects of multi-family lending in order to mitigate risk to the extent possible. The Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments. To this end, multi-family loans generally are made at a loan-to-value ratio no greater than 80%. Typically, individuals guarantee all of their multi-family loans. Substantially all of the Bank's multi-family loans are secured by properties located with 50 miles of the Bank's principal office, and within the last five years, virtually all of the Bank's multi-family loans it originated were located within 50 miles of the Bank's principal office.

        Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loans may be impaired. Despite the risk inherent in multi-family real estate lending, the Bank's delinquent multifamily loans as a percentage of gross loans has been minimal.

        The Bank holds in its loan portfolio seven multi-family ARM loans which at September 30, 1996 totaled $1.9 million or 11.38% of the Bank's gross loans. The average outstanding loan balance on each multifamily loan at September 30, 1996 was $277,857. All payments under multi-family loans originated by the Bank were current and performing in accordance with their terms at September 30, 1996.

        The largest multi-family loan at September 30, 1996 had an outstanding balance of $539,946 and was secured by two twelve-unit apartment buildings located in Saukville, Wisconsin. All of the multi-family loans are secured by apartment buildings, ranging from twelve units to 20 units. At September 30, 1996, the largest aggregate amount of loans outstanding to any one borrower totaled $820,809, and consisted of three loans secured by multi-family properties located in Grafton and Port Washington, Wisconsin and two loans secured by commercial/non-residential properties. At September 30, 1996, these loans were current and performing in accordance with their terms. These loans do not exceed the regulatory "loans to one borrower" limitation at September 30, 1996. See "--Regulation".

        RESIDENTIAL CONSTRUCTION LENDING. As part of its emphasis to increase mortgage lending, the Bank has undertaken to expand its market share of new single family owner occupied construction loans. These loans are made to individuals who have signed construction contracts with a home builder. Loan proceeds are disbursed in increments as construction of the residence progresses. These loans have loan to value ratios not exceeding 90%. When the loan to value ratio exceeds 80%, private mortgage insurance ("PMI") is required which insures payment of the principal balance and reduces the Bank's exposure to 75% loan to value or less. Single family residential loans are structured to allow the borrower to pay interest only on the funds advanced during the first nine months of the loan. Thereafter the borrower is required to begin making principal and interest payments based on an amortization schedule of 351 months or less. Single family residential construction loan programs typically offered by the Bank are one or three year ARM loans.

        The Bank does not engage in construction lending for large tract developments. However, from time to time, the Bank will consider multi-family residential construction lending. The loan to value ratio on these loans does not exceed 80%. Multi-family construction loans typically offered by the Bank are ARM loans amortized over 348 months after allowing for interest only payments during a twelve month construction period. Loan proceeds are advanced in increments as construction of the project processes.

        At September 30, 1996, the Bank had one, one-to four-family residential construction loan in its loan portfolio, of $222,450 and had three multi-family construction loans aggregating $1,124,528. For the year ended September 30, 1996, the Bank originated $711,000 and $375,000, respectively of one- to four-family and multi-family construction loans. Because most residential construction loans are ARM loans, residential construction loans afford the Bank the opportunity to decrease the interest rate sensitivity of its loan portfolio and to receive yields on fixed rate loans higher than those obtainable on fixed rate loans secured by existing residential properties. These higher yields, however, correspond to the higher risks associated with residential construction loans.

        In most cases, the Bank structures residential and multi-family construction loans to automatically convert to regular first mortgage loans upon completion of the project and certification of occupancy has been obtained. Upon completion of construction, residential construction loans generally become 30-year ARM loans with one- and three-year interest rate adjustments. A conversion option generally is available on the one-year ARM. This conversion option provides terms under which the borrower may convert the ARM loan to a fixed rate for a limited period of time in the early term of the ARM loan. The terms at which the ARM loan may be converted to a fixed rate loan are established at the date of loan origination and are set at a level allowing the Bank to immediately sell the loan at the time of conversion. Construction loans made in conjunction with the first mortgage have a loan-to-value ratio limit not to exceed 80%. As with other residential mortgage loans, when the loan to value ratio exceeds 80%, PMI is required. Coverage is required to reduce the Bank's exposure to 75% of value, or less.

        On a limited basis, the Bank offers residential construction loans to home builders for speculation and model homes. These construction loans convert to one-year ARM loans and typically are made at loan to value ratios of 75%, or less. Payment terms are generally interest only for twelve months. Thereafter, the borrower is required to begin principal and interest payments to fully amortize the loan. Loan proceeds are disbursed in increments as construction of the residence progresses.

        COMMERCIAL/NON-RESIDENTIAL LENDING. Although the current strategy of the Bank does not include either originating or purchasing commercial/non-residential mortgage loans, the Bank has, in the past, originated loans secured by a variety of non-residential properties, including small office buildings, and apartment buildings and small industrial/manufacturing buildings. At September 30, 1996, the Bank's commercial/non-residential loan portfolio totaled $2.3 million, or 13.59%, of the Bank's gross loan portfolio. All of the commercial/non-residential loans in the Bank's loan portfolio have an interest rate adjusted on an annual basis to the OTS national median cost of funds. The largest commercial/non-residential loan and concentration of loans to any one borrower at September 30, 1996 had an outstanding balance of $517,963 (a 16.51% participating interest of a $3.1 million loan) and was secured by an office building complex in West Allis, Wisconsin. All payments under the Bank's commercial/non-residential loans held in its loan portfolio were current at September 30, 1996.

        The risks associated with commercial real estate lending are similar to the risks associated with multi-family lending discussed above. To minimize these risks, the Bank generally imposes similar underwriting standards in connection with commercial real estate lending as it does with multi-family lending. Commercial real estate loans generally are underwritten in amounts of up to 75% of the lesser of the appraised value or purchase price of the underlying property. Appraisals on properties which secure commercial real estate loans are performed by an independent appraiser designated by the Bank at the time the application is submitted. All appraisals on commercial real estate loans are reviewed by Bank management. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income, financial statements and banking relationships, a review of the borrower's property management experience and references and a review of the property, including cash flow projections and historical operation results. The Bank evaluates all aspects of commercial real estate lending in order to mitigate risk to the extent possible. The Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments. In addition, the Bank obtains financial statements on an annual basis to monitor cash flow and financial condition.

        HOME EQUITY LENDING. The Bank originates home equity loans secured by one- to four-family residences within its primary market area. These loans are originated with an adjustable interest rate, which currently adjust monthly to the prime rate plus 100 basis points, and with fixed interest rates. The Bank originates both fixed rate and variable rate home equity loans. The fixed rate home equity loans typically are charged an origination fee and have a maximum amortization of ten years. The ARM home equity loans are typically revolving lines of credit which are granted with a five year term with possible renewal of up to a maximum total term of 40 years. The maximum amortization to prepay home equity loans is based on 2.0% of the outstanding balance. The rate is adjusted monthly to the prime rate plus 200 basis points. The home equity line of credit is typically not charged an origination fee but is charged an annual service fee. Home equity lines of credit usually are subject to an 80% loan to value limitation, including any outstanding prior liens against the property which serve as collateral for the mortgage loan. The Bank is usually in a second lien position on home equity loans. The Bank reviews completed loan applications, receives a credit report, verifies income and other financial data and either uses the tax assessment of the property as assessed by the local municipality or obtains a separate appraisal of the property in order to determine the maximum amount it will loan on such property. At September 30, 1996 the Bank held $1.7 million in home equity line of credit loans.

        OTHER CONSUMER LENDING. The Bank originates a variety of other consumer loans, generally consisting of auto loans, home improvement loans, loans secured by savings accounts and interim financing loans. At September 30, 1996 the total portfolio of these other types of loans totaled $404,000, or 2.36%, of gross loans. Automobile loans comprised 92.6% of other consumer loans at September 30, 1996. Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral.

        The underwriting standards generally employed by the Bank for other consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet payments on the proposed loans along with existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount. Upon receipt of a completed consumer loan application from a prospective borrower, a credit report is ordered, income and other information is verified and, if necessary, additional financial information is requested.

        For all consumer loans, the Bank's underwriters review all pertinent information prior to making a credit decision. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. Although the level of delinquencies in the Bank's consumer loan portfolio has been low, there can be no assurance that delinquencies will not increase in the future.

        The following table sets forth the Bank's loan originations, sales and principal repayments for the periods indicated. Mortgage loans held for sale are included in the totals:

                                                                             Year Ended September 30,
                                                            ------------------------------------------------------
                                                                   1996                  1995             1994
                                                                   ----                  ----             ----
                                                                                (In thousands)
              Mortgage loans (gross):
              At beginning of period                                $13,940             11,382            15,909
                                                                     ------             ------            ------
                Mortgage loans originated:
                  One- to four-family                                   913              1,703             1,892
                  One- to four-family construction                      711                318                88
                  Multi-family construction                             375              1,092                 -
                  Commercial/nonresidential                             110                391                 -
                                                                     ------             ------            ------
                    Total mortgage loans originated                   2,109              3,504             1,980
                                                                     ------             ------            ------
                Mortgage loans purchased:
                  One- to four-family                                   475                  -                 -
                  Multi-family                                          350                  -                 -
                  Multi-family construction                               -                650                 -
                  Commercial/nonresidential                           1,020                  -                 -
                                                                     ------             ------            ------
                     Total mortgage loans purchased                   1,845                650                 -
                                                                     ------             ------            ------
                Principal repayments                                 (2,662)            (1,596)           (4,767)
                                                                     ------             ------            ------
                Sales of loans -  Cash sales                           (288)                 -            (1,740)
                                                                     ------             ------            ------
              At end of period                                      $14,944             13,940            11,382
                                                                     ======             ======            ======
              Consumer loans (gross):
              At beginning of period                                $ 1,320              1,402             1,652
                 Loans originated                                     1,437                670               726
                 Principal repayments                                  (616)              (752)             (976)
                                                                     ------             ------            ------
              At end of period                                      $ 2,141              1,320             1,402
                                                                     ======             ======            ======

              Total gross loans                                     $17,085             15,260            12,784
                                                                     ======             ======            ======

        SALE OF MORTGAGE LOANS. In recent years the Bank has sold a portion of its originated residential mortgage loans to secondary marketing agencies, principally Fleet Mortgage Corporation ("Fleet"), all on a nonrecourse basis. The Bank, in order to manage its interest rate risk, primarily sells the fixed rate 15- and 30-year mortgage loans it originates, and retains for its loan portfolio ARM loans it originates. All mortgage loans, upon commitment, are immediately categorized either as to be held for investment or held for sale. Mortgage loans originated and sold to Fleet totaled $288,000 with gains of $3,000 for the year ended September 30, 1996. The Bank sells the servicing rights with all mortgage loans sold. The loans sold to Fleet are restricted by contractual agreement to originations secured by first mortgages on deeds of trust on one- to four-family residential dwellings. Although Fleet has both a fixed rate and ARM program, the Bank's policy has been to only sell its fixed rate loans to Fleet. To comply with the loan purchase/sale agreement, the Bank submits all fixed rate mortgage loan originations to a Fleet designated and approved independent underwriter to review the loan for compliance with FHLMC and FNMA underwriting guidelines and all other applicable documentation requirements which will insure conformity to Fleet and secondary market underwriting standards and requirements. Upon approval from the independent underwriter, the Bank will receive a purchase commitment from Fleet.

        Loan commitments are issued as soon as possible upon completion of the underwriting process, and mortgage loans are closed as soon as all title clearance and other required procedures have been completed. Because of the frequency of both the issuance of commitments and the scheduled closing dates of the loans, the amount of loan commitments outstanding will vary. At September 30, 1996 there were commitments to originate adjustable rate mortgage loans of $713,000.

        The Bank is subject to interest rate risk on fixed rate loans in its pipeline from the point in time that the rate is locked with the borrower until it is sold in the secondary market. The interest rate is locked in at the time of loan approval and a commitment to sell the loan is obtained simultaneously.

        PURCHASE OF MORTGAGE LOANS. The Bank has purchased loans or portions of loans originated by other lenders from time to time. During August, 1995, the Bank purchased $650,000, or a 54.17% participating interest, in a $1.2 million construction loan secured by eighteen single-family condominiums located in Port Washington, Wisconsin. The loan was paid off in October, 1996.

        During March, 1996, the Bank purchased seven single-family loans totaling $475,000 located in Rockford, Illinois. During April, 1996, the Bank purchased $520,000, or a 16.51% participating interest, in a $3.15 million loan secured by an office building complex located in West Allis, Wisconsin. During May, 1996, the Bank purchased $350,000, or a 17.073% participating interest, in a $2.05 million loan secured by a 70 unit apartment complex located in Madison, Wisconsin. During August, 1996, the Bank purchased a $500,000 participating interest in a $4.6 million construction loan secured by a hotel located in Bloomington, Minnesota. During October, 1996 the Bank purchased 57 single-family loans totaling $4,047,000 located primarily in Washington County, Wisconsin.

        LOAN APPROVAL AND MONITORING. All loans are approved monthly by the Board of Directors. Bank management has the authority to approve consumer loans up to $100,000; one- to four-family mortgage loans up to $300,000; multi-family loans up to $500,000; and commercial/non-residential real estate loans up to $200,000. All loans exceeding these amounts are presented to the Board of Directors for final loan approval.

        LOAN ORIGINATION, SERVICING AND OTHER FEES. In addition to interest earned on loans, the Bank receives income through fees in connection with loan originations, loan sales, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated. In connection with the origination of mortgage loans, the Bank charges points for origination, commitment and discounts, and fees for processing and closing in addition to requiring borrower reimbursement for out-of-pocket fees for costs associated with obtaining independent appraisals, credit reports, title insurance, private mortgage insurance and other items. Because of the highly competitive mortgage market in which the Bank originates loans, the point structure varies considerably, depending upon the type of mortgage loan being made, its interest rate and other competitive factors. Origination fees ranging from zero to two points generally are quoted on mortgage loan originations. The amount of the origination fee is typically higher with a lower interest rate quoted and lower if a higher interest rate is established for the loan. Since the availability of zero points mortgage loans in recent years, most borrowers typically accept a slightly higher interest rate and pay zero points. Commitment fees are paid by the applicant at time of loan commitment, whereas the origination and discount fees are paid at time of closing. Accounting standards adopted under FASB 91 prescribe the accounting treatment for origination and commitment fees. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment of the related loan's yield. These amounts are amortized to interest income using the level yield method over the contractual life of the related loans. Deferred loan fees totaled $40,000, $51,000 and $42,000 at September 30, 1996, 1995
   and 1994, respectively. Deferred loan origination fees and costs associated with loans sold are recognized at the time of sale as a component of gain or loss on the sale of loans.

   DELINQUENCIES, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS

        DELINQUENT LOANS. When a borrower fails to make a required payment by the end of the month in which the payment is due, the Bank generally initiates collection procedures. The Bank will send a late notice, and in most cases, delinquencies are cured promptly; however, if a loan has been delinquent for more than 60 days, the Bank contacts the borrower directly, to determine the reason for the delinquency and to effect a cure, and where it believes appropriate, reviews the condition of the property and the financial position of the borrower. At that time, the Bank may: (i) accept a repayment program for the arrearage; (ii) seek evidence of efforts by the borrower to sell the property; (iii) request a deed in lieu of foreclosure; or (iv) initiate foreclosure proceedings. When a loan secured by a mortgage is delinquent for three or more monthly installments, the Bank generally will initiate foreclosure proceedings.

        On mortgage loans or loan participations purchased by the Bank, the Bank receives monthly reports from its loan servicers with which it monitors the loan portfolio. Based upon servicing agreements with the servicers of the loan, the Bank relies upon the servicer to contact delinquent borrowers, collect delinquent amounts and to initiate foreclosure proceedings, when necessary, all in accordance with applicable laws, regulations and the terms of the servicing agreements between the Bank and its servicing agents.

        At September 30, 1996, 1995 and 1994 delinquencies in the Bank's loan portfolio were as follows:

                                                                  At September 30, 1996
                                                 --------------------------------------------------------------
                                                        60-89 Days                         90 Days or More
                                                                  Principal                            Principal
                                                 Number            Balance            Number            Balance
                                                of Loans          of Loans           of Loans           of Loans
                                                --------          ---------          --------          ---------
                                                                     (Dollars in Thousands)
       Mortgage loans:
         One- to four-family                         -               $ -                  3             $  85
         Multi-family                                -                 -                  -                 -
         Commercial/nonresidential                   -                 -                  -                 -
                                                   ---               ---                ---               ---
           Total mortgage loans                      -                 -                  3                85
                                                   ---               ---                ---               ---
        Consumer loans:
         Home equity                                 -                 -                  1                14
         Other consumer                              -                 -                  1                 1
                                                   ---               ---                ---               ---
           Total consumer loans                      -                 -                  2                15
                                                   ---               ---                ---               ---
           Total gross loans                         -              $  -                  5              $100
                                                   ===               ===                ===               ===
       Delinquent loans to gross loans                                 -                                 0.59%

                                                                     At September 30, 1996
                                              --------------------------------------------------------------------
                                                        60-89 Days                         90 Days or More
                                                                  Principal                            Principal
                                                 Number            Balance            Number            Balance
                                                of Loans          of Loans           of Loans           of Loans
                                                --------          ---------          --------          --------

       Mortgage loans:
         One- to four-family                         1              $193                  2              $ 84
         Multi-family                                -                 -                  -                 -
         Commercial/nonresidential                   -                 -                  -                 -
                                                   ---               ---                ---               ---
           Total mortgage loans                      1               193                  2                84
                                                   ---               ---                ---               ---
       Consumer loans:
         Home equity                                 -                 -                  1                 2
         Other consumer                              -                 -                  1                 2
                                                    --               ---                ---               ---
            Total consumer loans                     -                 -                  2                 4
                                                   ---               ---                ---               ---
            Total gross loans                        -              $193                  4              $ 88
                                                   ===               ===                ===               ===
       Delinquent loans to gross loans                             1.26%                                0.58%

                                                                         At September 30, 1994
                                                 --------------------------------------------------------------------
                                                                     60-89 Days                 90 Days or more
                                                                      Principal                            Principal
                                                     Number            Balance            Number            Balance
                                                    of Loans          of Loans           of Loans          of Loans
                                                    --------          ---------          --------          ---------
                                                                        (Dollars in Thousands)
          Mortgage loans:
            One- to four-family                         4               $273                 2               $ 22
            Multi-family                                -                  -                 -                  -
            Commercial/nonresidential                   -                  -                 -                  -
                                                      ---                ---               ---                ---
              Total mortgage loans                      4                273                 2                 22
                                                      ---                ---               ---                ---
          Consumer loans:
            Home equity                                 -                  -                 2                  5
            Other consumer                              -                  -                 -                  -
                                                      ---                ---               ---                ---
              Total consumer loans                      -                  -                 2                  5
                                                      ---                ---               ---                ---
              Total gross loans                         4               $273                 4               $ 27
                                                      ===                ===               ===                ===
          Delinquent loans to gross loans                              2.14%                                0.21%

              NON-PERFORMING ASSETS. Loans are placed on non-accrual status when, in the judgment of Bank management, the probability of collection of principal or interest is deemed insufficient to warrant further accrual of interest. The Bank discontinues the accrual of interest on loans when the borrower is delinquent as to a contractually due principal or interest payment by 90 days or more.
   When a loan is placed on non-accrual status, all of the accrued interest on that loan is reversed by way of a charge to interest income. Accrual of interest on a non-accrual loan is resumed when all contractually past due payments are current and when management believes the outstanding loan principal and contractually due interest is no longer doubtful of collection.

        Property acquired by the Bank as a result of a foreclosure and property upon which a judgment of foreclosure has been entered but prior to foreclosure sale are classified as foreclosed properties. Foreclosed properties are recorded at the lower of the unpaid principal balance of the related loan or fair market value less estimated selling costs. The amount by which the recorded loan balance exceeds the fair market value less estimated selling costs at the time a property is classified as foreclosed property is charged against the allowance for loan losses. Expenses incurred to maintain or dispose of a foreclosed property, is charged against current earnings. At September 30, 1996, the Bank had no properties in foreclosure.

        Non-performing loans include loans placed on non-accrual status and troubled debt restructurings. Non-performing assets consist only of non-performing loans, since there are no foreclosed properties for the periods indicated below. The following table sets forth nonperforming loans and assets:

                                                                       At September 30,
                                                              ------------------------------------------------
                                                                  1996              1995              1994
                                                                  ----              ----              ----
                                                                           (Dollars in thousands)
                  Non-accrual mortgage loans                      $ 85               84                22
                  Non-accrual consumer loans                        15                4                 5
                                                                  ----              ---               ---
                    Total non-performing assets                   $100               88                27
                                                                  ====             ====               ===
                    Total non-performing loans to                 0.59%            0.58%              0.21%
                      gross loans receivable                      ====             ====               ====
                    Total non-performing assets to                0.29%            0.23%              0.07%
                      total assets                                ====             ====               ====
                  Interest on non-performing loans on
                    the accrual basis                             $  9                7                 3
                  Actual interest received on
                    non-performing loans                             5                4                 2
                                                                   ---              ---               ---
                  Interest not yet received                       $  4                3                 1
                                                                   ===              ===               ===

              Most of the Bank's loans are secured by one- to four-family properties. There are no concentrations of loans exceeding 10% of loans which are not otherwise disclosed as a category of loans.

        CLASSIFICATION OF ASSETS. Federal regulations require that each insured financial institution classify its assets on a regular basis. In addition, in connection with examination of insured institutions by regulatory authorities, regulatory examiners have authority to identify problem assets as substandard, doubtful or loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the Bank is not warranted. The Bank has adopted an asset classification methodology which parallels that required by federal regulations. Assets classified as substandard or doubtful require the Bank to establish prudent general allowances for loan losses. Assets classified as loss must either be charged off or must have a specific allowance established for 100% of the asset classified as a loss.

        At September 30, 1996, based upon the Bank's asset classification methodology, the Bank had assets classified as substandard of $99,611 and none classified as either doubtful or loss. Of the three loans classified as substandard at September 30, 1996, all of the loans are secured by one- to four-family properties. None of the assets classified as substandard are considered to represent either individually or in the aggregate any material loss to the Bank; however, such risk has been considered in establishing the allowance for loan losses.

        ALLOWANCE FOR LOAN LOSSES. Under federal regulations, when an insured institution classifies problem assets as either Substandard or Doubtful, it is required to establish general allowances for loans losses in an amount deemed prudent by management. In addition to general valuation allowances, the Bank may establish specific loss reserves against specific assets in which a loss may be realized. General allowances represent loss allowances which have been established to recognize the inherent risks associated with lending activities, but which, unlike specific allowances, have not been allocated to recognize probable losses on particular problem assets. The Bank's determination as to its classification of assets and the amount of its specific and general valuation allowances are subject to review by the Commissioner and the FDIC, either of which can order the establishment of additional general or specific loss allowances.

        The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers, among other matters, the estimated value of the underlying collateral, the nature and type of collateral, economic conditions, recent loan loss experience, industry standards, regulatory considerations and other factors that warrant recognition in providing for an adequate loss allowance. There can be no assurance that the allowance for loan losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for loan losses will not be required.

        The following table sets forth the activity in the Bank's allowance for loan losses for the periods indicated.

                                                                   For the Year Ended September 30,
                                                            --------------------------------------------
                                                                  1996          1995            1994
                                                                  ----          ----            ----
                                                                  (Dollars in thousands)
       Balance at beginning of period                             $116            98              80
       Provision for loan losses                                    18            18              18
       Charge-offs, net of recoveries:
         Mortgage loans                                              -             -               -
         Consumer loans                                              -             -               -
           Total charge-offs (net)                                   -             -               -
                                                                   ---           ---             ---
       Balance at end of period                                   $134           116              98
                                                                   ===           ===             ===
       Ratio of allowance for loan losses to                     0.78%         0.76%           0.77%
         gross loan receivable
       Ratio of allowance for loan losses to                   134.00%       131.82%         362.96%
         non-performing loans at end of period
       Ratio of allowance for loan losses to                   134.00%       131.82%         362.96%
         non-performing assets at end of period
       Ratio of net charge-offs to average                           -             -               -
         gross loans during period

              The following table shows the Bank's total allowance for loan losses and the allocation to the various categories of loans at the dates indicated:

                                                                      At September 30, 1996
                                                         --------------------------------------------------
                                                                                           % of Total Loans
                                                                       % of Allowance       In Category to
                                                                       to Total Loans     Total Outstanding
                                                          Amount         by Category            Loans
                                                          ------       --------------     -----------------
                                                       (In Thousands)
       Breakdown of allowance:
        Mortgage loans:
          One- to four-family                            $ 62                .66%                  54.62%
          Construction                                      4                .30%                   7.88%
          Multi-family                                     20               1.03%                  11.38%
          Commercial/nonresidential                        23                .99%                  13.59%
                                                          ---                                      -----
           Total mortgage loans                           109                                      87.47%
        Consumer loans                                     25               1.17%                  12.53%
                                                          ---                                      -----
            Total allowance for loan losses              $134                                     100.00%
                                                          ===                                     ======


                                                                       At September 30, 1995
                                                         --------------------------------------------------
                                                                                           % of Total Loans
                                                                       % of Allowance       In Category to
                                                                       to Total Loans     Total Outstanding
                                                          Amount         by Category            Loans
                                                          ------       --------------     -----------------
                                                       (In Thousands)
       Breakdown of allowance:
        Mortgage loans:
          One- to four-family                            $ 54               0.62%                  56.89%
          Construction                                      6               0.24%                  16.18%
          Multi-family                                     13               1.43%                   5.95%
          Commercial/nonresidential                        27               1.44%                  12.33%
                                                          ---                                      -----
            Total mortgage loans                          100                                      91.35%
        Consumer loans                                     16               1.21%                   8.65%
                                                          ---                                      -----
            Total allowance for loan losses              $116                                     100.00%
                                                          ===                                     ======

                                                                       At September 30, 1994
                                                        ---------------------------------------------------
                                                                                          % of Total Loans
                                                                      % of Allowance       In Category to
                                                                      to Total Loans     Total Outstanding
                                                          Amount        by Category            Loans
                                                          -----       --------------     -----------------
                                                       (In Thousands)
       Breakdown of allowance:
        Mortgage loans:
          One- to four-family                            $ 51              0.59%                  67.09%
          Construction                                      -              -                       1.10%
          Multi-family                                      9              0.95%                   7.40%
          Commercial/nonresidential                        16              0.93%                  13.44%
                                                          ---                                     -----
            Total mortgage loans                           76                                     89.03%
        Consumer loans                                     22              1.57%                  10.97%
                                                          ---                                     -----
            Total allowance for loan losses              $ 98                                    100.00%
                                                          ===                                    ======


   INVESTMENT ACTIVITIES

        GENERAL. The investment policy of the Bank, which is established by the Board of Directors and implemented by the Bank's management, is designed primarily to provide and maintain required liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and complement the Bank's lending activities. The Bank's investment policy permits investment in various types of liquid assets authorized under FDIC and state regulations, which include U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances and deposits at the FHLB-Chicago. The Bank also invests in investment grade corporate debt securities and mortgage-backed securities.

        The investment activities of the Bank consist primarily of investment in mortgage-backed securities and investment securities, consisting primarily of securities issued or guaranteed by the United States Government or agencies thereof and corporate obligations. Typical investments include federally sponsored agency mortgage pass-throughs and private issue and senior-subordinated pass-throughs.

        MORTGAGE-BACKED SECURITIES. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgage loans, the principal and interest payments on which are passed from the mortgage loan originators through intermediaries (generally federal government-sponsored enterprises) that pool and repackage the participation interest in the form of securities to investors such as the Bank. Such federal government-sponsored enterprises, which guarantee the payment of principal and interest to investors include FHLMC, FNMA and GNMA. Mortgage-backed securities generally increase the quality of the Bank's asset by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank.

        FHLMC, FNMA and GNMA were established to provide support for low-and middle-income housing. There are limits to the maximum size of loans that qualify for these programs. Currently, GNMA limits its maximum loan size to $184,000 for VA loans and on average $124,875 for FHA loans. FNMA and FHLMC limit their loans to $203,200. To accommodate larger-sized loans and loans that for other reasons do not conform to the agency programs, a number of private institutions have established their own securitization programs.

        Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgage loans with interest rates within a range and have varying maturities. The underlying pool of mortgage loans can be composed of either fixed rate mortgage or ARM loans. Mortgage-backed securities commonly are referred to as mortgage participation certificates or past-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgage loans (i.e., fixed rate or adjustable rate, as well as prepayment risk) are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgage loans.

        The actual maturity of a mortgage-backed security varies, however, depending on when the mortgages prepay or repay the underlying mortgage loans. Prepayments of the underlying mortgage loans may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount, related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accredited over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgage loans depend on many factors, including type of mortgage loans and general levels of market interest rates. The difference between the interest rates on the underlying mortgage loans and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase. If the coupon rate of the underlying mortgage loans significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgage loans. Prepayment experience is more difficult to estimate for adjustable rate mortgage-backed securities.

        A senior-subordinated structure often is used with mortgage-backed securities to provide credit enhancement for pass-through securities when the underlying collateral is not guaranteed by an agency of the United States Government. These structures divide mortgage pools into two risk classes: a senior class and one or more subordinated classes. The subordinated classes provide protection to the senior classes. When cash flow is impaired, debt service goes first to the holders of senior class securities. In addition, incoming cash flows also may go into a reserve fund to meet any future shortfalls of cash flow to senior noteholders. The subordinated noteholder may not receive any funds until the senior noteholders have been paid and, when appropriate, until a specified level of funds has been contributed to the reserve fund.

        COMPOSITION OF BANK'S MORTGAGE-BACKED SECURITIES PORTFOLIO.
   The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Bank's mortgage-backed securities held to maturity at September 30, 1996.

                                                             At September 30, 1996
                                     -------------------------------------------------------------------------
                                                                    Over One to                     Over Five
                                  One year or Less                  Five Years                    to Ten Years
                                              Weighted                       Weighted                       Weighted
                               Carrying        Average        Carrying        Average        Carrying        Average
                                Value           Yield          Value           Yield          Value           Yield
                               --------       --------        --------       --------        --------       --------
                                                              (Dollars in Thousands)
      GNMA                         $  -           -                  -              -             $19           8.02%
      FHLMC                          83           8.58%              -              -               -           -
      FNMA                            -           -                  -              -               -           -
                                    ---                                                           ---
        Total                      $ 83           8.58%              -              -             $19           8.02%
                                    ===                                                           ===

                                                              At September 30, 1996
                                ----------------------------------------------------------------------------------
                                   Over Ten Years                        Mortgage-Backed Securities Total
                                                              Average                        Approx-
                                             Weighted        Remaining                        imate         Weighted
                              Carrying        Average        Years to        Carrying        Market          Average
                               Value           Yield         Maturity         Value           Value           Yield
                              --------       --------        ---------       --------        -------        --------
                                                              (Dollars in Thousands)
      GNMA                      $    8          9.87%           9.59          $   27         $   26           8.55%
      FHLMC                      2,234          6.13%           8.28           2,317          2,230           6.22%
      FNMA                       1,377          6.26%           9.07           1,377          1,326           6.26%
                                 -----                                         -----          -----
        Total                   $3,619          6.19%           8.58          $3,721         $3,582           6.25%
                                 =====                                         =====          =====

              The table below sets forth certain information regarding the carrying and market values and percentage of total carrying values of the Bank's mortgage-backed securities held to maturity.

                                                         At September 30,
                          ---------------------------------------------------------------------------------
                                            1996                                       1995
                           Carrying         % of          Market       Carrying        % of        Market
                            Value          Total          Value         Value         Total        Value
                            -------        -----          ------        -------       -----        ------
                                                        (Dollars in Thousands)
      GNMA                  $   27           0.72%        $   26         $   62       1.46%        $   63
      FHLMC                  2,317          62.27%         2,230          2,615      61.56%         2,554
      FNMA                   1,377          37.01%         1,326          1,571      36.98%         1,530
                             -----          -----          -----          -----      -----          -----
        Total               $3,721         100.00%        $3,582         $4,248      100.00%       $4,147
                             =====         ======          =====          =====      ======         =====


              The following table sets forth the activity of the Bank's mortgage-backed securities held to maturity during the periods indicated.

                                                                    Year Ended September 30,
                                                     -----------------------------------------------------------
                                                          1996                1995                  1994
                                                          ----                ----                  ----
                                                                           (In thousands)
      At beginning of period                            $4,248                4,876                  2,409
          Purchases                                          -                    -                  2,984
          Sales                                              -                    -                      -
          Repayments                                      (530)                (632)                  (515)
          Premium/discount amortization                      3                    4                     (2)
                                                         -----                -----                  -----
        At end of period                                $3,721                4,248                  4,876
                                                         =====                =====                  =====

              INVESTMENT SECURITIES. The Bank invests in various types of liquid assets that are permissible investments for state chartered savings banks, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of federally insured banks and savings institutions and
   federal funds.   Subject to various restrictions, the Bank also may
   invest its assets in commercial paper and investment grade corporate debt securities. The Bank's current investment policy permits purchase only of investments rated investment grade (i.e., rated in one of the top four rating categories) by a nationally recognized statistical rating organization ("NRSRO") and does not permit purchases of securities of noninvestment grade quality.

        Medium-term corporate notes with a maximum maturity of three years are authorized for purchase for the Bank's investment portfolio. All purchases are limited to a pre-approved list of issuers, with maximum exposure determined by the issuer's credit rating by a major credit rating service. Medium-term corporate notes generally are unsecured debentures of the issuing company. Most issues approved for purchase are financing subsidiaries of major industrial companies. At September 30, 1996, the Bank held $2.8 million of corporate debt securities. All corporate debt securities purchased must be rated in one of the top four rating categories by any of the NRSROs at the time of purchase. The maximum exposure per issuer is limited to $1.0 million for a single issuer rated in one of the two highest categories and $500,000 for a single issuer rated in the third and fourth highest categories.

        The table below sets forth certain information regarding the carrying and market values and percentage of total carrying values of the First Ozaukee's securities.

                                                                    At September 30,
                                            -----------------------------------------------------------------
                                                           1996                               1995
                                            Carrying        % of       Market     Carrying      % of       Market
                                              Value        Total        Value       Value       Total      Value
                                            --------       -----       ------     --------      -----      ------
                                                                       (Dollars in Thousands)
        Securities held to maturity:
          U.S. government and othe           $1,997       100.00%      $1,992     $ 5,891       43.36%     $ 5,947
            agency obligations
          Corporate notes                        -             -            -       7,696       56.64%       7,715
                                             ------       ------       ------      ------       -----       ------
              Total                          $1,997       100.00%      $1,992     $13,587      100.00%     $13,662
                                              =====       ======        =====      ======      ======      =======

                                                                         At September 30,
                                            --------------------------------------------------------------------------
                                                            1996                                   1995
                                                            ----                                   ----
                                            Carrying                                Carrying
                                              Value         % of       Amortized      Value       % of     Amortized
                                            (Market)        Total        Cost        (Market)     Total       Cost
                                            --------        -----      ---------     --------     -----    ---------
                                                                      (Dollars in Thousands)
        Securities available for sale:
        U.S. Government and other            $7,097        72.00%      $7,097     $4,506       100.00%      $4,490
            agency obligations
          Corporate notes                    2,760        28.00%       2,753           -            -            -
                                             -----        -----        -----       -----        -----        -----
              Total                         $9,857       100.00%      $9,850      $4,506       100.00%      $4,490
                                             =====       ======        =====      ======       ======        =====

        The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of First Ozaukee's securities and FHLB stock, excluding mortgage-backed securities, at September 30, 1996.

                                                                At September 30, 1996
                                       --------------------------------------------------------------------------
                                                                        Over One to                 Over Five
                                          One year or less               Five Years               to Ten Years
                                                      Weighted                    Weighted                 Weighted
                                       Carrying       Average       Carrying       Average     Carrying     Average
                                         Value         Yield          Value         Yield        Value       Yield
                                        -------       --------      --------      --------     --------     -------
                                                                 (Dollars in Thousands)
      Securities held to maturity:
      U.S. Government and other             -               -        $1,997         6.47%           -             -
          agency obligations
        FHLB Stock                          -               -             -            -            -             -
                                        -----           -----         -----         ----         ----          ----
            Total                           -               -        $1,997         6.47%           -             -
                                        =====           =====         =====         ====         ====          ====

                                                                    At September 30, 1996
                                       ------------------------------------------------------------------------------
                                                               No Contractual
                                          Over ten years          Maturity                      Securities Total

                                                                               Average
                                                     Weighted                 Remaining                        Weighted
                                       Carrying      Average    Carrying      Years to     Carrying   Market   Average
                                        Value         Yield       Value       Maturity      Value     Value      Yield
                                        -------      --------   --------     ---------     --------   ------   --------
                                                                 (Dollars in Thousands)
      Securities held to maturity:
      U.S. Government and other             -             -           -         2.83       $1,997    $1,992      6.47%
        agency obligations
        FHLB Stock                          -             -        $152          N/A          152       152      6.75%
                                         ----          ----         ---                     -----     -----
            Total                           -             -        $152                    $2,149    $2,144      6.49%
                                         ====          ====         ===                     =====     =====

                                                                    At September 30, 1996
                                           ----------------------------------------------------------------------
                                                                          Over One to             Over Five
                                              One year or Less             Five Years            to Ten Years
                                                        Weighted                  Weighted                Weighted
                                           Carrying      Average     Carrying      Average  Carrying       Average
                                             Value        Yield        Value        Yield     Value         Yield
                                           --------     --------     --------     --------  --------      --------
                                                                   (Dollars in Thousands)
      Securities available for sale:
         U.S. Government and other         $2,605        6.76%       $4,492        6.77%         -            -
           agency obligations
        Corporate notes                     1,256        7.93%        1,497        6.39%         -            -
                                            -----                     -----                  -----        -----
            Total                          $3,861                    $5,989                      -            -
                                            =====                     =====                   ====         ====


                                                                    At September 30, 1996
                                        ------------------------------------------------------------------------------
                                            Over ten years            No                   Securities Total
                                                                  Contractual
                                                                   Maturity
                                                                                 Average
                                                      Weighted                  Remaining                      Weighted
                                          Carrying     Average     Carrying      Years to   Carrying  Market    Average
                                            Value       Yield        Value       Maturity     Value    Value     Yield
                                          --------    --------     --------     ---------   --------  ------   --------
                                                                    (Dollars in Thousands)
      Securities available for sale:
        U.S. Government and other
          agency obligations                    -           -            -         2.22      $7,097   $7,097    6.76%
        Corporate notes                         -           -            -         1.07       2,753    2,760    7.09%
                                              ---         ---          ---                    -----    -----
            Total                               -           -            -         1.90      $9,850   $9,857    6.86%
                                              ===         ===          ===                    =====    =====

     SOURCES OF FUNDS

        GENERAL. The Bank's primary sources of funds for use in lending, investing and for other general purposes are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. Borrowings may be used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds or for deposit inflows at less than projected levels. The Bank is a member of the FHLB-Chicago and has occasionally borrowed from the FHLB-Chicago.

        DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits principally consist of demand accounts (non-interest bearing checking, NOW, MMDA and passbook) and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates and competition. The Bank's deposits are obtained primarily from the areas in which its offices are located, and the Bank relies principally on customer service, marketing programs and promotion to attract and retain deposit accounts. The Bank does not currently solicit or currently accept brokered deposits. Management monitors the Bank's certificate accounts and based on historical experience, management believes it will retain a large portion of such accounts upon maturity. Management considers Bank profitability, the matching of term lengths with assets, the attractiveness to customers and rates offered by competitors in deposit offerings and promotions. The Bank has been competitive in the types of accounts and interest rates it has offered on its deposit products. The Bank intends to continue its efforts to attract deposits as a primary source of funds for supporting its lending and investing activities.

        Depositors have been shifting funds from lower interest certificates of deposit to mutual funds and other investment alternatives offering higher yields. However, the total decrease in deposits for the year ended September 30, 1994 was positively affected by an increase of $4.3 million in passbook account balances. Because the Conversion was not consummated until October 21, 1994, the stock proceeds were reflected in the passbook account balance at September 30, 1994. The decrease in deposit accounts for the year ended September 30, 1995 is mainly related to the $4.8 million used to purchase Common Stock in connection with the Conversion. Deposits decreased by $4.6 million during the year ended September 30, 1996. Management chose to price deposits to maintain interest margins rather than match or beat interest rates offered by other financial institutions or competing financial products such as mutual funds and bonds.

        The following table presents the deposit activity of the Bank for the periods indicated.

                                                              Year Ended September 30,
                                                    -----------------------------------------
                                                         1996         1995          1994
                                                         ----         ----          ----
                                                                 (In thousands)
        Deposits                                       $33,576       42,949        40,249
        Withdrawals                                    (39,324)     (47,609)      (40,621)
                                                        ------       ------        ------
        Net deposits (withdrawals)                      (5,748)      (4,660)         (372)
        Interest credited on deposits                    1,241        1,086         1,021
        Charge in accrued interest                         (39)         (58)          (21)
                                                         -----        -----           ---
          Total increase (decrease) in deposits        $(4,546)      (3,632)          628
                                                         =====        =====           ===

        The Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:

                                                                September 30,
                                                     ----------------------------------
                                                          1996               1995
                                                          ----               ----
                                                          (Dollars in thousands)
             Three months or less                         $208               $211
             Over three through six months                 104                 -
             Over six through twelve months                116                312
                                                           ---                ---
               Total                                      $428               $523
                                                           ===                ===

              The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented.


                                        At September 30, 1996                   At September 30, 1995
                                     ------------------------------------    ------------------------------------
                                                                 Weighted                                Weighted
                                                    Percent      Average                    Percent      Average
                                                   of total      Nominal                   of total      Nominal
                                       Amount      Deposits        Rate        Amount      Deposits        Rate
                                       ------      --------      --------      ------      --------      --------
                                                                     (Dollars in Thousands)
     Demand accounts:
       Non-interest bearing             $ 270         1.09%           -       $   231         0.79%            -
       NOW                              1,165         4.69%        2.65%        1,566         5.34%        2.62%
       Money Market                     2,669        10.74%        4.00%        2,809         9.57%        3.96%
       Passbook                         4,016        16.17%        2.75%        4,598        15.67%        2.78%
                                       ------        -----                      -----        -----
         Total demand accounts          8,120        32.69%        3.06%        9,204        31.37%        3.04%
                                       ------        -----                      -----        -----
     Certificate accounts:
       One to six months                4,144        16.68%        5.14%        4,470        15.23%        6.18%
       12 to 20 months                  7,418        29.86%        5.40%        8,119        27.66%        6.12%
       24 to 36 months                  4,728        19.03%        5.50%        7,029        23.95%        5.39%
       36 to 60 months                      4         0.02%        4.80%            4          .01%        4.80%
       Jumbo                              428         1.72%        5.30%          523         1.78%        5.50%
                                       ------        -----                      -----        -----
         Total certificates            16,722        67.31%        5.36%       20,145        68.63%        5.86%
                                       ------        -----                     ------        -----
         Total deposit accounts        24,842       100.00%        4.61%       29,349       100.00%        4.98%
                                                    ======                                  ======
     Accrued interest                     120                                     159
                                       ------                                  ------
         Total deposits               $24,962                                 $29,508
                                       ======                                  ======

              The following table presents, by various interest rate categories, the amounts of certificate accounts outstanding at September 30, 1996, 1995 and 1994, and the periods to maturity of the certificate accounts outstanding at September 30, 1996.

                                                                                      Period of Maturity
                                                    At September 30,                From September 30, 1996
                                              -----------------------------   ----------------------------------
                                                                           (In Thousands)
                                                                              Within      One to
                                              1996      1995       1994      One Year   Three Years     Total
                                              ----      ----       ----      --------   -----------     -----
     Certificate of deposit accouts:
        3.99% or less                     $       -        143      2,869    $      -          -            -
        4.00% to 4.99%                        4,387      2,341     11,687       2,086      2,301        4,387
        5.00% to 5.99%                       12,104      7,474      2,973      11,933        171       12,104
        6.00% to 6.99%                          231     10,187        200         231          -          231
        7.00% to 7.99%                            -          -         42           -          -            -
        8.00% to 8.99%                            -          -        17            -          -            -
                                             ------     ------     ------      ------     ------       ------
                                            $16,722     20,145     17,788     $14,250      2,472       16,722
                                             ======     ======     ======      ======      =====       ======

              BORROWINGS AND OTHER FINANCING TRANSACTIONS. The Bank's other available sources of funds include notes payable to the FHLB-Chicago and collateralized borrowings. As a member of FHLB-Chicago, the Bank is required to own capital stock in and is authorized to apply for borrowings from the FHLB-Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and a range of maturities. The FHLB-Chicago may prescribe the acceptable uses for these borrowings, as well as limitations on the amount and repayment provisions. The Bank has rarely borrowed funds in the past, although it will continue to monitor use of this source in the future. At September 30, 1996 the Bank had no outstanding borrowings from the FHLB-Chicago because the Bank had a high level of liquidity.

   FEDERAL TAXATION

        GENERAL. The following discussion of tax matters is intended to be a summary of the material tax rules applicable to the Bank and does not purport to be a comprehensive description of all applicable tax rules.

        The Bank and First Ozaukee report their income on a fiscal year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below.

        BAD DEBT RESERVES. Savings institutions, such as the Bank, which meet certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts"), are permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in arriving at their taxable income. Effective for tax years beginning after December 31, 1995, institutions will be required to recapture into taxable income over a six year period the portion of the tax bad debt reserve that exceeds the 1987 tax year level. The Bank will be permitted to make additions to the tax bad debt reserve using the experience method.

        Earnings that have been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to First Ozaukee without the payment of income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. Thus, any dividends to First Ozaukee that would reduce amounts appropriated (to the Bank's bad debt reserves and deducted for federal income tax purposes) could create a tax liability for the Bank. The Bank does not intend to pay dividends that would result in a recapture of its bad debt reserves.

        DISTRIBUTIONS. To the extent that (i) the Bank's reserve for losses on qualifying real property loans exceeds the amount that would have been allowed under an experience method, and (ii) the Bank makes "non-dividend distributions" to shareholders that are considered to result in distributions from the excess bad debt reserve or the supplemental reserve for losses on loans ("Excess Distribution"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current or accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserves.

        The amount of additional taxable income created from an Excess Distribution is an amount that when reduced by the tax attributable to the income is equal to the amount of the distribution. Thus, if certain portions of the Bank's accumulated tax bad debt reserve are used for any purpose other than to absorb qualified bad debt losses, such as for the payment of dividends or other distributions with respect to the Bank's capital stock (including distributions upon redemption or liquidation), approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state taxes). See "--Regulation" for limits on the payment of dividends by the Bank.

        CORPORATE ALTERNATIVE MINIMUM TAX. For taxable years beginning after December 31, 1986, the Internal Revenue Code imposes an alternative minimum tax ("AMT") on a corporation's alternative minimum taxable income ("AMTI") which is imposed at a rate of 20%. The excess of the bad debt reserve deduction using the percentage of taxable income method, over the deduction that would have been allowable under an experience method, is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating losses. For taxable years beginning after December 31, 1989, the adjustment to AMTI based on book income will be an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Bank, whether or not an AMT is due. The Bank is not subject to the environmental tax and does not expect to be subject to the AMT.

        STATE TAXATION. The Bank is subject to franchise taxes at a rate of 7.9% imposed by the State of Wisconsin. Wisconsin taxable income is generally similar to federal taxable income except that interest from state and municipal obligations is taxable, no deduction is allowed for state income taxes, and net operating losses may be carried forward but not back. Wisconsin law does not provide for filing of consolidated income tax returns.

   REGULATION

        The Bank consummated its conversion from a mutual to a stock savings bank on October 21, 1994. Therefore, the ensuring discussion involves regulations as they apply to stock savings banks.

        The Bank is a Wisconsin-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under SAIF. The Bank is subject to extensive regulation by the Commissioner, as its chartering agency, and by the FDIC, as its deposit insurer and principal federal regulator. The lending and investment authority of the Bank is prescribed by Wisconsin law and regulations, as well as applicable federal law and regulations, and the Bank is prohibited from engaging in any activities not permitted by such law and regulations. First Ozaukee is a one-bank holding company subject to regulatory oversight by the Federal Reserve Board and the SEC.

        WISCONSIN SAVINGS BANK REGULATION. The Commissioner has adopted regulations governing the regulation and supervision of Wisconsin-chartered savings banks which became effective March 1, 1994.

        EXAMINATIONS AND ASSESSMENTS. As a Wisconsin-chartered stock savings bank, the Bank is subject to regulation and supervision by the Commissioner. The Bank is required to file periodic reports with and is subject to periodic examinations at least once every 18-month period by the Commissioner. Savings banks are required by the Commissioner's regulations to pay examination fees and annual assessments to fund the supervisory operations of the Commissioner.

        INVESTMENTS. Under Wisconsin law, the Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Savings banks may lend funds, on a secured or unsecured basis, for commercial or consumer purposes, provided that aggregate commercial loans do not exceed 10% of the savings bank's total assets and aggregate consumer loans do not exceed 10% of the savings bank's total assets. Subject to certain limited exceptions, savings banks may not make a loan secured by a first lien mortgage in an amount in excess of 90% of the fair market value of the real estate security.

        Savings banks also may invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Investment in debt securities of local governmental units may not exceed 50% of capital and temporary borrowings of any local governmental unit maturing within one year from the date of issue may not exceed 60% of capital. Investment in short-term commercial paper issued by a financial institution, corporation or other borrower must have a maturity of two to 270 days and be rated in one of the four highest categories by a nationally recognized rating service.

        Subject to the prior approval of the Commissioner and compliance with capital requirements, savings banks may invest in residential housing development projects or in the stock of a corporation that owns one or more of such projects and is a wholly owned subsidiary of a financial institution, provided that investment in any one project does not exceed 15% of capital and the aggregate investment in such projects does not exceed 50% of capital.

        Under the Commissioner's regulations, savings banks may invest in service corporations or subsidiaries with the prior approval of the Commissioner and subject to the condition that the service corporation or subsidiary engages in only those activities pre-approved by the Commissioner, agrees to be audited annually by a certified public accountant, agrees to bear the expense of all examinations and audits conducted by the Commissioner, and agrees not to enter into a business venture, directly, or indirectly with an officer, director or employee of the savings bank. Under the Commissioner's regulations, a savings bank's investment in a service corporation or subsidiary is broadly defined to include: acquisition of capital stock; partnership or joint venture capital contributions; mortgage loans, commercial loans, loan guarantees and letters of credit; liability for the debt of a partnership or joint venture; or any other obligation for direct or contingent payment of a service corporation or subsidiary's debt. The Bank does not have any subsidiary operations.

        The lending and investment powers of Wisconsin savings banks also are limited by FDIC regulations and other federal law and regulations. See "--Restrictions Upon State-Chartered Banks".

        LOANS TO ONE BORROWER. Wisconsin-chartered savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 15% of capital plus an additional 10% for loans fully secured by readily marketable collateral. In addition, savings banks may make loans to one borrower for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of capital, provided certain conditions are satisfied. If the collateral securing an outstanding loan falls below 100% of the total amount of the loan or extension of credit or otherwise does not conform to the foregoing loans-to-one borrower limitations, a savings bank must bring such loan into conformance within 15 business days unless a judicial proceeding or other extraordinary occurrence prevents the savings bank from taking action. At September 30, 1996, the Bank did not have any loans which exceeded the loans-to-one borrower limitations.

        QUALIFIED THRIFT REQUIREMENT. As a Wisconsin-chartered savings bank, the Bank must qualify for and maintain a level of qualified thrift investments equal to 60% of its assets as prescribed in Section 7701(a)(19) of the Code. At September 30, 1996, the Bank maintained 82.55% of its assets in qualified thrift investments and therefore met the qualified thrift requirement.

        DIVIDEND LIMITATIONS. A savings bank which meets its regulatory capital requirement may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. If the paid-in surplus of the savings bank does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year in case of annual dividends, has been transferred to paid-in surplus. In addition, prior approval of the Commissioner is required before dividends exceeding 50% of profits for any calendar year may be declared and before a dividend may be declared out of retained earnings. Under the Commissioner's regulations, a savings bank which has converted from mutual to stock form also is prohibited from paying a dividend on its capital stock if the effect thereof would cause the regulatory capital of the savings bank to be reduced below the amount required for its liquidation account.

        LIQUIDITY. Under the Commissioner's regulations, savings banks are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) of not less than 8% of its average daily balance during the preceding calendar month of its net withdrawable accounts plus its short-term borrowings. In addition, the regulations require savings banks to maintain an average daily balance of short-term liquid assets of not less than 1% of the average daily balance during the preceding calendar month of its net withdrawable accounts plus its short-term borrowings. On September 30, 1996, the Bank's liquidity ratio as defined under the Commissioner's regulations was 54.05%.

        PROMPT CORRECTIVE REGULATORY ACTION. The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal bank regulators are required to take certain supervisory actions with respect to undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, FDICIA requires federal bank regulators to appoint a receiver or conservator for an institution that is critically undercapitalized. FDICIA authorizes federal bank regulators to specify the ratio of tangible capital to assets at which an institution becomes critically undercapitalized and requires that the ratio be no less than 2% of total assets.

        On September 15, 1992, the FDIC adopted a final rule to implement the prompt corrective action provisions of FDICIA. Under the regulations, an insured institution that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater. An "adequately capitalized" institution is an insured institution that does not meet the definition of well capitalized and has (i) a total risk-based capital ratio of 8.0% or greater, a Tier 1 capital risk-based ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater (or 3.0% or greater if the institution has a composite 1 CAMEL rating). An insured institution that has total capital to risk-based assets of less than 8.0%, core capital to risk-based assets of less than 4.0%, or a leverage ratio that is less than 4.0%, would be considered "undercapitalized". An insured institution that has total capital to risk-based assets of less than 6.0%, core capital to risk-based assets of less than 3.0%, or a leverage ratio that is less than 3.0%, would be considered "significantly undercapitalized" and an insured institution that has tangible capital to assets ratio equal to or less than 2.0% would be deemed "critically undercapitalized".

        Subject to limited exceptions, insured institutions in any of the undercapitalized categories are prohibited from declaring dividends, making any other capital distribution or paying a management fee to a controlling person. Undercapitalized institutions are subject to certain mandatory supervisory actions, including increased monitoring, required capital restoration planning and growth and acquisition restrictions. The filing of a capital restoration plan, which must be guaranteed by any parent holding company, also is required. Significantly undercapitalized institutions face even more severe restrictions, requiring the institution to raise additional capital; restricting transactions between the institution and its affiliates; restricting interest rates paid on deposits; requiring the institution to accept an offer to be acquired by another institution or company; and requiring the institution to terminate, reduce or alter any activity posing excessive risk to the institution. The Bank currently exceeds all applicable regulatory capital requirements and therefore is not subject to prompt correction action.

        BROKERED DEPOSITS; INTEREST RATE LIMITATIONS. FDIC regulations promulgated under FDICIA govern the acceptance of brokered deposits by insured depository institutions. The capital position of an institution determines whether and with what limitations an institution may accept brokered deposits. A "well-capitalized" institution (one that significantly exceeds specified capital rations) may accept brokered deposits without restriction. "Undercapitalized" institutions (those that fail to meet minimum regulatory capital requirements) may not accept brokered deposits and "adequately capitalized" institutions (those that are not "well-capitalized" or "undercapitalized") may only accept such deposits with the consent of the FDIC. "Adequately capitalized" institutions may apply for a waiver by letter to the FDIC. An institution that is not "well capitalized", even if meeting minimum capital requirements, may not solicit brokered or other deposits by offering interest rates that are significantly higher than the relevant local or national rate as determined under the regulations. The Bank is a "well-capitalized" institution and therefore may accept brokered deposits without restrictions. At September 30, 1996, the Bank had no brokered deposits.

        UNIFORM LENDING STANDARDS. Under FDICIA, federal bank regulators are required to adopt uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Savings institutions and savings banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending polices must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by federal bank regulators. The Bank has adopted and maintains such policies.

        STANDARDS FOR SAFETY AND SOUNDNESS. FDICIA required federal bank regulators to prescribe operational and managerial standards for all insured depository institutions and depository institution holding companies relating to internal controls, information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; and compensation, fees and benefits. The compensation standards would prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss. In addition, federal bank regulators were required to prescribe standards relating to asset quality, earnings and stock valuation that the regulators determined to be appropriate.

        On September 23, 1994, the Riegle Act (the "Riegle Act") was enacted. The Riegle Act amended Section 39 of the FDI Act: (1) To authorize the federal bank regulators to establish safety and soundness standards by regulation or by guideline for all insured depository institutions; (2) to give the regulators greater flexibility in prescribing asset quality and earnings standards; and
   (3) to eliminate the requirement that standards prescribed under
   Section 39 apply to depository institution holding companies.

        On July 10, 1995, federal bank regulators adopted Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") and also adopted a final rule establishing deadlines for submission and review of safety and soundness compliance plans. Federal bank regulators are authorized, but not required, to request a compliance plan for failure to satisfy the safety and soundness standards set out in the Guidelines. An institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulators. Regulators expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution.

        With respect to internal controls, information systems and internal audit systems of institutions, the Guidelines prescribe the functions that adequate internal controls and information systems must be able to perform, rather than providing the types of controls or systems that must be present in every case. Each institution is required to have an internal audit system that provides for adequate testing and review of internal controls and information systems.

        The Guidelines do not specify in detail what loan documentation must contain; documentation practices would be evaluated based upon each institution's ability to: make informed decisions and assess risk on an ongoing basis; identify the purpose of the loan and assess the ability of the borrower to repay the indebtedness in a timely manner;

   insure that any claim against a borrower is legally enforceable; demonstrate appropriate administration and monitoring of the loan; and take account of the size and complexity of the loan. The Guidelines establish general parameters of safe and sound credit underwriting practices, and require each institution to establish and maintain prudent credit underwriting practices commensurate with the size of the institution and the nature and scope of its lending activities.

        With respect to interest rate risk management, the Guidelines require institutions to manage interest rate risk in a manner appropriate to the size of the institution and the complexity of its assets and liabilities. Larger institutions that are exposed to significant interest rate risk would be expected to maintain a more formal system for the measurement and management of such risk. Further, an institution is required to base its asset growth on a plan that reflects consideration of: (i) the source, volatility and use of the funds that support asset growth; (ii) any increase in credit risk or interest rate as a result of growth; and (iii) the effect of growth on the institution's capital.

        The Guidelines also require an institution to base its asset growth on a plan that fully considers the source of an institution's growth, the risks presented by such growth, and the effect of growth on the institution's capital. Regulators will evaluate asset growth against an institution's overall strategic plan for growth.

        In addition, the Guidelines would require that each institution maintain safeguards to prevent the payment of compensation, fees, or benefits that are excessive or could lead to material financial loss. Compensation that is unreasonable or disproportionate to the service actually performed by the institution being compensated would be considered excessive. In making such a determination, the federal regulators would consider all relevant factors, including the compensation history of the individual and other individuals with comparable expertise at the institution, the financial condition of the institution, comparable compensation packages at comparable institutions, and any connection between an individual and any wrongdoing at the institution.

        The final rule does not set forth any standards related to asset quality and earnings in the final Guidelines. Federal regulators intend to add revised asset quality and earnings standards to the Guidelines after receiving comments and finalizing such standards.
   The federal regulators also concluded that establishing stock valuation standards for publicly traded institutions is not appropriate. Regulators intend to continue the existing practice of augmenting overall examinations and ongoing monitoring of publicly-traded institutions through the review of stock price changes, market price to book value ratios, bond ratings and other indicators of the market's assessment of an institution's performance.

        The Bank believes that its operational and managerial standards substantially comply with a standards set forth in the Guidelines and that compliance with the Guidelines will therefore not impose a significant burden on Bank operations.

   RESTRICTIONS UPON STATE-CHARTERED BANKS

        FDICIA added a new Section 24 to the Federal Deposit Insurance Act of 1950 ("FDI Act") which generally limits the activities and equity investments of FDIC-insured state-chartered banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

        Regulations governing equity investments of banks generally prohibit certain equity investments and require divestiture of such investments by December 19, 1996. Section 24 provides an exception for investments in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies by a bank if (1) the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991, (2) the state in which the bank is chartered permitted such investments as of September 30, 1991, and (3) the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an Institution's investment in such equity securities will be subject to an aggregate limit up to its core capital. Section 24 also contains an exception for certain majority-owned subsidiaries. Banks holding impermissible equity investments that do not receive FDIC approval must submit to the FDIC a plan for divesting such investments as quickly and as prudently as possible. The Bank does not hold any impermissible equity investments.

        Insured savings banks must obtain the FDIC's prior approval before directly, or indirectly through a majority-owned subsidiary, engaging "as principal" in any activity that is not permissible for a national bank unless certain exceptions apply. An "activity permissible for a national bank" includes any activity that is authorized for a national bank under the National Bank Act (12 U.S.C. 21 et seq.) or any other statute, as well as activities recognized as permissible in regulations issued by the Office of Comptroller of Currency (the "OCC"), official circulars or bulletins issued by the OCC, or any order or written interpretation issued by the OCC. However, in order for a state bank to conduct an activity as principal without the FDIC's consent, the activity must be conducted in the same manner in which a national bank is authorized to conduct the activity. Under the activity regulations, FDIC-supervised state banks will not be permitted to directly engage in commercial ventures or any insurance underwriting activity other than as such activities are permissible for a national bank or a national bank subsidiary or except for certain limited insurance underwriting activities. In addition, the activity regulations provide that state banks which meet all regulatory capital requirements may engage in certain activities that are not permissible for national banks which are deemed not to present a significant risk to the insurance fund, including guaranteeing certain obligations of others, activities which the Federal Reserve Board has found to be closely related to banking and certain securities activities conducted through subsidiaries. The FDIC will not approve an activity it determines would present a significant risk to FDIC insurance funds. Bank activities are of a type permissible under FDICIA.

        As a SAIF-insured, state-chartered savings bank which was formerly a state-chartered savings association, the Bank was subject to certain restrictions which are imposed by federal law on state-chartered savings associations, including a prohibition against engaging in activities (other than as agent for its customers) that are not permissible for a federally chartered savings association or engaging in activities authorized for federally chartered associations, but to a greater extent than authorized for federally chartered associations, unless the association met its fully phased-in capital requirements and the FDIC determined that the activity will not pose a significant risk to the deposit insurance fund. Effective December 8, 1993, the FDIC amended its regulations to delete certain provisions requiring SAIF-insured state banks to continue to comply with certain restrictions applicable to state-chartered savings associations. The effect of such amendment is to treat SAIF-insured state banks and Bank Insurance Fund ("BIF") member state banks the same rather than subject such institutions to additional restrictions based on insurance fund membership.

        CAPITAL MAINTENANCE. FDIC-insured institutions are required to follow certain capital adequacy guidelines which prescribe minimum levels of capital and require that institutions meet certain risk-based and leverage capital requirements. Under the FDIC capital regulations, the Bank is required to meet the following capital standards: (i) "Tier 1 capital" in an amount not less than 3% of total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "total capital" in an amount not less than 8% of risk-weighted assets.

        FDIC-insured institutions in the strongest financial and managerial condition (with a composite rating of "1" under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) are required to maintain "Tier 1 capital" equal to at least 3% of total assets (the "leverage limit" requirement). For all other FDIC-insured institutions, the minimum leverage limit requirement is 3% of total assets plus at least an additional 100 to 200 basis points. Tier 1 capital is defined to include the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights). An institution that fails to meet the minimum leverage limit requirement must file a capital restoration plan with the appropriate FDIC regional director that details the steps it will take to reach capital compliance. At September 30, 1996, the Bank's ratio of Tier 1 capital to total assets was 17.16% or 13.16% in excess of the minimum leverage limit requirement.

        FDIC-insured institutions also are required to adhere to certain risk-based capital guidelines which are designed to provide a measure of capital more sensitive to the risk profiles of individual banks. Under the risk-based capital guidelines, capital is divided into two tiers: core (Tier 1) capital, as defined above, and supplementary capital (Tier 2). Tier 2 capital is limited to 100% of core capital and includes cumulative perpetual preferred stock, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan and lease losses. Allowance for possible loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital. The risk-based capital framework assigns balance sheet assets to one of four broad risk categories which are assigned risk-weights ranging from 0% to 100% based primarily on the degree of credit risk associated with the obligor. Off-balance sheet items are converted to an on-balance sheet "credit equivalent" amount utilizing certain conversion factors. The weighted sum of the four risk-weighted categories equals risk-weighted assets. At September 30, 1996, the Bank's Tier 1 capital to risk-weighted assets was 33.77%, or 29.77% in excess of the FDIC requirement and the Bank's total capital to risk-weighted assets was 34.56% or 26.56% in excess of the FDIC requirement.

        In addition, Wisconsin-chartered savings banks are required to maintain a minimum capital to assets ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. If the Commissioner determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the Commissioner may require a higher minimum capital level for the savings bank. If a savings bank's capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At September 30, 1996, the Bank's total capital, as calculated under Wisconsin law, was $5.9 million or 18.40% of total assets, which was 12.40% in excess of the required amount.

        INSURANCE OF DEPOSITS. The Bank is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

        Under the FDIC's risk-based assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as under the prompt corrective action regulations. See "--Regulation--Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisor evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate ranges from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C while assessments for over 90% of the BIF members had been the statutory minimum of $2,000. Recently enacted legislation provided for a one-time assessment of 65.7 basis points of insured deposits as of March 31, 1995, that fully capitalized the SAIF and had the effect of reducing future SAIF assessments. Accordingly, although the special assessment resulted in a one-time charge to the Bank of approximately $178,000 pretax and $108,000 net of tax effect, the recapitalization of the SAIF had the effect of reducing the Bank's
   future deposit insurance premiums to the SAIF.   Under the recently
   enacted legislation, both BIF and SAIF members will be assessed an amount for the FICO Bond payments. BIF members will be assessed approximately 1.3 basis points while the SAIF rate will be approximately 6.4 basis points until January 1, 2000. At that time, BIF and SAIF members will begin pro rata sharing of the payment at an expected rate of 2.43 basis points.

        SAIF members are generally prohibited from converting to the status of members of the Bank Insurance Fund ("BIF") administered by the FDIC or merging with or transferring assets to a BIF member before the date on which the SAIF meets or exceeds the designated reserve ratio of 1.25% of insured deposits. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF to BIF conversion transaction is required to pay an exit fee to SAIF and an entrance fee to BIF. A savings association may adopt a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

        The FDIC has proposed a rule that would lower the regular semi-annual SAIF assessment rates by establishing a base assessment rate schedule ranging from 4 to 31 basis points effective October 1, 1996. The rule widens the range between the lowest and highest assessment rates among healthy and trouble institutions with the intent of creating an incentive for savings institutions to control risk-taking behavior. The rule also prevents the FDIC from collecting more funds than needed to maintain the SAIF's capitalization at 1.25% of insured deposits.

        Under law, the FDIC may not impose semi-annual assessments which would cause it to collect more funds than are necessary to maintain the SAIF's designated reserve ratio. As a result, the base assessment rate schedule will be immediately modified in two ways. The first modification, applying to institutions such as certain BIF members and SAIF-member banks that do not pay assessments to the FICO, reduces the base assessment rate by 4 basis points for a range from 0 to 27 basis points. The second modification sets a special interim rate schedule from 18 to 27 basis points for the period from October 1, 1996 to December 31, 1996 to SAIF-member savings associations that pay assessments to the FICO. After December 31, 1996, the special interim rates would terminate and these institutions would also pay the base assessment rate as reduced by the 4 basis point adjustment. Any excess funds collected by the FDIC in the last six months of 1996 would be refunded or credited, with interest to the institution.

        RESTRICTIONS ON LOANS TO AND TRANSACTIONS WITH INSIDERS AND AFFILIATES. In accordance with Section 22(h) of the Federal Reserve Act of 1913, as amended ("Federal Reserve Act"), Federal Reserve Board regulations limited the total amount a savings bank may lend to its executive officers, directors, principal shareholders and their related interests (collectively referred to herein as "affiliated persons"). Generally, an affiliated person may borrow an aggregate amount not exceeding 15% of a savings bank's unimpaired capital and unimpaired surplus on an unsecured basis and an additional 10% on a secured basis. FDICIA also set a limit on the aggregate amount a depository institution may lend to affiliated persons as a class to an amount not exceeding the institution's unimpaired capital and unimpaired surplus. The Federal Reserve Board was authorized to make an exception to this aggregate limit for banks with deposits of less than $100 million in cases where an exception was determined to be important to avoid constricting the availability of credit in small communities or to attract directors to such banks. By final rule issued February 24, 1994, the Federal Reserve Board will permit the extension of credit by small adequately capitalized banks to affiliated persons in an amount up to 200% of unimpaired capital and unimpaired surplus in such cases.

        To implement changes made to Section 22(h) by the Housing and Community Development Act of 1992, the Federal Reserve Board amended its implementing regulations, effective May 3, 1993, to provide for certain exceptions from the definition of "extension of credit" that pose a minimal risk to institutions, including extensions of credit secured by obligations fully guaranteed by the federal government, unconditional takeout commitments or guarantees of any U.S. agency, department or wholly owned corporation, or a segregated deposit account at the institution. Further, pursuant to the final rule issued February 24, 1994, the Federal Reserve Board amended the definition of "extension of credit" in several respects. First, the Federal Reserve Board amended the "tangible economic benefit" rule to clarify that the rule does not apply to an arms-length extension of credit by a bank to a third party where the proceeds of the credit are used to finance the bona fide acquisition of property, goods or services from an insider or an insider's related interest. Second, an "extension of credit" will no longer include a discount of promissory notes, bills of exchange, conditional sales contracts or similar paper, which are made without recourse. Finally, the Federal Reserve Board has increased to $15,000 the threshold above which standard credit card loans to insiders would be counted as "extensions of credit".

        In addition, the Commissioner's regulations establish restrictions on loans and other transactions with the Bank's affiliated persons. All loans to affiliated persons must be made in the "ordinary course of business" involving not more than the "normal risks of collectibility" and not exceeding the loan amount which would be available to members of the general public of similar credit status, must be secured by the principal residence of the affiliated person or deposit accounts maintained at the Bank and must be approved by a majority of the Bank's disinterested directors. Interest rates on loans to affiliated persons must be equal to or greater than the Bank's current cost of funds, except that the interest rate of a loan secured by a deposit account must be at least 1% above the rate of return on the deposit account. Extensions of credit to affiliated persons for commercial purposes, in the aggregate, may not exceed $100,000.

        FDIC-insured state-chartered savings banks must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relating to transactions with affiliates in the same manner and to the same extent as if the savings bank were a Federal Reserve member bank. Generally, Sections 23A and 23B limit the extent to which an insured institution or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus, plus an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and require that all transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, issuance of a guaranty and similar other types of transactions. The Commissioner, for safety and soundness reasons, may impose more stringent restrictions on savings banks but may not exempt transactions from or otherwise abridge Sections 23A and 23B. Exemptions from 23A and 23B may be granted only by the Federal Reserve Board.

        Unless prior approval of the Commissioner is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a stockholder owning more than 10% of its capital stock, or from any firm, corporation, entity for family in which an affiliated person or 10% stockholder has a direct or indirect interest. The Bank has not been significantly affected by such restrictions on loans to and transactions with affiliates.

        COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act of 1977, as amended (the "CRA"), as implemented by FDIC regulations, the Bank has a continuing and affirmative obligation consistent with safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services it believes are best suited to its particular community. The CRA requires the FDIC, in connection with examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") amended the CRA to require, effective July 1, 1990, public disclosure of an institution's CRA rating and require the primary regulator to provide a written evaluation of an institution's performance.

        On May 4, 1995, the federal banking regulators adopted a final rule ("Final CRA Rule") governing compliance with CRA. The Final CRA Rule eliminates the previous CRA regulation's 12 assessment factors and substitutes a performance based evaluation system. The Final CRA Rule was phased in over a period of time and became fully effective by July 1, 1997. Under the Final CRA Rule, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the CRA, is generally evaluated under three assessment tests relating to lending, investment and service.

        The lending test analyzes lending performance using five criteria: (i) the number and amount of loans in the institution's assessment area, (ii) the geographic distribution of lending, including the proportion of lending in the assessment area, the dispersion of lending in the assessment area, and the number of amount of loans in low-, moderate-, middle-, and upper-income areas in the assessment area, (iii) borrower characteristics, such as the income level of individual borrowers and the size of businesses or farms,
   (iv) the number and amount, as well as the complexity and innovativeness of an institution's community development lending and
   (v) the use of innovative or flexible lending practices in a safe and sound manner to address the credit needs of low- or moderate-income individuals or areas.

        The investment test analyzes investment performance using four criteria: (i) the dollar amount of qualified investments, (ii) the innovativeness or complexity of qualified investments, (iii) the responsiveness of qualified investments to credit and community development needs and (iv) the degree to which the qualified investments made by the institution are not routinely provided by private investors.

        The service test analyzes service performance using six criteria:
   (i) the institution's branch distribution among low-, moderate-, middle- and upper-income areas, (ii) its record of opening and closing branches, particularly in low- and moderate-income areas, (iii) the availability and effectiveness of alternative systems for delivering retail banking services, (iv) the rate of services provided in low-, moderate-, middle-, and upper-income areas and extent to which those services are tailored to meet the needs of those areas, (v) the extent to which the institution provides community development services, and
   (vi) the innovativeness and responsiveness of community development services provided.

        Financial institutions with assets of less than $250 million, or a financial institution with assets of less than $250 million that is a subsidiary of a holding company with assets of less than $1 billion, will be evaluated under a streamlined assessment method based primarily on its lending record. The streamlined test considers an institution's loan-to-deposit ratio adjusted for seasonal variation and special lending activities, its percentage of loans and other lending related businesses and farms of different sizes, the geographic distribution of its loans, and its record of taking action, if warranted, in response to written complaints. In lieu of being evaluated under the three assessment tests or the streamlined test, a financial institution can adopt a "strategic plan" and elect to be evaluated on the basis of achieving the goals and benchmarks outlined in the strategic plan. Based upon a review of the Final CRA Rule, management of First Ozaukee does not anticipate that the new CRA regulations will adversely affect the Bank.

        FEDERAL RESERVE SYSTEM. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including savings banks and savings institutions, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits (including certain money market deposit accounts) at a savings institution. A depository institution must maintain average daily reserves equal to 3% of the first $54.0 million of net transaction accounts and an initial reserve of 01.6 million, plus 10% of net transaction accounts in excess of
   054.0 million. In addition, the first $4.2 million of otherwise reservable liabilities are exempt from the reserve requirement. These percentages and threshold are subject to adjustment by the Federal Reserve Board. The Bank satisfies its reserve requirements on an on-going basis by maintaining average balances of vault cash and non-interest bearing reserve deposits with the FHLB-Chicago (which are passed through to the Federal Reserve Board) which in total are greater than or equal to its required daily average balance.

        Thrift institutions also have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board policy generally requires thrift institutions to exhaust all sources before borrowing from the Federal Reserve System. The Bank had no discount window borrowings as of September 30, 1996.

        FEDERAL HOME LOAN BANK SYSTEM. The Federal Home Loan Bank System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure the FHLBs remain adequately capitalized and able to raise funds in the capital market; and ensure that the FHLBs operate in a safe and sound manner.

        The Bank, as a member of the FHLB-Chicago, is required to acquire an hold shares of capital stock in the FHLB-Chicago in an amount equal to the greater of (i) 1% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Chicago. The Bank is in compliance with this requirement with an investment in FHLB-Chicago stock of $152,000 at September 30, 1996.

        Among other benefits, the FHLBs provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Chicago. At September 30, 1996, the Bank had no advances from the FHLB-Chicago.

   HOLDING COMPANY REGULATION

        FEDERAL REGULATION. First Ozaukee applied for the prior approval of the Federal Reserve Board, at the Federal Reserve Bank of Chicago (the "Reserve Bank"), to become a registered bank holding company pursuant to the BHC Act by acquiring all of the common stock of the Bank to be issued in connection with the Conversion. On July 22, 1994, the Reserve Bank advised First Ozaukee its application would not be acted on by the Reserve Bank pursuant to delegated authority from the Federal Reserve Board, and the application would be acted upon by the Federal Reserve Board under a 60-day review process. The Federal Reserve Board approved the application on August 17, 1994.

        First Ozaukee is subject to examination, regulation and periodic reporting under the BHC Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis, substantially similar to those of the FDIC for the Bank. First Ozaukee's total and Tier 1 capital significantly exceed such capital adequacy requirements.

        First Ozaukee is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for First Ozaukee to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. In addition to the approval of the Federal Reserve Board, before any bank acquisition can be completed, prior approval thereof also may be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired, including the Commissioner.

        First Ozaukee, unless it meets certain capital and regulatory requirements, is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of First Ozaukee's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with the Federal Reserve Board.

        The status of First Ozaukee as a registered bank holding company under the BHC Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including without limitation, certain provisions of the federal securities laws.

        In addition, a bank holding company generally is prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans;
   (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring and/or operating a savings and loan association.

        Under FIRREA, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if First Ozaukee ever acquired as a separate subsidiary a depository institution in addition to the Bank.

        The Federal Reserve Board's "Policy Statement on Cash Dividends Not Fully Covered by Earnings" sets forth guidelines a bank holding company should follow when establishing its dividend policy. In general, the policy statement provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with its capital needs, asset quality and overall financial condition. The Federal Reserve Board policy also requires that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity. These policies could affect the ability of First Ozaukee to pay cash dividends.

        Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of the Bank, First Ozaukee, any subsidiary of First Ozaukee and related interests of such persons. See "--Capital Maintenance--Restrictions on Loans to and Transactions with Insiders and Affiliates." Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with First Ozaukee or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

        First Ozaukee and its subsidiary, the Bank, will be affected by the monetary and fiscal policies of various agencies of the United States government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management of First Ozaukee to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of First Ozaukee.

        STATE SAVINGS BANK HOLDING COMPANY REGULATION. In addition to the Federal Reserve Board bank holding company regulations, a bank holding company that owns or controls, directly or indirectly, more than 25% of the voting securities of a state savings bank also is subject to regulation as a savings bank holding company by the Commissioner. The Commissioner has not yet issued proposed regulations governing savings bank holding companies.

        ACQUISITION OF THE HOLDING COMPANY. Under the federal Change in Bank Control Act of 1978, as amended ("CBCA"), a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the First Ozaukee Common Stock outstanding, unless the Federal Reserve Board has found that the acquisition will not result in a change in control of First Ozaukee. Under the CBCA, the Federal Reserve Board has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by First Ozaukee and the Bank, and the antitrust effects of the acquisition. Under the BHC Act, any company would be required to obtain approval from the Federal Reserve Board before it may obtain "control" of First Ozaukee within the meaning of the BHC Act. Control generally is defined to mean the ownership or power to vote 25% or more of any class of voting securities of First Ozaukee or the ability to control in any manner the election of a majority of First Ozaukee's directors.

        REGULATORY AND CRIMINAL ENFORCEMENT PROVISIONS. FIRREA contains several changes to existing regulatory and criminal enforcement provisions. The major applicable provisions: expand the reach of the depository institution regulatory agencies' civil enforcement authority to include, in addition to directors, officers employees and agents, any "institution-affiliated party" of a depository institution; clarify and enhance the authority of the agencies to order restitution or reimbursement in a cease-and-desist order; unify removal provisions by the regulators and allow the agencies to proceed with a removal or prohibition action when an institution has been harmed without requiring the agencies to quantify the harm or prejudice; authorize the agencies to take enforcement actions against culpable institution-affiliated parties who depart from an institution, within six years of the departure date; increase the maximum amount for civil money penalties from an institution, within six years of the departure date; increase the maximum amount for civil money penalties ("CMPs") and expand the grounds for imposing them; increase the criminal penalty to $1 million and five years' imprisonment for violations of a removal order; impose a three-tier level of CMPs for both failure to file or the late filing of call reports and other information and filing any false or misleading report or information; permit the FDIC to take particular enforcement actions against savings banks; require publication of formal enforcement orders issued by the agencies; shorten the period from 120 days to 30 days for agency notice for termination of deposit insurance; and increase to 20 years the maximum prison term for the banking-related offenses in the Federal Criminal Code.

        FEDERAL SECURITIES LAWS. First Ozaukee filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the First Ozaukee

   Common Stock issued pursuant to the Conversion. Upon completion of the Conversion, First Ozaukee Common Stock was registered with the SEC under the Exchange Act. First Ozaukee is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

        The registration under the Securities Act of the shares of the First Ozaukee Common Stock does not cover the resale of such shares. Shares of First Ozaukee Common Stock purchased by persons who are not affiliates of First Ozaukee may be resold without registration.
   Shares purchased by an affiliate of First Ozaukee are subject to the resale restrictions of Rule 144 under the Securities Act. If First Ozaukee meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of First Ozaukee who complies with the other conditions of Rule 144 (including those that require the affiliated sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of First Ozaukee Common Stock, or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

   EMPLOYEES

        At June 30, 1997, First Ozaukee, on a consolidated basis, had
   11 full-time employees and three part-time employees. First Ozaukee's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

   PROPERTIES

        The Bank conducts its operations through two offices located in Cedarburg and Grafton, Wisconsin. Management believes the Bank's current facilities are adequate to meet present needs. A listing of the Bank's offices is as follows:
                                                          Net Book Value
                                   Year     Owned or      of Property at
                Location          Opened     Leased     September 30, 1996
                --------          ------  ------------  ------------------
                                                          (In Thousands)

   Cedarburg Home Office           1923       Owned            $230
   W61 N526 Washington Avenue
   Cedarburg, WI 53012

   Grafton Office                  1991       Owned             268
   1650 9th Avenue                                              ---
   Grafton, WI 53024

   Total Net Book Value of                                      498
     office buildings and
     improvements
   Furniture, fixtures and equipment                             49
   Vehicles                                                      25
                                                                ---
   Total                                                       $572
                                                                ===

   LEGAL PROCEEDINGS

        Other than as described below, the Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which in the aggregate involve amounts that are believed by management to be immaterial to the financial condition of the Bank.

        The Bank has been named by the Wisconsin Department of Natural Resources as a potentially responsible party with respect to soil and groundwater contamination beneath and adjacent to the Bank's Cedarburg home office. The Bank has engaged an independent environmental engineering firm, Key Environmental Services, Inc., to replace the prior firm, Northern Environmental. Key Environmental has prepared a review and evaluation of remediation alternatives. Based on their study, they have provided the Bank with a range of estimated costs for the remediation. Key Environmental has also indicated it is highly probable that the Bank will be eligible for Petroleum Environmental Cleanup Fund ("PECFA") reimbursement over the PECFA deductible of $15,000 plus 2% of costs over $200,000, which the Bank expects to meet. Based on information from Key Environmental, the Bank has booked $252,500 (midpoint of the cost range) as a liability and an expense and also booked a receivable of $252,500 from PECFA for the expense recovery. Environmental expenses not recoverable from PECFA, excluding related legal fees, were $8,700 for the year ended September 30, 1996.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   GENERAL

        First Ozaukee has no significant assets other than the common stock of the Bank, cash and cash equivalents, securities and the loan to the ESOP. First Ozaukee's principal business is the business of the Bank. Therefore, the information in this section relates to the Bank and its operations. The business of the Bank is that of a financial intermediary consisting primarily of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one-to-four-family residences and, to a lesser extent, commercial and agricultural real estate loans, and consumer loans. The Bank's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

        The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, as other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

   MANAGEMENT STRATEGY

        Management's strategy has focused on maintaining the Bank's strong capital position through controlled growth, while continuing to provide quality customer service. The Bank has sought to implement this strategy by emphasizing deposits as its primary source of funds, originating one-to-four-family mortgage loans in its market area, and investing in mortgage-backed securities and investment securities. Financial highlights and operating strategies of the Bank include the following:

     . ASSET QUALITY. The Bank focuses on high asset quality in both its lending activities and investment portfolio. Nonperforming assets were .29% and .23% of total assets at September 30, 1996 and 1995. The Bank has had no charge-off of loans in recent years.

     . RESIDENTIAL MORTGAGE LENDING EMPHASIS. The Bank has historically focused its loan origination activities on adjustable rate residential mortgage loans (AMLs). Beginning in 1993, the Bank expanded its emphasis to include originations and sales of fixed rate mortgage loans. The program was very successful in 1993. However, because of a substantial increase in competition for loans, the Bank had limited success with this program in recent years.

     . PROFITABILITY AND CAPITAL STRENGTH. The Bank has historically maintained capital ratios substantially higher than required by Federal insurance regulations or state law. At September 30, 1996, the Bank had a Tier 1 risk-based capital ratio of over 33% and Tier 1 leverage ratio of more than 17%. The Bank's Tier 1 risk-based capital ratio is more than eight times the required amount, while the Bank's Tier 1 leverage ratio is more than four times the amount required.

        Although the Bank has historically been profitable, 1996 included many new factors which resulted in the first net loss since the early 1980's. The conversion to stock form enabled First Ozaukee to increase its net interest income. However, the stock benefit plan expenses and costs of operating as a public company have been substantial. First Ozaukee has taken steps to reduce such costs. First Ozaukee adopted the Incentive Plan, effective November 7, 1995, which is similar to plans of other publicly traded thrift institutions. Because of the vesting schedule of the plan, which vests one-third of the shares upon adoption of plan, First Ozaukee was required to expense over 60% of the shares in the year ended September 30, 1996. Incentive Plan expense for the year was $193,822. Incentive Plan expense for the year ended September 30, 1997 is expected to be substantially lower because fewer shares are expected to be vested.

        Legislation was enacted September 30, 1996 to recapitalize the SAIF fund. The Bank paid a non-recurring special assessment of approximately $178,000. Future recurring SAIF assessments are expected to be lower than those in recent years.

     . INTEREST RATE RISK MANAGEMENT. Since the early 1980's, the Bank's business plan has included investing significantly in corporate debt securities, in addition to its investment in mortgage-backed securities. This diversified portfolio enables the Bank to provide and maintain high liquidity levels; maintain a balance of high quality, diversified investments; and manage the interest rate risk of the Bank. The Bank typically sells its 15-year and 30-year fixed rate loans to improve its gap position by shortening the maturity of its assets. In addition, the Bank has attempted to reduce its interest rate risk by originating ARM loans for retention in its loan portfolio and by selling most of the fixed rate loans it originates. Management believes this strategy has reduced its net income over the past few years due to lower initial yields on the ARM loans in comparison to longer term fixed rate investments. However, management believes that reducing its exposure to interest rate fluctuations tends to reduce the volatility of the Bank's net interest income over the long term.

   LIQUIDITY AND CAPITAL RESOURCES

        The Bank's principal sources of funds are cash receipts from deposits, loan repayments by borrowers, proceeds from maturing securities, and net income. The Bank has an agreement with the FHLB of Chicago to provide cash advances, should the Bank need additional funds.

        The Bank is required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. At March 31, 1997, the Bank is required to have a minimum 3% Tier 1 capital to total assets, a minimum 4% Tier 1 capital to risk-weighted assets ratio and a minimum 8% of qualifying total capital to risk-weighted assets ratio. The Bank's actual ratios at that date were 18.1%, 35.6% and 36.5%, respectively. Wisconsin-chartered savings banks are also required to maintain a minimum capital to assets ratio of 6%. The Bank's capital exceeds all minimum standards required by federal and state regulations. See note 11 of the Notes to the Audited Consolidated Financial Statements for capital amounts at September 30, 1996.

        For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits. The minimum level of liquidity required by regulation is presently 8%. The Bank's liquidity ratio at September 30, 1996 was approximately 54%. The Bank maintains a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

        The Bank had $14.3 million in certificates due within one year and $8.1 million in other deposits without specific maturity at September 30, 1996. Management estimates that most of the deposits will be retained or replaced by new deposits.

        Assets decreased from $38.2 million at September 30, 1995 to $34.0 million at September 30, 1996. Competition for customer deposits was fierce during 1996. Deposits decreased from $29.5 million at September 30, 1995 to $25.0 million at September 30, 1996. Management chose to price deposits to maintain interest margins, rather than match or beat interest rates offered by other financial institutions or competing financial products such as mutual funds and bonds. The Bank was successful in increasing the loans receivable portfolio from $13.7 million in 1995 to $16.3 million in 1996. Prepaid expenses and other assets increased primarily as a result of recording a receivable of $252,500 relating to environmental clean-up costs. Other liabilities includes the same amount based on an independent study. See note 13 of Notes to Consolidated Financial Statements for further information.

        Deposit outflows and the increase in loans receivable were funded principally by sales and maturities of investment securities. Accrued interest receivable on loans increased due to a higher portfolio balance. Other liabilities at September 30, 1996 also increased due to a provision for a special assessment of the SAIF of $178,000.

        Commitments to originate loans are legally binding agreements to lend to the Bank's customers. Commitments to originate adjustable-rate loans at September 30, 1996 and March 31, 1997, which generally expire in 90 days or less, were $713,000 and $1,049,000, respectively. Commitments to fund the unused portion of home equity and credit card lines of credit totaled $1,075,000 at September 30, 1996 and $1,238,000 at March 31, 1997.

   AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES

        The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                           Year Ended September 30,
                                    --------------------------------------------------------------------------------
                                                                      ----------
                                                1996                       1995                      1994
                                                ----                       ----                      ----

                                                            Average                     Average                       Average
                                          Average            Yield/   Average            Yield/    Average            Yield/
                                          Balance  Interest   Cost    Balance  Interest   Cost     Balance  Interest   Cost
                                          -------  --------  -------  -------  --------  -------   -------  --------  -------
                                                    (Dollars in Thousands)
      Interest-earning assets:
        Loans receivable                 $15,443    1,287    8.33%    13,016    1,085    8.34%     14,231    1,208     8.49%
        Mortgage-backed securities         3,972      243    6.12%     4,626      282    6.10%      4,420      267     6.04%
        Securities and other
          interest-earning assets         15,869    1,008    6.35%    17,593    1,106    6.29%     15,602      730     4.68%
        Federal Home Loan Bank Stock         160       11    6.88%       167       11    6.59%        212       13     6.13%
                                          ------    -----             ------    -----              ------    -----
          Total interest-earning assets   35,444    2,549    7.19%    35,402    2,484    7.02%     34,465    2,218     6.44%
                                          ------    -----             ------    -----              ------    -----
      Interest-bearing liabilities:
        Deposits                          28,074    1,359    4.84%    28,432    1,295    4.55%     31,206    1,194     3.83%
        Advances from borrowers for
          taxes and insurance                248        5    2.02%       249        5    2.01%        296        7     2.36%
                                          ------    -----             ------    -----              ------   ------
        Total interest-bearing
          liabilities                    $28,322    1,364    4.82%    28,681    1,300    4.53%     31,502    1,201     3.81%
                                          ------    -----             ------    -----              ------   ------
      Net interest income before
       provision for loan losses         $          1,185                       1,184                        1,017
                                                    =====                       =====                       ======
      Interest rate spread                                   2.37%                       2.49%                         2.63%
                                                             ====                        ====                          ====
      Net earning assets                 $ 7,122                       6,721                       2,963
                                          ======                      ======                      ======
      Net yield on average                                   3.34%                       3.34%                         2.95%
        interest-earning assets                              ====                        ====                          ====
      Ratio of average interest-          125.15%                    123.43%                      109.41%
        earning                           ======                     ======                       ======
        assets to average interest-
        bearing liabilities

     RATE/VOLUME ANALYSIS

        The following table sets forth certain information regarding changes in interest income and interest expense of First Ozaukee for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes in volume (changes in volume multiplied by prior year's rate) and rates (changes in rate multiplied by prior year's volume).

                                                                             Year Ended September 30,
                                                                        ----------------------------------
                                                                 1996 vs. 1995                    1995 vs. 1994
                                                          Increase (Decrease) Due to      Increase (Decrease) Due To
                                                          --------------------------      --------------------------
                                                                            (Dollars in Thousands)
                                                          Rate     Volume     Total       Rate     Volume      Total
                                                          ----     ------     -----       ----     ------      -----
     Interest income:
       Loans receivable                                 $   -         202      202       (21)      (102)      (123)
      Mortgage-backed securities                            1         (40)     (39)        2         13         15
       Securities and other
         interest-earning assets                           12        (110)     (98)      274        102        376
       Federal Home Loan Bank Stock                         -           -        -         1         (3)        (2)
                                                          ---         ---       --       ---        ---        ---
         Total interest- earning assets                    13          52       65       256         10        266
                                                          ---         ---      ---       ---        ---        ---
     Interest expense:
       Deposits                                            80         (16)      64       189        (88)       101
       Advances from borrowers for                          -           -        -        (1)        (1)        (2)
         taxes and insurance                              ---         ---      ---       ---        ---        ---
       Total interest-bearing                              80         (16)      64       188        (89)        99
         liabilities                                      ---         ---      ---       ---        ---        ---
     Net interest income                                $                        1                             167
                                                                               ===                             ===

     FINANCIAL CONDITION AT MARCH 31, 1997

        Proceeds from maturing, and sale of, securities available for sale were used to fund loans and increase cash and cash equivalents. Loans increased from $16.3 million at September 30, 1996 to $20.8 million at March 31, 1997 due to the purchase of fixed-rate, single-family loans. Accrued interest receivable on securities, certificates of deposit and mortgage-backed securities decreased due to lower portfolio balances. Accrued interest receivable on loans increased due to timing of interest receipts. Advances from borrowers for taxes and insurance decreased as a result of seasonal factors. Real estate taxes are paid on behalf of customers in December of each year. Other liabilities decreased as a result of the payment of the SAIF special assessment and certain other accrual items.

   COMPARISON OF RESULTS OF OPERATIONS OF THREE MONTHS ENDED MARCH 31, 1997 TO THREE MONTHS ENDED MARCH 31, 1996

        NET INCOME. First Ozaukee incurred a net loss of $92,000 for the three months ended March 31, 1996 compared to net earnings of $26,000 for the three months ended March 31, 1997. Net income increased from a loss of $128,000 for the six months ended March 31, 1996 to income of $28,000 for the six months ended March 31, 1997. The primary reasons for the improvement in net income were due to higher net interest income, lower compensation expense related to the Incentive Plan, lower Federal insurance premiums and lower professional expenses offset by lower noninterest income and higher income taxes.

        NET INTEREST INCOME. Net interest income increased from $278,000 for the three months ended March 31, 1996 to $338,000 for the three months ended March 31, 1997. Net interest income increased from $567,000 for the six months ended March 31, 1996 to $625,000 for the six months ended March 31, 1997. Interest income on loans increased due to a higher average balance, while interest income on securities decreased due to a lower average balance. Loans receivable, which carry higher interest rates than other interest-earning assets, increased while securities decreased. Components of interest income change from time to time due to the availability and interest rates of loans, securities and other interest-bearing assets. Interest expense on deposits decreased as a result of a lower average balance.
   Deposits at March 31, 1997 were $26.3 million compared to $29.6 million at March 31, 1996.

        PROVISION FOR LOAN LOSSES. Provision for loan losses is based upon management's consideration of economic conditions which may affect the ability of borrowers to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in the Bank's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in the Bank's provision for loan losses. Nonperforming loans amounted to $124,000 and $100,000 at March 31, 1997 and
   September 30, 1996.   As a result of this evaluation, the Bank's
   provision for loan losses for the three and six months ended March 31, 1996 amounted to $4,000 and $9,000, respectively. Provisions of $5,000 and $9,000 were recorded for the three and six months ended March 31, 1997, respectively.

        NONINTEREST INCOME. Noninterest income decreased from $24,000 for the three months ended March 31, 1996 to $9,000 for the three months ended March 31, 1997. Noninterest income decreased from $56,000 for the six months ended March 31, 1996 to $21,000 for the six months ended March 31, 1997. These decreases were due to lower gains on sale of securities available for sale. Gain on sale of securities available for sale is not a stable source of income and no assurance can be given that the Bank will generate such gains in the future.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased from $401,000 for the three months ended March 31, 1996 to $309,000 for the three months ended March 31, 1997. General and administrative expenses decreased from $781,000 for the six months ended March 31, 1996 to $604,000 for the six months ended March 31, 1997. Decreases in the 1997 periods were due to lower compensation and benefits, professional services and deposit insurance premiums. Compensation and benefits decreased due to the immediate vesting of one-third of the Incentive Plan shares upon adoption of the plan on November 7, 1995. The remaining shares vest on subsequent anniversary dates. Compensation expense for stock awarded under this plan is recognized over the vesting periods. Compensation and benefits also decreased due to the employment of one less officer in 1997 than in 1997. Professional services were reduced substantially from $133,000 for the six months ended March 31, 1996 to $83,000 for the six months ended March 31, 1997. Professional fees in the 1996 periods include initial services for stock benefit plans and assistance with periodic securities filings. Management expects recurring professional fees to be reduced from the 1996 level. Deposit insurance premiums decreased as a result of the recapitalization of the SAIF. Recurring federal insurance premiums are expected to be paid at an annual rate of 6.48 basis points of assessable deposits effective January 1, 1997. Stationery, communications and other operating expenses includes $6,000 for the environmental remediation expenses not recoverable from the Petroleum Environmental Cleanup Fund.

        INCOME TAXES. Income taxes fluctuated due to the level of income before income taxes.

   COMPARISON OF RESULTS OF OPERATIONS OF THE YEAR ENDED SEPTEMBER 30, 1996 TO THE YEAR ENDED SEPTEMBER 30, 1995

        NET EARNINGS (LOSS). Net earnings decreased from $109,000 for the year ended September 30, 1995 to a net loss of $237,000 for the year ended September 30, 1996. The decrease in net earnings was due to expenses associated with the stock benefit plans, and substantially higher legal, audit, examination and accounting fees.

        INTEREST AND DIVIDEND INCOME. Interest and dividend income increased from $2,484,000 for the year ended September 30, 1995 to $2,549,000 for the year ended September 30, 1996. While the average balance of interest-earning assets was virtually unchanged from 1995 to 1996, the average yield increased from 7.02% in 1995 to 7.19% in 1996. Average loans increased from $13.0 million in 1995 to $15.4 million in 1996. Average interest rates on loans receivable were virtually identical. Sales and maturities of securities were reinvested, in part, in loans which bear higher interest rates. Interest on securities and other interest-earning assets and mortgage-backed securities ("MBS's") decreased due to lower average balances. Components of interest income vary from time to time based on the availability, quality and interest rates of loans, securities, cash equivalents and MBS's.

        INTEREST EXPENSE. Interest expense increased from $1,300,000 for the year ended September 30, 1995 to $1,364,000 for the year ended September 30, 1996. The increase was due primarily to the very competitive environment for certificates of deposit in the Bank's market area. The average rate for all interest-bearing liabilities increased from 4.53% in 1995 to 4.82% in 1996.

        NET INTEREST INCOME. Net interest income was virtually unchanged increasing from $1,184,000 for 1995 to $1,185,000 for 1996. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 123.43% for 1995 to 125.15% for 1996, in part, due to the effect of the sale of common stock. The interest rate spread decreased from 2.49% for 1995 to 2.37% for 1996 due primarily to a higher weighted-average rate paid on deposits.

        PROVISION FOR LOAN LOSSES. Provision for loan losses was $18,000 for 1995 and 1996. The Bank did not charge-off any loans in either year. The provision for loan losses was based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans. The provision is also based on an 19% increase in the loan portfolio from $13.7 million at September 30, 1995 to $16.3 million at September 30, 1996. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in the Bank's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in the Bank's provision for loan losses.

        NONINTEREST INCOME. Noninterest income increased from $77,000 for 1995 to $85,000 for 1996 due primarily to higher gains on sales of securities available for sale in 1996 than in 1995. In 1995, the Bank recognized a gain on sale of fixed assets of $27,000. Such gains are not stable sources of income and no assurance can be given that the Bank or First Ozaukee will realize gains on securities or fixed assets in the future.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $1,070,000 for 1995 to $1,614,000 for 1996. Compensation and benefits increased from $441,000 for 1995 to $708,000 for 1996 due primarily to the implementation of the Bank's ESOP plan and the Incentive Plan. ESOP and Incentive Plan expenses were $42,000 and $194,000, respectively for 1996 compared to none for 1995. Under generally accepted accounting principles, expense of the ESOP is affected by changes in the market price of the First Ozaukee Common Stock and ESOP shares committed to be released. Federal insurance premiums increased from $68,000 for 1995 to $245,000 for 1996 due to a non-recurring special assessment by the SAIF for $178,000 in 1996.
   The special assessment, which was paid in November, 1996, will result in substantially lower recurring premiums effective January 1, 1997. Other expenses increased in 1996 due to higher indirect loan expenses and a full year of expenses of operating as a public company. Legal, audit, examination and accounting fees increased from $147,000 for 1995 to $231,000 for 1996 due to initial fees incurred with implementation of stock benefit plans and First Ozaukee's first annual meeting. Management has taken steps to reduce such fees in the future.

        INCOME TAXES. Income taxes decreased from $64,000 for 1995 to a credit of $125,000 for 1996 as a result of lower earnings before income taxes.

   COMPARISON OF RESULTS OF OPERATION OF THE YEAR ENDED SEPTEMBER 30, 1995 TO THE YEAR ENDED SEPTEMBER 30, 1994

        NET EARNINGS. Net earnings decreased from $131,000 for the year ended September 30, 1994 to $109,000 for the year ended September 30, 1995. The decrease in net earnings was due to higher compensation and benefits, and substantially higher legal, audit, examination and accounting fees, offset by higher net interest income.

        INTEREST AND DIVIDEND INCOME. Interest and dividend income increased from $2,218,000 for the year ended September 30, 1994 to $2,484,000 for the year ended September 30, 1995. The average balance of interest-earning assets increased by $937,000, while the average yield increased from 6.44% in 1994 to 7.02% in 1995. Average loans decreased from $14.2 million in 1994 to $13.0 million in 1995.
   Average interest rates on loans receivable decreased from 8.49% for 1994 to 8.34% for 1995. Interest on securities and other interest-earning assets and MBS's increased due to higher average balances and rates. Components of interest income vary from time to time based on the availability, quality and interest rates of loans, securities, cash equivalents and MBS's.

        INTEREST EXPENSE. Interest expense increased from $1,201,000 for the year ended September 30, 1994 to $1,300,000 for the year ended September 30, 1995. The increase was due primarily to the very competitive environment for certificates of deposit in the Bank's market area. The average rate for all interest-bearing liabilities increased from 3.81% in 1994 to 4.53% in 1995.

        NET INTEREST INCOME. Net interest income increased from $1,017,000 for 1994 to $1,184,000 for 1995. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.41% for 1994 to 123.43% for 1995, in part, due to the effect of the sale of common stock. The interest rate spread decreased from 2.63% for 1994 to 2.49% for 1995 due primarily to a higher weighted-average rate paid on deposits.

        PROVISION FOR LOAN LOSSES. Provision for loan losses was $18,000 for 1994 and 1995. The Bank did not charge-off any loans in either year. The provision for loan losses was based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in the Bank's portfolio and the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in the Bank's provision for loan losses.

        NONINTEREST INCOME. Noninterest income decreased from $78,000 for 1994 to $77,000 for 1995. In 1995, the Bank recognized a gain on sale of fixed assets of $27,000, and in 1994 the Bank recognized a gain on sale of mortgage loans of $27,000. Such gains are not stable sources of income and no assurance can be given that the Bank or First Ozaukee will realize gains in the future.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $902,000 for 1994 to $1,070,000 for 1995. Compensation and benefits increased from $388,000 for 1994 to $441,000 for 1995 due to higher compensation and employee benefits. Federal insurance premiums decreased from $74,000 for 1994 to $68,000 for 1995 due to a lower level of deposits. Legal, audit, examination and accounting fees increased from $28,000 for 1994 to $147,000 for 1995 due to initial fees incurred with implementation of stock benefit plans and operating as a public company.

        INCOME TAXES. Income taxes increased from $44,000 for 1994 to $64,000 for 1995 as a result of non-recurring credits to tax expense of $17,000 in 1994.

        IMPACT OF INFLATION. The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                                OTHER MATTERS

        As of the date of this Proxy Statement, the First Ozaukee Board is not aware of any matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                            INDEPENDENT AUDITORS

        The First Ozaukee Board has appointed Meier, Clancy, George & Co., an independent certified public auditing firm, to audit the consolidated financial statements of First Ozaukee for the fiscal year ending September 30, 1997, and the shareholders of First Ozaukee have ratified such appointment. A representative of Meier, Clancy, George & Co. is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Special Meeting relating to Meier, Clancy, George & Co.'s function as independent auditor.

                            SHAREHOLDER PROPOSALS

        Any proposal which a shareholder wishes to have presented at the 1998 Annual Meeting of shareholders must be received at the main office of First Ozaukee no later than August 25, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the proxy statement issued for the 1998 Annual Meeting of Shareholders, which will be held subject to completion of the Merger. It is urged that any such proposal be sent by certified mail, return receipt requested. After consummation of the Merger, CIB will be the sole shareholder of First Ozaukee and, as such, will be the sole entity entitled to attend and vote at the 1998 Annual Meeting.

                        INDEX TO FINANCIAL STATEMENTS

                                                                     PAGE
                                                                     ----

   FIRST OZAUKEE CAPITAL CORP.

   Audited Financial Statements
   ----------------------------

        Independent Auditors' Report . . . . . . . . . . . . . . . .  108
        Consolidated Statements of Financial Condition at
             at September 30, 1996 and 1995  . . . . . . . . . . . .  109-110
        Consolidated Statements of Income for the years
             ended September 30, 1996, 1995 and 1994 . . . . . . . .  111
        Consolidated Statements of Changes in Stockholders'
             Equity for the years ended September 30, 1996,
             1995 and 1994 . . . . . . . . . . . . . . . . . . . . .  113
        Consolidated Statements of Cash Flows for the years ended
             September 30, 1996, 1995 and 1994 . . . . . . . . . . .  114
        Notes to Consolidated Financial Statements . . . . . . . . .  116

   Unaudited Financial Statements
   ------------------------------

        Consolidated Statements of Financial Condition at
             March 31, 1997 and September 30, 1996 . . . . . . . . .  150
        Consolidated Statements of Income for the periods
             ended March 31, 1997 and 1996 . . . . . . . . . . . . .  151-152
        Consolidated Statements of Cash Flows for the
             periods ended March 31, 1997 and 1996 . . . . . . . . .  153-154
        Note to Consolidated Financial Statements  . . . . . . . . .  154

                        INDEPENDENT AUDITOR'S REPORT






   Board of Directors
   First Ozaukee Capital Corp.
   Cedarburg, Wisconsin

        We have audited the accompanying consolidated statements of financial condition of FIRST OZAUKEE CAPITAL CORP. as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST OZAUKEE CAPITAL CORP. as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.


                                 /s/ Meier, Clancy, George & Co. LLP
                                 Certified Public Accountants
   October 23, 1996
   Brookfield, Wisconsin

                         FIRST OZAUKEE CAPITAL CORP.

               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                         September 30,
                                                                               ----------------------------------
                                                                                     1996               1995
                                                                               --------------     --------------
                                                                                     (Dollars in thousands
                                                                                      except share and per
                                                                                        share amounts)

     ASSETS                                                                    $       526
     Cash                                                                                          $      712
     Cash equivalent interest-bearing deposits                                         199                158
                                                                                 ---------          ---------
           Total cash and cash equivalents                                             725                870
     Securities held-to-maturity:
       Debt securities (market value of $1,992 at September 30, 1996;
         $13,662 at September 30, 1995)                                              1,997             13,587
       Mortgage-backed securities (market value of $3,582 at
         September 30, 1996; $4,147 at September 30, 1995)                           3,721              4,248
     Securities available-for-sale:
         Debt securities, at market value                                            9,857              4,506
     Accrued interest on investments and mortgage-backed securities                    308                312
     Loans held for sale                                                                 -                  -
     Loans receivable - net                                                         16,341             13,747
     Accrued interest receivable on loans                                               75                 57
     Foreclosed properties and properties subject to foreclosure - net                   -                  -
     Office properties and equipment                                                   572                606
     Federal Home Loan Bank stock - at cost                                            152                168
     Prepaid expenses and other assets                                                 300                  5
                                                                                 ---------          ---------
           Total assets                                                        $    34,048            $38,151
                                                                                 =========          =========
     LIABILITIES AND EQUITY
     Deposit accounts                                                          $    24,962         $   29,508
     Advance payment by borrowers for taxes and insurance                              373                396
     Federal and state income taxes:
       Current                                                                          (8)              (134)
       Deferred                                                                        (24)               103
     Other liabilities                                                                 559                 83
                                                                                  --------          ---------
           Total liabilities                                                        25,862             29,956
                                                                                 ---------          ---------
     Commitments and contingencies                                                       -                  -
                                                                                 ---------          ---------


               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                        September 30,
                                                                               ---------------------------------
                                                                                     1996               1995
                                                                               --------------     --------------
                                                                                       (Dollars in thousands
                                                                                        except share and per
                                                                                           share amounts)

     Stockholders' Equity:
        Preferred stock - par value $1 per share; authorized
          2,000,000 shares; issued and outstanding, none                                 -                  -
        Common stock - par value $1 per share; authorized
          4,000,000 shares; issued and outstanding 627,477 shares
          at September 30, 1996, 603,345 September 30, 1995                            627                603
        Additional paid-in capital                                                   4,032              3,735
        Unearned ESOP compensation                                                    (217)              (241)
        Unearned BIP compensation                                                     (111)                 -
        Unrealized gain on securities available-for-sale net
          of applicable deferred income taxes                                            4                 10
        Retained earnings, substantially restricted                                  3,851              4,088
                                                                                 ---------          ---------
            Total stockholders' equity                                               8,186              8,195
                                                                                 ---------          ---------
            Total liabilities and stockholders' equity                         $    34,048        $    38,151
                                                                                 =========          =========


               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                                      CONSOLIDATED STATEMENTS OF INCOME

                                                                         Years Ended September 30,
                                                              ------------------------------------------------
                                                                  1996              1995             1994
                                                              ------------      ------------     -------------
                                                                      (In thousands except per share)
     INTEREST AND DIVIDEND INCOME:
       Interest on mortgage loans                              $               $                   $
                                                                 1,129                956             1,085
       Interest on other loans                                     158                129               123
       Interest on investment securities
         and other interest-earning assets                       1,008              1,106               730
       Interest on government agency
         mortgage-backed securities                                243                282               267
       Dividends on Federal Home Loan Bank stock                    11                 11                13
                                                             ---------          ---------         ---------
           Total interest and dividends                          2,549              2,484             2,218
                                                             ---------          ---------         ---------

     INTEREST EXPENSE:
       Deposits                                                  1,359              1,295             1,194
       Escrows/borrowed funds                                        5                  5                 7
                                                             ---------          ---------         ---------
           Total interest expense                                1,364              1,300             1,201
                                                             ---------          ---------         ---------
           Net interest income                                   1,185              1,184             1,017

       Provision for loan losses                                    18                 18                18
                                                             ---------          ---------         ---------
           Net interest income after provision
             for loan losses                                     1,167              1,166               999
                                                             ---------          ---------         ---------

     NONINTEREST INCOME:
       Other fees and service charges                                5                  4                 4
       Gain on sale of securities available for sale                47                  8                 -
       Gain on call of securities held to maturity                   8                 10                 -
       Gain on sale of fixed assets                                  -                 27                 -
       Gain on sale of mortgage loans                                3                  -                27
       Deposit account fees and service charges                     10                  9                 9
       Rental income                                                 9                 11                26
       Other income                                                  3                  8                12
                                                             ---------          ---------         ---------
         Total noninterest income                                   85                 77                78
                                                             ---------          ---------         ---------







               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                                      CONSOLIDATED STATEMENTS OF INCOME

                                                                        Years Ended September 30,
                                                               -------------------------------------------
                                                                  1996             1995           1994
                                                               -----------     -----------    ------------
                                                                              (In thousands)
     GENERAL AND ADMINISTRATIVE EXPENSES:
        Compensation and benefits                                    708             441            388
        Occupancy and insurance                                      160             169            175
        Advertising and promotional                                   10              25             25
        Federal insurance premiums                                    67              68             74
        SAIF special assessment                                      178               -              -
        Stationery, communications and other
          operating expenses                                         119              94             86
        Directors' fees                                               25              24             22
        Expenses of directors, officers and
          employees                                                    8               9              9
        Data processing fees                                          99              93             95
        Legal, audit, examination and accounting
          fees                                                       231             147             28
        Environmental remediation expenses                             9               -              -
                                                               ---------       ---------     ----------

            Total general and administrative
              expenses                                             1,614           1,070            902
                                                               ---------       ---------      ---------
            Income (loss) before income taxes                       (362)            173            175
                                                               ---------       ---------      ---------
     INCOME TAXES:
        Current                                                       (1)             10             62
        Deferred                                                    (124)             54            (18)
                                                               ---------       ---------      ---------
            Total income tax expense (benefit)                      (125)             64             44
                                                               ---------       ---------      ---------
            Net income (loss)                                       (237)            109            131
                                                               =========       =========      =========

            Earnings (loss) per share                         $    (0.40)      $    0.19     $      N/A
                                                               =========       =========      =========


               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                              Unrealized
                                                                                                 Gains
                                                                                              (Losses) on
                                         Shares              Addi-     Unearned   Unearned    Available-
                                           of                tional      ESOP        BIP       For-Sale
                                         Common    Common   Paid-In    Compen-     Compen-    Securities,   Retained
                                         Stock     Stock    Capital     sation     sation         Net       Earnings    Total
                                         ------    ------   -------    --------   ---------   -----------   --------    -----

                                                            (In thousands, except shares of common stock)

       Balance at September 30, 1993           -   $    -    $    -     $    -     $    -      $      -     $3,848     $3,848
       Net income                              -        -         -          -          -             -        131        131
                                         -------   ------    ------     ------     ------       -------    -------     ------
                                                                                                                            -
       Balance at September 30, 1994           -        -         -          -          -             -      3,979      3,979
       Issuance of common stock
         (October 21, 1994)              603,345      603     3,735       (241)         -             -         -       4,097
       Net income                              -        -         -          -          -             -        109        109
       Market value adjustment -
         FAS 115, net of
         deferred taxes                        -        -         -          -          -            10          -         10
                                         -------   ------    ------     ------     ------       -------     ------     ------
                                                                                                                            -
       Balance at September 30, 1995     603,345      603     3,735       (241)         -            10      4,088      8,195
       Net income (loss)                       -        -         -          -          -             -       (237)      (237)
       Issuance of stock for
         Business Incentive Plan (BIP)
                                          24,132       24       279          -       (303)            -          -         -
       Amortization of BIP awards              -        -         -          -        192             -          -        192
       Amortization of ESOP awards             -        -        18         24          -             -          -         42
       Change in unrealized gain
         (loss) on securities
         available for sale,  net              -        -         -          -          -            (6)         -         (6)
         of deferred taxes               -------   ------    ------     ------     ------       -------     ------     ------
       Balance at September 30, 1996     627,477   $  627    $4,032     $ (217)   $  (111)      $     4     $3,851     $8,186
                                         =======   ======    ======     ======    =======       =======     ======     ======


               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended September 30,
                                                                           --------------------------------------------
                                                                               1996            1995            1994
                                                                           -------------    -------------   ------------
                                                                                          (In thousands)
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                                   $      (237)     $       109      $      131
       Adjustments to reconcile net income (loss)
         to net cash provided (used) by operating activities
           Provision for depreciation                                               45               46              52
           Stock incentive plan (BIP) compensation                                 192                -              -
           ESOP expense                                                             42                -              -
           Provision for loan losses - net                                          18               18              18
           Amortization of premiums and discounts - net                            (90)              10             133
           Increase (decrease) in income taxes payable                             126              (67)             27
           Provision for (reduction of) deferred
             income taxes                                                         (125)              60             (18)
           Loans originated for sale                                              (288)               -          (1,323)
           Sales of loans originated for sale or
             available for sale                                                    291                -           1,708
          (Gain) loss on sale of loans                                              (3)               -             (27)
          (Increase) decrease in interest receivable                               (15)             (78)              5
          (Gain) loss on sale of office property                                     -              (27)              -
          (Gain) loss on sale of securities
            available for sale                                                     (47)              (8)              -
          (Gain) loss on call of securities held to
            to maturity                                                             (8)             (10)              -
          Net increase (decrease) in other liabilities                             477               18              (8)
          Increase (decrease) in deferred income                                   (13)               9             (30)
          FHLB stock by dividend                                                     -               (3)              -
          Net (increase) decrease in prepaid expenses
            and other assets                                                      (252)             174               4
                                                                             ---------        ---------       ---------
            Net cash provided (used) by operating
              activities                                                           113              251             672
                                                                             ---------        ---------       ---------

     CASH FLOWS FROM INVESTING ACTIVITIES:
         Proceeds from redemption of FHLB stock                                     16              -                91
         Proceeds from maturities of investment
            securities                                                           3,770            3,560           3,250
         Proceeds from sale of investment securities
            available for sale                                                   8,216            1,008               -
         Proceeds from call of investment securities
            held to maturity                                                     1,000              500               -
         Purchase of investment securities                                      (6,610)          (8,976)         (8,394)
         (Increase) decrease in loans and leases                                (2,599)          (1,250)          4,197
         Principal payments collected on mortgage-backed
            securities                                                             530              632             515
         Purchase of mortgage-backed securities                                      -                -          (2,984)



               See accompaning Notes to Consolidated Financial Statements.

                                          FIRST OZAUKEE CAPITAL CORP.

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Years Ended September 30,
                                                                           ---------------------------------------------
                                                                               1996             1995            1994
                                                                           -------------    -------------   ------------
                                                                                           (In thousands)

         Purchase of fixed assets                                                  (11)             (21)           (137)
         Proceeds from sale of office property                                       -              136               -
                                                                             ---------        ---------       ---------
            Net cash provided (used) by investing activities                     4,312           (4,411)         (3,462)
                                                                             ---------        ---------       ---------

         CASH FLOWS FROM FINANCING ACTIVITIES:
            Proceeds from other borrowings                                         300              300              -
         Increase (decrease) in advances from
            borrowers for taxes and insurance                                      (23)             (10)           (141)
         Increase (decrease) in deposit accounts                                (4,547)          (3,632)            628
         Net proceeds from issuance of common stock                                  -            4,097            (176)
         Repayment of other borrowings                                            (300)            (300)              -
                                                                               --------       ---------       ---------
               Net cash provided (used by                                       (4,570)             455             311
                 financing activities                                         ---------       ---------       ---------
               Increase (decrease) in cash and                                    (145)          (3,705)         (2,479)
                 cash equivalents

         CASH AND CASH EQUIVALENTS - Beginning of period                           870            4,575           7,054
                                                                             ---------        ---------       ---------
         CASH AND CASH EQUIVALENTS - End of period                            $    725         $    870      $    4,575
                                                                             =========        =========       =========

         SUPPLEMENTAL CASH FLOW INFORMATION
            Cash paid during the year for:
              Interest on borrowings                                          $      -         $      -      $        -
              Interest on deposit accounts                                         162              151             204
              Income taxes paid (refunded)                                        (125)             141              34
            Conversion costs included in other assets                                -              176               -
              netted against additional paid-in capital
            Loans held for sale transferred from portfolio                           -                -             126
            Unrealized net gain (loss) on securities                                (6)              10             N/A
              available for sale, net of income tax
            Transfers of securities held to maturity                            10,430                -               -
              to available for sale

  ACCOUNTING POLICIES NOTE: Cash equivalents include demand deposits at other financial institutions and the Federal Home Loan Bank.








      See accompaning Notes to Consolidated Financial Statements.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Business
             --------

             First Ozaukee Capital Corp. ("FOCC") provides a full range of financial services through its wholly-owned insured banking subsidiary, First Ozaukee Savings Bank ("FO Bank"). FO Bank provides retail financial services to the communities it serves through two full-service offices, both of which are located in Ozaukee County, Wisconsin. FO Bank's primary market area consists of Ozaukee and Washington Counties, and the northerly portion of Milwaukee County. FOCC and its subsidiary are subject to competition from other financial institutions. FOCC and its subsidiary also are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

             Basis of Financial Statement Presentations
             ------------------------------------------

             The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of FOCC and FO Bank. Significant intercompany accounts and transactions have been eliminated. Investments in joint ventures, which are not material, are accounted for on the equity method.

             In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans as well as the valuation of intangible assets. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

             Risks and Uncertainties
             -----------------------

             The Bank's operations are affected by interest rate risk, credit risk, market risk and regulations by the FDIC. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. To better control the impact of changes in interest rates, the Bank has sought to improve the match between asset and liability maturities or repricing periods and rates by

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             emphasizing the origination of one to three year adjustable rate mortgage loans, offering certificates of deposit with terms of up to five years and maintaining a securities portfolio with laddered maturities of up to five years. Credit risk is the risk of default on the Bank's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Bank. The Bank is subject to periodic examination by regulatory agencies which may require the Bank to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Bank's regulators will not require further increases to the allowances.

             Investment and Mortgage-Related Securities
             Held-to-Maturity and Available-for-Sale
             ------------------------------------------

             Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when FOCC has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

             Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity beginning October 1, 1994. No securities are held by FOCC in a trading account.

             The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

             Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). Gains and losses are determined using the specific identification method.

             Short-term securities include certificates of deposit, commercial paper, banker's acceptances and similar instruments. FOCC considers its interest-earning deposits which have original maturities of three months or less to be cash equivalents.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Impairment of Loans
             -------------------

             Effective October 1, 1995, FO Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Specific valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. FO Bank considers a loan to be impaired when, based on current information and events, it is probable that FO Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The types of loans for which impairment is measured under SFAS No. 114 and 118 include nonaccrual income property loans (excluding those loans included in the homogenous portfolio which are collectively reviewed for impairment), large, nonaccrual single family loans and troubled debt restructurings. Such loans are generally placed on nonaccrual status at the point they become contractually delinquent more than 90 days. Impairment losses are recognized through an increase in the allowance for loan losses. See note 5.

             Interest and Fees on Loans
             --------------------------

             Interest on loans is recorded using the accrual method. Allowances ($4,000, $3,000, and $1,000 as of September 30, 1996, 1995, and 1994, respectively) are established for uncollected interest on nonaccrual loans. Generally, a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become more than 90 days past due or management has serious doubts about further collecti-bility of principal or interest, even though the loan currently is performing. When a loan is placed on nonaccrual status, accrued but unpaid interest is reversed. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

             Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment to the related loan's yield. FO Bank is amortizing these amounts, using the level yield method, over the contractual life of the related loans.
             Such deferred fees are recorded as income upon prepayment of the related loans.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FO Bank has net deferred loan fees of $40,000, $51,000, and $42,000 as of September 30, 1996, 1995, and 1994,
             respectively.

             Loans held for Sale
             -------------------

             Loans held for sale generally consist of current production of certain fixed-rate first mortgage loans which are recorded at the lower of individual loan cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the sales price. Servicing on loans sold to date has not been retained. There were no loans held for sale at September 30, 1996 and 1995.

             Foreclosed Properties and Properties Subject to Foreclosure
             -----------------------------------------------------------

             Property acquired in settlement of loans is recorded at the lower of the related principal balance upon foreclosure or its fair value less estimated selling costs. Costs of developing and improving such properties are capitalized.

             Expenses related to holding such real estate, net of rental and other income, are charged against income as incurred. A provision for estimated losses is to be recorded when it is known that the fair value less estimated selling costs is less than the carrying value. There were no properties in foreclosure at September 30, 1996, 1995, and 1994.

             Provision for Estimated Losses on Loans and Properties
             ------------------------------------------------------

             Allowances for losses are available to absorb losses incurred on loans receivable and foreclosed real estate held for sale and represents additions charged to expense, less net charge-offs. In determining the allowance for losses to be maintained, management evaluates current economic conditions, past loss and collection experience, fair value of the underlying collateral and risk characteristics of the loan portfolio and foreclosed real estate held for sale. Management believes that allowances for losses on loans receivable and foreclosed real estate are adequate.

             Office Properties and Equipment
             -------------------------------

             Land, buildings and equipment are stated at cost. Buildings are depreciated on the straight-line method. Equipment is depreciated on a combination of the straight-line and declining balance methods. Improvements which are betterments to the assets are capitalized and depreciated over their remaining useful lives. Repairs are charged to income at the time incurred. Estimated lives are forty

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             years for the office buildings and five to ten years for furniture and equipment.

             Income Taxes
             ------------

             FOCC and FO Bank file a consolidated cash basis federal income tax return and separate cash basis state income tax returns. Financial statement provisions are made in the income tax expense accounts for deferred taxes applicable to income and expense items reported in different periods than for income tax purposes.

             FOCC accounts for income taxes using the liability method. Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and FOCC's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and tax return limitations.

             Earnings Per Share
             ------------------

             Earnings per share are based on the weighted average number of common shares outstanding during each period and common stock equivalent shares, using the treasury share method. ESOP shares that are committed to be released are considered to be outstanding. Primary and fully diluted earnings per share are the same. The common stock equivalents consist entirely of stock options. The resulting weighted average number of shares used in computing earnings per share for the year ended September 30, 1996 is 587,374 shares of common stock.

             Earnings per share of common stock for the year ended September 30, 1995, were computed based on consolidated net income and weighted average outstanding shares of common stock computed as if FOCC's initial public offering had taken place on October 1, 1994. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of October 1, 1994. The resulting weighted average number of shares of common stock is 573,178.

             Earnings per share are not presented for the year ended September 30, 1994, as FOCC first issued stock on October 21, 1994.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Accounting Changes
             ------------------

             In May 1993, the FASB issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted under the Statement, FOCC elected to adopt the provisions of the new standard as of October 1, 1994. In accordance with Statement No. 115, prior period financial statements have not been restated to reflect the change in accounting principle.

             New Accounting Pronouncements
             -----------------------------

             In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS 121 does not apply to financial instruments, mortgage and other servicing rights or deferred tax assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 will have no material impact on FOCC's financial statements.

             In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights, an amendment to Statement of Financial Accounting Standards No. 65." SFAS 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon one or more of the predominate risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location. SFAS 122 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 122 will have no material impact on FOCC's financial statements. SFAS 122 will be superseded by SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," described below, effective January 1, 1997.

             The FASB issued SFAS No. 123 ("Accounting for Stock-Based Compensation") in October 1995 relative to financial accounting and reporting standards for stock-based employee

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             compensation plans. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. The Statement defines a fair-value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, the Statement also allows an entity to continue to measure compensation cost for these plans using an intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair-value based method of accounting defined in this statement has been applied. Management has not decided which method it will elect.

             In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement focuses on the issues of accounting for transfers and servicing of financial assets, extinguishments of liabilities and financial assets subject to prepayment. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The provisions of this statement for financial assets subject to prepayment is effective for financial assets held on or acquired after January 1, 1997. SFAS
             No. 125 is not expected to have a material impact on the financial position or results of operations of FOCC.

             Reclassifications
             -----------------

             Certain prior year items have been reclassified to conform to current year presentation.

   NOTE 2    INVESTMENT SECURITIES AVAILABLE FOR SALE

             The carrying value (amortized cost) and estimated market values of investment securities available-for-sale are as follows:

                                                 FIRST OZAUKEE CORP.

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            September 30, 1995
                                                        -----------------------------------------------------------
                                                                          Gross            Gross         Estimated
                                                        Amortized       Unrealized      Unrealized         Fair
                                                           Cost           Gains           Losses           Value
                                                       ------------   -------------   --------------   ------------

                                                                             (In thousands)
     U. S. Treasury obligations and
         obligations of U. S. agencies                  $      7,097   $           3    $          3    $      7,097
     Corporate debt securities -
         investment grade                                      2,753              13               6           2,760
                                                         -----------     -----------     -----------     -----------
            Total                                       $      9,850   $          16    $          9    $      9,857
                                                         ===========     ===========     ===========     ===========

                                                                            September 30, 1995
                                                        -----------------------------------------------------------

                                                                          Gross            Gross         Estimated
                                                        Amortized       Unrealized      Unrealized         Fair
                                                           Cost           Gains           Losses           Value
                                                       ------------   -------------   --------------   ------------
                                                                              (In thousands)


     U. S. Treasury obligations and                     $      4,490   $          17    $          1    $      4,506
         obligations of U. S. agencies                   -----------     -----------     -----------     -----------
               Total                                    $      4,490   $          17    $          1    $      4,506
                                                         ===========     ===========     ===========     ===========

             The amortized cost and estimated market value of investment securities available-for-sale by contractual maturity are shown below. Expected maturities will differ from contractual maturities on those securities where the borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

             During December 1995, FOCC transferred approximately
             $10,430,000 of debt securities from held to maturity to available for sale under a recent interpretation of SFAS No.
             115. The net unrealized gains of these securities at the transaction date amounted to approximately $105,000.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Contractual maturities are as follows:

                                                                              September 30,
                                                      -------------------------------------------------------------
                                                                  1996                             1995
                                                      -----------------------------    ----------------------------
                                                                       Estimated                        Estimated
                                                        Amortized        Market         Amortized         Market
                                                          Cost           Value            Cost            Value
                                                      ------------    ------------    -------------   --------------
                                                                              (In thousands)

     Within one year or no maturity                    $      3,861   $       3,862    $         -     $          -

     Greater than one year but less                           5,989           5,995          4,490            4,506
         than five years

     Greater than five years but less                             -               -              -                -
         than ten years


     Greater than ten years                                       -               -               -               -
                                                        -----------     -----------     -----------     -----------
               Total                                   $      9,850   $       9,857    $       4,490   $      4,506
                                                        ===========     ===========     ============     ===========

              Detail of investment securities available-for-sale that were sold or called follows:

                                                        Proceeds
                                                          from             Gross          Gross
                                                        Sale/Call          Gains          Losses
                                                       -----------        -------        --------
                                                                      (In thousands)
              Year Ended
                September 30, 1996                     $     8,216       $     47        $      -
                September 30, 1995                           1,008              8               -

     NOTE 3    INVESTMENT SECURITIES HELD-TO-MATURITY

             The amortized cost and estimated market values of investment securities held-to-maturity are as follows:

                                                 FIRST OZAUKEE CORP.

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            September 30, 1996
                                                       ------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                        Amortized      Unrealized      Unrealized         Market
                                                          Cost           Gains           Losses           Value
                                                      -------------  --------------  --------------   -------------
                                                                              (In thousands)
    U. S. Treasury obligations and
         obligations of U. S. agencies                $       1,997   $           -    $           5  $      1,992
                                                      =============   =============    =============   ===========


                                                                            September 30, 1995
                                                      -------------------------------------------------------------
                                                                         Gross            Gross         Estimated
                                                        Amortized      Unrealized      Unrealized         Market
                                                          Cost           Gains           Losses           Value
                                                      -------------  --------------  --------------   --------------
                                                                              (In thousands)
     Corporate debt securities -
         investment grade                             $       7,696    $         43   $          24   $      7,715

     U. S. Treasury obligations and
         obligations of U. S. agencies                        5,891              56               -          5,947
                                                      -------------   -------------    ------------   ------------
                                                     $       13,587  $           99  $           24   $     13,662
                                                      =============   =============    ============   ============
(/TABLE>


             The amortized cost and estimated market value of investment securities held-to-maturity by contractual maturity are shown below. Expected maturities will differ from contractual maturities on those securities where the borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Contractual maturities are as follows:

                                                                              September 30,
                                                      -------------------------------------------------------------
                                                                  1996                             1995
                                                      -----------------------------   ------------------------------
                                                                       Estimated                        Estimated
                                                        Amortized        Market         Amortized         Market
                                                          Cost           Value            Cost            Value
                                                      -------------  --------------  --------------   --------------

                                                                              (In thousands)

     Within one year or no maturity                   $          -   $           -   $        3,714   $       3,703
     Greater than one year but less                          1,997           1,992            9,873           9,959
         than five years
     Greater than five years but less                            -               -                -               -
         than ten years
     Greater than ten years                                      -               -                -               -
                                                      ------------    ------------    -------------    -------------
            Total                                    $       1,997   $       1,992   $       13,587   $      13,662
                                                      =============   ============    =============    ============

                      Detail of investment securities held-to-maturity that were called follows:


                                                                Proceeds
                                                                  from        Gross       Gross
                                                                  Call        Gains       Losses
                                                                --------    ---------    ---------
                                                                         (In thousands)
                  Year Ended
                       September 30, 1996                      $  1,000     $     8     $     -
                       September 30, 1995                           500          10           -

     NOTE  4   MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

             Mortgage-backed securities held-to-maturity consist of the following:

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            September 30, 1996
                                                      -------------------------------------------------------------
                                                                         Gross            Gross
                                                        Amortized      Unrealized      Unrealized          Fair
                                                          Cost           Gains           Losses           Value
                                                      -------------  --------------  --------------   --------------
                                                                              (In thousands)
     Particpation Certificates:
         GNMA                                         $          27   $           -    $           1   $          26
         FHLMC                                                2,317               -               87           2,230
         FNMA                                                 1,377               -               51           1,326
                                                      -------------    ------------     ------------    ------------
                                                     $        3,721    $          -    $         139   $       3,582
                                                      =============    ============     ============    ============



                                                                            September 30, 1995
                                                       -------------------------------------------------------------
                                                                          Gross           Gross
                                                        Amortized       Unrealized      Unrealized          Fair
                                                           Cost           Gains           Losses           Value
                                                       ------------  ---------------  --------------   -------------
                                                                              (In thousands)
     Participation Certificates:
         GNMA                                         $          62  $             1  $            -    $         63
         FHLMC                                                2,615                5              66           2,554
         FNMA                                         $       1,571                -              41           1,530
                                                        -----------    -------------    ------------    ------------
                                                      $       4,248  $             6  $          107   $       4,147
                                                        ============   =============    ===========     ============
(/TABLE>

            There were no sales of mortgage-backed securities during the years ended September 30, 1996 and 1995. Mortgage-backed securities are classified as held-to-maturity.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE  5 LOANS RECEIVABLE

       Loans receivable are summarized as follows:
(TABLE>
                                                                             September 30,
                                                                    -------------------------------
                                                                        1996              1995
                                                                    -------------    --------------
                                                                            (In thousands)
     First mortgage - one-to-four family                            $      9,331     $      8,681
     First mortgage - residential construction                             1,347            2,470
     First mortgage - multi-family                                         1,945              908
     Commercial real estate/non-residential                                2,321            1,881
     Home equity                                                           1,737              899
     Home improvement                                                          -                -
     Credit card                                                              19               17
     Savings account                                                          11               11
     Other consumer                                                          374              393
                                                                     -----------      -----------
         Total loans                                                      17,085           15,260
                                                                     -----------      -----------
     Less
         Undisbursed portion of loan proceeds                                563            1,336
         Unearned interest                                                     3                7
         Deferred loan fees                                                   40               51
         Reserve for uncollected interest                                      4                3
         Allowance for loan losses                                           134              116
                                                                     -----------      -----------
                                                                             744            1,513
                                                                     -----------      -----------
           Loans receivable - net                                  $      16,341  $        13,747
                                                                     ===========      ===========

            Activity in the allowance for loan losses is summarized as follows:

                                                                       Year Ended September 30,
                                                               ---------------------------------------
                                                                  1996          1995           1994
                                                               ----------    -----------   -----------
                                                                           (In thousands)

         Balance at beginning of year                          $        116  $        98   $        80
         Provisions charges to income                                    18           18            18
         Charge-offs and recoveries - net                                 -            -             -
                                                                -----------   -----------   ----------
         Balance at end of year                                $        134  $        116   $       98
                                                                ===========   ===========    =========

             FO Bank did not have any specific allowance for loan losses at September 30, 1996, 1995, and 1994. FO Bank's policy is

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             to set up a specific loss allowance when it becomes evident that a specific loan would be disposed of at a loss.

             At September 30, 1996 and 1995, FO Bank had nonaccrual loans of approximately $100,000 and $87,000, respectively. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $8,800 and $7,400 in year ended September 30, 1996 and 1995, respectively. FO Bank has no commitments to loan additional funds to the borrowers of nonaccrual loans. There were no impaired loans under SFAS No. 114 and No. 118 at September 30, 1996.

             In the ordinary course of business, FO Bank has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to FO Bank. Loans to such borrowers, which in the aggregate exceeded $60,000 at September 30, 1996 are summarized as follows:


                  Balance, beginning of year                     $  323,303
                  Payments                                          (32,552)
                  Borrowings                                         75,233
                                                                  ---------
                  Balance, end of year                           $  365,984
                                                                  =========



             FO Bank's lending activity is concentrated within a small geographic area of Wisconsin surrounding FO Bank. Although FO Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area.

   NOTE  6   ACCRUED INTEREST ON INVESTMENTS AND MORTGAGE-BACKED
             SECURITIES

             Accrued interest on investments and mortgage-backed securities is summarized as follows:

                                                 FIRST OZAUKEE CORP.

                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            September 30,
                                                                    ------------------------------
                                                                        1996              1995
                                                                    -------------    -------------
                                                                                 (In thousands)
             Investments and mortgage-backed securities:
               Investments and interest-bearing deposits            $        286     $         288
               Mortgage-backed securities                                     19                21
               Federal Home Loan Bank stock                                    3                 3
                                                                     -----------      ------------
                                                                    $        308     $         312
                                                                    ============     =============

     NOTE  7   OFFICE PROPERTIES AND EQUIPMENT

       A summary of office properties and equipment, at cost, follows:

                                                                             September 30,
                                                                     ------------------------------
                                                                         1996              1995
                                                                     -------------    -------------
                                                                                  (In thousands)

               Land and land improvements                           $          105   $          105
               Office buildings and improvements                               598              598
               Furniture, fixtures and equipment                               308              297
               Vehicles                                                         40               40
                                                                     -------------    -------------
                                                                             1,051            1,040
               Accumulated depreciation and
                 amortization                                                 (479)            (434)
                                                                     -------------    -------------
                                                                    $          572   $          606
                                                                    ==============   ==============
(/TABLE>


               Depreciation charged to operations totaled $45,000, $46,000, and $52,000 for the years ended September 30, 1996, 1995, and 1994, respectively.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE  8   DEPOSIT ACCOUNTS

             Deposits are summarized as follows:

                                                                    At September 30,
                                    -------------------------------------------------------------------------------
                                                   1996                                      1995
                                    ----------------------------------     ----------------------------------------
                                                              Weighted                                    Weighted
                                                Percent       Average                      Percent         Average
                                                of Total      Nominal                     of Total         Nominal
                                  Amount        Deposits        Rate        Amount        Deposits          Rate
                                ----------     ---------     ----------    ---------     -----------     -----------
                                                               (Dollars in thousands)
     Demand accounts:
         Non-interest-bearing   $      270        1.09%          -   %     $     231        0.79%                - %
         NOW                         1,165        4.69           2.65          1,566        5.34              2.62
         Money market                2,669       10.74           4.00          2,809        9.57              3.96
         Passbook                    4,016       16.17           2.75          4,598       15.67              2.78
                                 ---------     -------                      --------     -------
     Total demand accounts           8,120       32.69           3.06          9,204       31.37              3.04
                                 ---------     -------                      --------     -------

     Certificate accounts:
         One to six months           4,144       16.68           5.14          4,470       15.23              6.18
         12 to 20 months             7,418       29.86           5.40          8,119       27.66              6.12
         24 to 36 months             4,728       19.03           5.50          7,029       23.95              5.39
         38 to 60 months                 4        0.02           4.80              4        0.01              4.80
         60-90 months                    -           -              -              -           -                 -
         Jumbo                         428        1.72           5.30            523        1.78              5.50
                                 ---------     -------                      --------     -------
     Total certificates             16,722       67.31           5.36         20,145       68.63              5.86
                                 ---------     -------                      --------     -------
     Total deposit accounts         24,842      100.00%          4.61         29,349      100.00%             4.98
                                               =======                                   =======
     Accrued interest                  120                                       159
                                 ---------                                  --------
     Total deposits             $   24,962                                $   29,508
                                ==========                                  ========

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deposit accounts have scheduled maturity dates as follows:

                                               Fiscal Year Ending                   Fiscal Year Ending
                                               September 30, 1996                   September 30, 1995
                                       ----------------------------------    -------------------------------
                                           Amount             Percent             Amount           Percent
                                       ---------------    ---------------    ---------------    -------------
                                                                   (In thousands)
     Demand                             $       8,120           32.69%       $        9,204         31.36%
     Contractual One Year                      14,250           57.36                17,904         61.00
     Contractual Two Year                       1,608            6.47                 1,776          6.05
     Contractual Three Year                       864            3.48                   465          1.59
     Contractual Four Year                          -               -                     -             -
     Contractual Five Year and after                -               -                     -             -
                                        -------------      ----------          ------------    ----------
                                        $      24,842         100.00%        $       29,349        100.00%
                                        =============      =========         ==============   ===========

             Deposit accounts with individual balances greater than $100,000 totaled $427,733, $523,008, and $948,117 at
             September 30, 1996, 1995, and 1994, respectively.

             Interest expense on deposit accounts consist of the following:

                                                                         Years Ended September 30,
                                                             ------------------------------------------------
                                                                  1996              1995             1994
                                                             --------------    --------------   --------------
                                                                               (In thousands)
                   Passbook and certificate accounts         $        1,215    $        1,142   $        1,040
                       MMDA/Super NOW accounts                          110               112              112
                       NOW accounts                                      34                41               42
                                                             --------------    --------------   --------------
                                                             $        1,359   $         1,295   $        1,194
                                                             ==============    ==============   ==============


     NOTE 9  NOTES PAYABLE AND OTHER BORROWINGS

             FO Bank had no notes payable or other borrowings at September 30, 1996 or 1995.

             When FO Bank does opt to take advances from the Federal Home Loan Bank, it will be required to maintain unencumbered mortgage loans in its portfolio aggregating at least 170% of the amount of outstanding advances from the Federal Home Loan Bank as collateral. In addition, advances would be collateralized by all Federal Home Loan Bank stock.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 10   INCOME TAXES

             Income tax expense (benefit) in the statements of income consist of the following components:

                                                                   Federal           State           Total
                                                                -------------    -------------    ------------
                                                                                       (In thousands)
             Year ended September 30, 1996
               Current                                          $         (6)    $          5     $        (1)
               Deferred                                                  (92)             (32)           (124)
                                                                ------------      -----------     ------------
                                                                $        (98)    $        (27)    $      (125)
                                                                =============    ============     ============

             Year ended September 30, 1995
               Current                                          $           4    $          6     $        10
               Deferred                                                    44              10              54
                                                                -------------    ------------      ----------
                                                                $          48    $         16     $        64
                                                                =============    ============      ==========
             Year ended September 30, 1994
               Current                                          $          46    $         16     $        62
               Deferred                                                   (15)             (3)            (18)
                                                                -------------    ------------     -----------
                                                                $          31    $         13     $        44
                                                                =============    ============     ============

             At September 30, 1996, FOCC has, for federal consolidated purposes, a Sec 179 deduction carryover of $8,933 which can be carried forward indefinitely. FOCC has a Wisconsin net operating loss of $118,600 which, if unused expires in 2011.

             Actual income tax expense differs from the "expected" income tax expense, computed by applying the statutory federal corporate tax rate to income before income taxes as follows:

                                                 FIRST OZAUKEE CORP.

                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                Years Ended September 30,
                                                                     ----------------------------------------------
                                                                         1996             1995             1994
                                                                     -------------    -------------    ------------
                                                                                     (In thousands)
     Federal taxes at statutory rates
       (34.0%-1996, 29.7%-1995, and 29.7%-1994)                      $       (123)   $           51    $         52
     State income taxes - net of federal
       income tax benefit                                                     (19)                9               9
     Increase (decrease) resulting from
       Increase deferred tax liability -
         prior year tax bad debt reserve                                       21                 -                -
       Prior year tax refunds                                                   -                 -              (4)
       Other - net                                                             (4)                4             (13)
                                                                    --------------    --------------   -------------
     Provision for income taxes                                     $        (125)   $           64   $          44
                                                                    ==============    ==============   =============

             The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are presented below:

                                                                 1996             1995
                                                             ------------    -----------
                                                                       (In thousands)
     Deferred tax assets (tax effected):
       Loan valuation allowance - book                        $       53     $       46
       Loan fees                                                      10             11
       Accrued SAIF special assessment premium                        70              -
       Accrued BIP compensation expense                               36              -
       ESOP tax/book deduction                                         3              -
       Accrual to cash basis difference - other                       80             59
                                                              ----------     ----------
         Total gross deferred tax assets                             252            116
         Less valuation allowance                                      -              -
                                                              ----------     ----------
         Net deferred tax assets                                     252            116
                                                              ----------     ----------

                                                 FIRST OZAUKEE CORP.

                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  1996           1995
                                                              ----------     ----------
                                                                    (In Thousands)
       Deferred tax liabilities (tax effected):
          FHLB bank stock dividend                                    12             13
          Excess tax depreciation                                     12             12
          Market valuation adjustment (FASB 115)                       3              6
          Post 9/30/87 tax bad debt deduction subject to recapture    25             25
          Accrual to cash basis difference                           176            163
                                                              ----------     ----------
               Total                                                 228            219
                                                              ----------     ----------
               Net deferred tax liability                    $        24     $     (103)
                                                              ==========     ==========

       Net change                                            $      (127)    $       60
       Less FASB 115 portion netted against equity                     3             (6)
                                                              ----------     ----------
              Deferred tax expense                            $     (124)    $       54
                                                              ==========     ==========

                      Deferred income taxes reflect the net tax effects of
             temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

             FO Bank qualifies under provisions of the Internal Revenue Code which permit as a deduction from taxable income allowable bad debt deductions which, particularly in prior years, significantly exceed actual experience and the financial statement loan loss provisions. At September 30, 1996, FO Bank's tax bad debt reserves are approximately $1,625,000. Upon the adoption of Statement No. 109, FO Bank was required to establish a deferred tax liability for the excess of its tax bad debt reserves over the balance at the close of the base year (September 30, 1987). The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principle Board Opinion
             No. 23, "Accounting for Income Taxes - Special Area," and accordingly is not subject to deferred taxes. FO Bank's base year tax bad debt reserves are approximately $1,561,000. The amount of the unrecognized deferred tax liability at September 30, 1996, was approximately $609,000.

             Due to recently passed tax legislation, FO Bank will be required to recapture the excess of its tax bad debt reserves over its tax bad debt reserves as of the end of its base year of $64,000. This post base year tax bad debt reserve will be required to be recaptured over a six-year period starting with FO Bank's tax year beginning October 1, 1996. The Bank may be able to defer commencement of the recapture payments for two years under certain

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             circumstances. The post base year tax bad debt reserve has been included in FO Bank's computation of its deferred tax liabilities.

   NOTE 11   STOCKHOLDERS' EQUITY

             On November 16, 1993, the Board of Directors adopted a Plan of Conversion to convert from a state-chartered mutual savings bank to a state-chartered stock savings bank with the concurrent formation of a holding company. On October 21, 1994, FOCC issued 603,345 shares of common stock to effect the conversion, the net proceeds of which were $4,338,395, representing the gross sales price of $4,826,760, reduced by $488,365 of costs associated with the conversion. Simultaneously, the Holding Company invested $1,927,861 to acquire 1,000 shares, all of the issued capital stock, of FO Bank. Five percent of the conversion stock has been allocated to FO Bank's newly-established ESOP. The Holding Company has provided the financing to the ESOP for the acquisition of this stock.

             At the time of the conversion, FO Bank has established a "Liquidation Account" in an amount equal to its net worth as of the latest date of the financial statements. The amount of the Liquidation Account was determined to be $3,984,869. In the event of a complete liquidation, and only in such an event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholder. Except for the repurchase of stock and payment of dividends by FO Bank, the existence of the liquidation account will not restrict use or application of stockholders' equity.

             As a stock savings bank, FO Bank may not declare or pay a cash dividend on its common stock if the effect would cause its net worth to be reduced below the amount required for the liquidation account or the stockholders' equity requirement imposed by the FDIC or the State of Wisconsin. If all fully phased-in capital requirements continue to be met, FO Bank may declare or pay a cash dividend on its common stock in an amount that does not exceed the excess of net earnings for the fiscal year in which the dividend is declared plus one-half of the surplus over the fully phased-in capital requirements. Regulatory approval is required to pay dividends in excess of these limitations.

             Effective May 31, 1993, FO Bank, as a state chartered stock savings bank, is subject to regulation by the FDIC and the Commissioner. FDIC regulations set forth certain capital standards that require banks to have a minimum 3% tier 1 capital to total assets ratio, a minimum 4% tier 1 capital to risk-weighted assets ratio and a minimum 8% qualifying total capital to risk-weighted assets ratio. Wisconsin-

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             chartered savings banks also are required to maintain a minimum capital to assets ratio of 6%, and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. FO Bank's regulatory capital exceeds all minimum standards required under the FDIC regulations and Wisconsin law.

             The following table summarizes the differences between the Company's stockholders' equity and the Bank's regulatory capital at September 30, 1996:

                                                     Tier 1          Total         Tier 1
                                                   Risk-Based     Risk-Based      Leverage     State of
                                                     Capital       Capital          Ratio     Wisconsin
                                                   ----------      ---------      --------    ---------
                                                                       (In thousands)
       Total consolidated stockholders'
         equity                                    $   8,186           8,186        8,186          8,186
       Holding Company stockholders' equity
         not available for regulatory
         purposes                                     (2,438)         (2,438)      (2,438)        (2,438)
       General loss allowances                                            134                        134
       Unrealized gain on securities                      (4)             (4)          (4)             -
           available for sale                        -------       ---------     --------     ----------

                                                    $  5,744       $   5,878     $  5,744     $    5,882
                                                     ========       =========    ========     ==========

             In connection with the insurance of its deposits by the Federal Deposit Insurance Corporation, the Bank is required to maintain a minimum level of capital. Also, Wisconsin chartered savings banks are required to meet minimum capital levels of 6%. The following table summarizes the Bank's capital requirements and ratios:

                                                                     At September 30, 1996
                                            -----------------------------------------------------------------------
                                                        Required                                Ratios
                                            Actual       Amount        Excess      Actual      Required       Excess
                                            ------      --------      -------      ------      --------       ------
                                                                     (Dollars in thousands)
                 Tier 1 risk-based          $5,744        $ 680       $ 5,064      33.77%         4.00%      29.77%
                   capital
                 Total risk-based            5,878        1,360         4,518       34.56         8.00       26.56
                   capital
                 Tier 1 leverage ratio       5,744        1,192         4,552       17.16         4.00       13.16
                 State of Wisconsin          5,882        1,918         3,964       18.40         6.00       12.40

             The Bank's capital exceeds all of the fully phased-in capital requirements imposed by federal and Wisconsin law and regulation.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 12   OFFICER, DIRECTOR, AND EMPLOYEE BENEFIT PLANS

             Insurance Plans
             ---------------

             All full-time employees of FO Bank are eligible for comprehensive health insurance commencing upon the completion of two full months of employment with FO Bank. After two full months of employment, full-time employees are covered as a group for life insurance. The Bank pays 100% of the cost of health insurance for single coverage and 100% of the cost of health insurance for family coverage for executive officers of FO Bank and members of the Board of directors of FO Bank. FO Bank pays the equivalent of the cost of single coverage health insurance for its employees' family health insurance coverage. FO Bank pays the entire cost of life insurance for all employees. The total insurance expense under all insurance plans was $40,800, $45,600, and $38,900 for the years ended September 30, 1996, 1995, and 1994.

             Money Purchase Pension Plan
             ---------------------------

             FO Bank maintains the First Ozaukee Savings Bank Money Purchase Pension Plan (the "Pension Plan"), a tax qualified defined contribution plan covering all eligible employees. Employees are eligible to participate after completing a twelve-month period of 1,000 or more hours of employment and attaining age 21. Each plan year, FO Bank contributes up to 15% (percentage based on Sec 415 limitations) of each participants' salary to the Pension Plan on behalf of those participants who have completed 1,000 hours of service during the plan year and are employed at the end of the plan year. Benefits generally become 20% vested after two years of service, 40% vested after three years of service, 60% vested after four years of service, 80% vested after five years of service and 100% vested after six years of service. Participants also become 100% vested on death, disability or attainment of age 65. Distributions from the Pension Plan are made upon termination of service in an annuity, a lump sum or in installments over a period not to exceed the greater of the life expectancy of the participant or the life expectancy of the joint survivor of the participant and his designated beneficiary. Under the Pension Plan, a separate account is established for each participating employee. FO Bank's policy is to fund pension costs accrued. The total pension expense was $27,800, $35,600, and $22,200 for the years ended September 30, 1996, 1995, and 1994.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Employee Stock Ownership Plan
             -----------------------------

             FO Bank has established for eligible employees of FO Bank the First Ozaukee Savings Bank Employee Stock Ownership Plan (the "ESOP") which became effective upon consummation of the Conversion. As part of the Conversion, the ESOP borrowed funds from the Holding Company to purchase 5% of the Common Stock issued in the Conversion, or 30,167 shares of Common Stock. Collateral for the loan is the Common Stock purchased by the ESOP. FO Bank makes scheduled cash contributions to the ESOP which are equal to the ESOP's debt service less dividends on unallocated ESOP shares used to repay the ESOP loan. The loan will be repaid principally from FO Bank's cash contributions and dividends to the ESOP over a period of ten years. The interest rate payable on the ESOP loan is 8%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

             Generally accepted accounting principles ("GAAP") require that any borrowing by the ESOP be reflected as a liability on FO Bank's statement of financial condition. Since the Holding Company funded the ESOP debt, the debt has been eliminated through consolidation and no loan or liability is reflected on the Holding Company's consolidated financial statements.

             Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of principal and interest on the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation. Dividends on allocated ESOP shares will be paid to participants of the ESOP. Shares awarded under the ESOP will become 20% vested after two years of service, 40% vested after three years of service, 60% vested after four years of service, 80% vested after five years of service, and 100% vested after six years of service. Participants also become 100% vested upon death, disability or attainment of age 65. Forfeitures will be reallocated among the remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. Benefits may be paid either in shares of Common Stock or in cash. In accordance with SOP 93-6, FO Bank reports compensation expense, as shares are committed to be released from collateral, equal to the average fair value of the ESOP shares committed to be released. Dividends on allocated ESOP shares will be charged to stockholders' equity. Dividends on unallocated ESOP shares will be reported as a reduction of debt or of accrued interest payable. Expense for the ESOP was $42,200 for the year ended September 30, 1996 and none for years ended September 30, 1995 and 1994. The ESOP shares as of September 30 were as follows:

                               FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        1996            1995
                                                                     -----------     ----------
                 Allocated shares                                           -               -
                 Shares released for allocation                         3,017               -
                 Unreleased shares                                     27,150          30,167
                                                                     --------        --------
                 Total ESOP shares                                     30,167          30,167
                                                                     ========        ========
                 Fair value of unreleased shares at
                   September 30                                      $  391,978     $ 384,629
                                                                     ==========     =========

             Business Incentive Plan (BIP)
             -----------------------------

             The Business Incentive Plan (BIP) of FOCC was adopted on November 7, 1995 to enable FOCC to reward and retain key officers of the Bank. A total of 24,132 shares of common stock were issued to be reserved for this plan. One-third of the shares became vested on date of adoption, one-third will vest on November 7, 1996, and the remaining one-third will vest on November 7, 1997. Compensation expense for stock awarded under this plan is recorded over the vesting periods, and totaled $193,822 for the year ended September 30, 1996. Since the Plan was adopted during the current year, there are no expenses for the years ended September 30, 1995 and 1994.

             Stock Option Plans
             ------------------

             The 1995 Stock Option Plan of FOCC was adopted on November 7, 1995. A total of 60,334 shares of common stock were authorized to be reserved for the grant of both incentive and nonincentive stock options to officers and directors. The option exercise price is equal to the fair market value of the common stock on the date of the grant ($12.44 on November 7, 1995). The option term cannot exceed ten years. The nonincentive stock options (24,132 shares) to directors vested one-third on November 7, 1995, and will vest one-third on November 7, 1996, and one-third on November 7, 1997. The incentive stock options (36,202 shares) to officers vest ratably over four and a half years, with 8,038 shares vested on November 7, 1995.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             The following is a summary of stock option transactions for the year ended September 30, 1996:

                                                          Number         Per
                                                        of Shares       Share
             Initial grant date - November 7, 1995       60,334       $  12.44
             Exercised                                        -           N/A
             Outstanding at September 30, 1996           60,334       $  12.44
                                                       ========

             Of the 60,334 stock options outstanding at September 30, 1996, 16,082 are currently eligible for exercise.


   NOTE 13   CONTINGENCIES
             -------------

             Legal Proceedings
             -----------------

             FOCC and FO Bank are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which in the aggregate involve amounts that are believed by management to be immaterial to the financial condition of FOCC and FO Bank.

             Soil and Groundwater Contamination
             ----------------------------------

             FO Bank has been named by the Wisconsin Department of Natural Resources ("WDNR") as a potentially responsible party with respect to soil and groundwater contamination beneath and adjacent to FO Bank's Cedarburg home office. FO Bank has engaged an independent environmental engineering firm, Key Environmental Services, Inc., to replace the prior firm, Northern Environmental. Key Environmental has prepared a review and evaluation of remediation alternatives. Based on their study, they have provided the Bank with a range of estimated costs for the remediation. Key Environmental has also indicated that it is highly probable that FO Bank will be eligible for Petroleum Environmental Cleanup Fund ("PECFA") reimbursement over the PECFA deductible of $15,000 plus 2% of costs over $200,000 which FO Bank expects to meet. Based on information from Key Environmental, FO Bank has booked $252,500 (midpoint of the cost range) as a liability and an expense and also booked a receivable of $252,500 from PECFA for the expense recovery. Environmental expenses (not recoverable from PECFA), excluding related legal fees that are reported separately, were $8,700, $0, and $0 for the years ended September 30, 1996, 1995, and 1994.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 14   DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

             Statement No. 107, ("Disclosures about Fair Value of Financial Instruments"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of First Ozaukee Capital Corp. It is generally not the intent of First Ozaukee Capital Corp. to liquidate and therefore realize the difference between market value and carrying value, and, even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting First Ozaukee Capital Corp.'s future earnings or cash flows.

             The following methods and assumptions were used by First Ozaukee Capital Corp. in estimating its fair value disclosures for financial instruments:

             Cash and Short-term Investments
             -------------------------------

             The carrying values approximate the fair values for these assets.

             Securities Available for Sale,
             Investments, and Mortgage-Backed Securities
             -------------------------------------------

             Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

             Federal Home Loan Bank Stock
             ----------------------------

             Federal Home Loan Bank stock is carried at cost, which is redeemable value, since the market for this stock is limited.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Loans
             -----

             Fair values are based on quoted market prices for loans with similar financial characteristics.

             Deposits
             --------

             The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is the amount payable on demand at the reporting date. The fair value of fixed rate time deposits is calculated using discounted cash flows applying interest rates currently being offered on similar certificates.

             Off-Balance Sheet Instruments
             -----------------------------

             Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. Since this amount is immaterial, no amounts for fair value are presented.

             The carrying amounts and estimated fair value of financial instruments at September 30, 1996 were as follows:

                                                    Estimated
                                             Carrying           Fair
                                              Amount           Value
                                             --------       -----------
                                                  (In thousands)
     Financial Assets
       Cash and cash equivalents            $     725      $       725
       Federal Home Loan Bank stock               152              152
       Securities available for sale            9,857            9,857
       Securities held to maturity              1,997            1,992
       Mortgage-backed securities               3,721            3,582
       Loans receivable                        16,341           16,468

     Financial Liabilities
       Deposits:
       Demand accounts                          8,120            8,120
       Certificates                            16,722           16,690


     NOTE 15   SPECIAL FEDERAL DEPOSIT INSURANCE ASSESSMENT

             A special one-time Federal Deposit Insurance Assessment was assessed against the Bank as of September 30, 1996, the date of enactment of legislation by U. S. Congress to recapitalize the Savings Association Insurance Fund. The assessment is 65.7 cents per $100 of deposits on March 31, 1995.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             For the Bank, this amounted to a charge against earnings of $178,000. The after-tax impact on earnings amounted to $108,000. Starting in 1997, deposit insurance premiums are expected to decrease by approximately 72% due to the recapitalization of the insurance fund.

   NOTE 16   LEASE COMMITMENTS

             FO Bank leases a mailing machine under a lease expiring in 2001. Minimum rental commitments under the noncancelable operating lease are as follows:

                                                 September 30,
                                                     1996
                                                 -------------

                  One year                        $     1,250
                  Two years                             1,250
                  Three years                           1,250
       	          Four years                            1,250
                  Five years (final)                      350
                                                   ----------
                                                  $     5,350
                                                  ===========

             Rental expenses under operating leases were $175, $0, and $0 for years ending September 30, 1996, 1995 and 1994, respectively.

   NOTE 17   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

             FOCC is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract amounts reflect the extent of involvement FOCC has in the particular class of financial instrument. FOCC's maximum exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

             Financial instruments whose contract amounts represent credit risk are as follows:

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                          September 30,
                                                 ------------------------------
                                                     1996             1995
                                                 ------------      -----------
                                                         (In thousands)
       Commitments to extend credit
          Fixed rate                             $         -       $        -
          Adjustable                                     713                80
       Unused equity lines of credit                     953               639
       Unused credit card line of credit                 122               126
       Performance standby letter of credit                -                 -
                                                 -----------       -----------
                                                 $     1,788       $       845
                                                 ===========       ===========

             Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FOCC evaluates the creditworthiness of each customer on a case by case basis. FOCC generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of one-to-four family residences.

             Commitments to extend credit on a fixed-rate basis expose FOCC to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period.


   NOTE 18   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENT

             The following condensed statements of financial condition and condensed statements of income and cash flows for the periods then ended for First Ozaukee Capital Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 CONDENSED STATEMENTS OF FINANCIAL CONDITION


                             ASSETS
                                                        September 30,
                                                 ------------------------------
                                                    1996              1995
                                                 ----------       -------------
                                                       (In thousands)

       Cash and cash equivalents                 $       164      $       114
       Investment securities held-to-maturity          1,997            1,996
       Investment in subsidiary                        5,748            5,762
       Loan to ESOP                                      224              241
       Other assets                                       65               82
                                                 -----------      -----------
         Total assets                            $     8,198      $     8,195
                                                 ===========      ===========





            LIABILITIES AND STOCKHOLDERS' EQUITY


       Other liabilities                              $        12  $        -
       Stockholders' equity                                 8,186       8,195
                                                      -----------   ---------

         Total liabilities and stockholders' equity   $     8,198   $   8,195
                                                      ===========    ========

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF INCOME

                                                                              Period of
                                                                             October 21
                                                                                1994
                                                          Year Ended           Through
                                                         September 30,      September 30,
                                                             1996               1995
                                                         -------------     --------------
                                                                  (In thousands)
     Interest on investments                                 $   133           $   131
     Interest on loan to ESOP                                     17                18
     Equity in net income (loss) of bank                         (51)               87
     Gain on called securities held-to-maturity                    8                10
                                                             -------           -------
         Total income                                            107               246
     Other expenses                                              440               118
                                                             -------           -------
         Income before provision
            for income taxes                                    (333)              128

     Provision for income taxes                                  (96)               19
                                                             -------           -------
       Net income                                            $  (237)          $   109
                                                             =======           =======

                                    CONDENSED STATEMENTS OF CASH FLOWS

                                                                              Period of
                                                                             October 21
                                                                                1994
                                                          Year Ended           Through
                                                         September 30,      September 30,
                                                             1996               1995
                                                        --------------      ------------
                                                                  (In thousands)
     Cash Flows from Operating Activities:
     Net income (loss)                                      $   (237)          $   109
     Adjustments to reconcile net income (loss) to
     net cash provided by operating activities
     Equity in net (income) loss of bank                          51               (87)
     Stock Incentive Plan (BIP) compensation                     192                 -
     Amortization of premiums and discounts -
     net                                                          (2)               (5)
     Gain on call of investment securities                        (8)                -
     held-to-maturity
     Decrease (increase) in other assets                          17               (58)
     Increase (decrease) in liabilities                           12               (24)
                                                           ---------         ----------
     Net cash provided (used) by operating activities             25               (65)
                                                           ---------         ----------

                            FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   Period of
                                                                                October 21, 1994
                                                                Year Ended          Through
                                                              September 30,      September 30,
                                                                   1996               1995
                                                              -------------       ------------
                                                                       (In Thousands)
     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase stock of subsidiary                                     -             (1,928)
       Purchase of investment securities held-to-maturity          (1,500)            (2,490)
       Purchase of investment securities                            1,508                500
         held-to-maturity
       Payment on ESOP loan/loan to ESOP                               17               (241)
                                                                  -------            -------
       Net cash provided (used) by investing activities                25             (4,159)
                                                                  -------            -------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Net proceeds from sale of stock                                  -              4,338
                                                                  -------            -------

       Net cash provided by financing                                   -              4,338
             activities                                           -------            -------
       Net increase in cash and cash equivalents                       50                114
       Cash and cash equivalents at beginning                         114                  -
                                                                  -------            -------
       Cash and cash equivalents at end                            $  164            $   114
                                                                  =======            =======

                             FIRST OZAUKEE CORP.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 19   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                                             Three Months Ended
                                                          ---------------------------------------------------------
                                                           Dec. 31,       March 31,      June 30,       Sept. 30,
                                                             1995           1996           1996            1996
                                                           ---------      ---------      --------       ----------
                                                                   (In thousands except per share amounts)
     Interest and dividend income                        $        641   $        622   $        647   $         639
     Interest expense                                             352            344            352             316
                                                           -----------    ----------      ---------        --------
         Net interest income                                      289            278            295             323
     Provision for loan losses                                      5              4              5               4
                                                           -----------    ----------      ---------        --------

         Net interest income after
              provision for loan losses                           284            274            290             319
     Non-interest income                                           32             24             15              14
     Non-interest expense                                         380            401            295             538
                                                           -----------    ----------      ---------        --------

           Income (loss) before income taxes                      (64)          (103)            10            (205)
     Income taxes                                                 (28)           (11)            (3)            (83)
                                                           -----------    -----------     ----------        --------

           Net income (loss)                             $        (36)  $        (92)  $         13   $        (122)
                                                            =========       ========       ========         =======

          The following schedule is a summary of earnings per share and market information during the year ended September 30, 1996. No dividends were declared on the shares of common stock during the year ended September 30, 1996.

                                           Dec. 31,        March 31,       June 30,       Sept. 30,
                                             1995            1996            1996           1996
                                          ----------      ----------      ---------      ----------
           Earnings per share            $    (0.06)     $    (0.15)     $    0.02      $    (0.21)
           Market information
             Trading range
               High                          13-3/4            15             15            15-1/2
               Low                           11-5/8          12-1/2           14            13-3/4
               Close                         12-1/4            15           14-1/4         14-7/16

                 FIRST OZAUKEE CAPITAL CORP. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           (Dollars in Thousands)

                                                                       MARCH 31,      SEPTEMBER 30,
                                                                         1997             1996
                                                                       ---------      -------------
         ASSETS                                                               (Unaudited)

  Cash and cash equivalents                                            $  2,380              725
  Securities:
    Available for sale, at market value (amortized cost of
      $4,995 and $9,850, respectively)                                    4,963            9,857
    Held to maturity at amortized cost (market value of
      $1,975 and $1,992, respectively)                                    1,997            1,997
  Stock in Federal Home Loan Bank, at cost                                  152              152
  Mortgage-backed securities held to maturity, at amortized cost
    (market value of $3,350 and $3,582, respectively)                     3,508            3,721
  Loans receivable, net                                                  20,841           16,341
  Premises and equipment, net                                               563              572
  Accrued interest receivable:
    Securities, certificates of deposit and mortgage-backed
      securities                                                            176              308
    Loans receivable                                                         95               75
  Other assets                                                              306              300
                                                                       --------          -------

        Total assets                                                   $ 34,981           34,048
                                                                       ========          =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits                                                             $ 26,313           24,962
  Advances from borrowers for taxes and insurance                           116              373
  Other liabilities                                                         326              559
  Income taxes payable                                                      (39)             (32)
                                                                       --------         --------
        Total liabilities                                                26,716           25,862
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock, $1.00 par value, 2,000,000 shares
      authorized; shares issued - none                                        -                -
    Common stock, $1.00 par value; 4,000,000 shares
      authorized; 627,477 shares issued and outstanding                     627              627
    Additional paid-in capital                                            4,041            4,032
    Unearned ESOP compensation                                             (205)            (217)
    Unearned BIP compensation                                               (58)            (111)
    Unrealized gain (loss) on securities available for sale, net            (19)               4
    Retained earnings - substantially restricted                          3,879            3,851
                                                                       --------          -------
        Total stockholders' equity                                        8,265            8,186
                                                                       --------          -------
        Total liabilities and stockholders' equity                     $  34,981          34,048
                                                                       =========         =======

     See accompanying note to consolidated financial statements.

                             FIRST OZAUKEE CAPITAL CORP. AND SUBSIDIARY


                                 CONSOLIDATED STATEMENTS OF INCOME
                                        (Dollars in Thousands)

                                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                           March 31,                     March 31,
                                                                     -------------------             -----------------
                                                                     1997            1996           1997            1996
                                                                     ----            ----           ----            ----
                                                                                        (Unaudited)
       Interest and dividend income:
          Loans receivable                                        $   449            309             814            605
          Mortgage-backed securities                                   54             61             110            125
          Securities                                                  130            252             286            533
                                                                  -------        -------         -------        -------
              Total interest income                                   633            622           1,210          1,263
                                                                  -------        -------         -------        -------
       Interest expense:
               Deposits                                               295            343             583            693
               Escrows and borrowed funds                              -              1                2              3
                                                                  -------        -------         -------        -------
                   Total interest expense                             295            344             585            696
                                                                  -------        -------         -------        -------
                   Net interest income                                338            278             625            567
       Provision for loan losses                                        5              4               9              9
                                                                  -------        -------         -------        -------
              Net interest income after provision for
                   loan losses                                        333            274             616            558
                                                                  -------        -------         -------        -------

       Noninterest income:
              Other fees and service charges                            2              1               6              2
              Deposit account fees and service charges                  2              3               4              5
              Gain (loss) on sale of securities available
                 for sale                                               1             16               5             42
              Gain (loss) on sale of loans receivable                   -              -               -              1
              Rental income                                             3              2               5              4
              Other                                                     1              2               1              2
                                                                  -------        -------        --------       --------
                 Total noninterest income                               9             24              21             56
                                                                  -------        -------        --------       --------

                             FIRST OZAUKEE CAPITAL CORP. AND SUBSIDIARY

                                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                           March 31,                     March 31,
                                                                     -------------------             -----------------
                                                                     1997            1996           1997            1996
                                                                     ----            ----           ----            ----
                                                                                        (Unaudited)
       General and administrative expenses:
              Compensation and benefits                               149            185             303            395
              Occupancy and insurance expense                          46             47              83             86
              Data processing fees                                     24             27              51             52
              Federal insurance premiums                                4             17               4             34
              Directors' fees                                           7              7              14             13
              Legal, auditing, examination and
                accounting fees                                        41             80              83            133
              Advertising and promotion                                 5              3               8              7
              Stationery, communications and other
                 operating expenses                                    35             35              58             61
                                                                 --------       --------        --------       --------
                 Total general and administrative expenses            311            401             604            781
                                                                 --------       --------        --------       --------
                 Income (loss) before income taxes                     31           (103)             33           (167)
       Income taxes                                                     5            (11)              5            (39)
                                                                 --------       --------        --------       --------
                 Net income (loss)                               $     26            (92)             28           (128)
                                                                 ========      =========        ========       ========
       Net income (loss) per share                               $    .04           (.16)            .05           (.22)
                                                                 ========      =========        ========       ========
       Weighted-average shares outstanding                        602,763        582,121         597,701        577,577
                                                                 ========      =========        ========       ========
       Dividends per share                                       $    .00            .00             .00            .00
                                                                 ========      =========        ========       ========

     See accompanying note to consolidated financial statements.

                 FIRST OZAUKEE CAPITAL CORP. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in Thousands)

                                                                                                 SIX MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                               --------------------
                                                                                              1997             1996
                                                                                              -----            ----

                                                                                                   (UNAUDITED)
       Cash flows from operating activities:
          Net income (loss)                                                                  $    28             (128)
          Adjustments to reconcile net income (loss) to net cash provided by
            (used for) operating activities:
             Depreciation expense                                                                 23               23
             Provision for loan losses                                                             9                9
             Gain on sale of securities available for sale                                        (5)             (42)
             Gain on sale of loans receivable                                                      -               (1)
             ESOP expense                                                                         21               20
             BIP expense                                                                          53              101
             Amortization of premiums (discounts), net on securities and MBS                      (1)             (48)
             Loans originated for sale                                                             -             (110)
             Proceeds from sale of loans                                                           -              111
          Decrease (increase) in:
              Accrued interest receivable                                                        112               23
              Other assets                                                                        (6)              (8)
          Increase (decrease) in:
              Other liabilities                                                                 (233)              45
              Income taxes payable                                                                 9               84
                                                                                            --------         --------
                 Net cash provided by (used for) operating activities                             10               79
                                                                                            --------         --------
          Cash flows from investing activities:
                Loans originated and purchased, net of principal collections on loans         (4,509)          (1,393)
                Principal collections on mortgage-backed securities held to maturity             213              287
                Securities:
                   Available for sale:
                        Purchased                                                             (2,497)          (2,110)
                        Proceeds from sale                                                     2,747              508
                        Proceeds from maturity or call                                         4,610            5,234
                Held to maturity:
                        Purchased                                                               (999)          (1,000)
                        Proceeds from sale                                                     1,000               -
                        Proceeds from maturity or call                                             -            1,750
                Purchase of premises and equipment                                               (14)             (10)
                Proceeds from redemption of FHLB stock                                             -               16
                                                                                           ---------        ---------
                        Net cash provided by (used for) investing activities                     551            3,282
                                                                                           ---------        ---------

                             FIRST OZAUKEE CAPITAL CORP. AND SUBSIDIARY

                                                                                                 SIX MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                               --------------------
                                                                                              1997             1996
                                                                                              -----            ----

                                                                                                   (UNAUDITED)
          Cash flows from financing activities:
                Net increase (decrease) in:
                     Deposits                                                                1,351              108
                     Advances from borrowers for taxes and insurance                          (257)            (262)
                Proceeds from advance from FHLB                                                  -              500
                Repayment of advance from FHLB                                                   -             (500)
                                                                                         ---------       ----------
                     Net cash provided by (used for) financing activities                    1,094             (154)
                                                                                         ---------       ----------
                     Net increase (decrease) in cash and cash equivalents                    1,655            3,207
          Cash and cash equivalents at beginning of period                                     725              870
                                                                                         ---------       ----------
          Cash and cash equivalents at end of period                                    $    2,380            4,077
                                                                                         =========       ==========
          Supplemental disclosures of cash flow information:
                Cash paid during the period for:
                     Interest on deposits                                               $      583              693
                     Interest on escrows and borrowed funds                                      2                3
                     Income taxes                                                                6                -
                Noncash investing activity - transfer of securities from
                     held to maturity to available for sale                             $        -           10,430

     See accompanying note to consolidated financial statements.

                  NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

                                 (Unaudited)

        (1) The information contained in the accompanying consolidated financial statements is unaudited. In the opinion of management, the financial statements contain all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements of First Ozaukee for the year ended September 30, 1996 set forth on pages F-1 through F-37 of this Proxy Statement.

                                                               APPENDIX A










                    AGREEMENT AND PLAN OF REORGANIZATION


                                   Between


                       CENTRAL ILLINOIS BANCORP, INC.
                           an Illinois corporation


                                     and


                         FIRST OZAUKEE CAPITAL CORP.
                           a Wisconsin corporation





                         Dated as of April 25, 1997

                              TABLE OF CONTENTS


   ARTICLE I      THE MERGER . . . . . . . . . . . . . . . . . . . .  158
             1.1  THE MERGER . . . . . . . . . . . . . . . . . . . .  158
             1.2  ADJUSTMENT TO MERGER PRICE . . . . . . . . . . . .  159
             1.3  PAYING AGENT . . . . . . . . . . . . . . . . . . .  161
             1.4  FUNDING OF PAYING AGENT  . . . . . . . . . . . . .  162
             1.5  CLOSING; EFFECTIVE TIME  . . . . . . . . . . . . .  162
             1.6  STOCK OPTIONS  . . . . . . . . . . . . . . . . . .  163

   ARTICLE II     STATEMENTS OF ESSENTIAL FACTS CONCERNING FIRST
                  OZAUKEE  . . . . . . . . . . . . . . . . . . . . .  163
             2.1  ORGANIZATION, GOOD STANDING AND AUTHORITY  . . . .  163
             2.2  ORGANIZATIONAL DOCUMENTS; MINUTES AND STOCK
                  RECORDS  . . . . . . . . . . . . . . . . . . . . .  163
             2.3  CAPITALIZATION OF FIRST OZAUKEE  . . . . . . . . .  164
             2.4  FINANCIAL STATEMENTS AND OTHER REPORTS . . . . . .  165
             2.5  REPORTS TO REGULATORS  . . . . . . . . . . . . . .  165
             2.6  SEC REPORTS  . . . . . . . . . . . . . . . . . . .  166
             2.7  UNDISCLOSED LIABILITIES  . . . . . . . . . . . . .  166
             2.8  LOAN PORTFOLIO . . . . . . . . . . . . . . . . . .  166
             2.9  NO ADVERSE CHANGES . . . . . . . . . . . . . . . .  167
             2.10 CONDUCT OF BUSINESS IN NORMAL COURSE . . . . . . .  167
             2.11 PROPERTIES AND ASSETS  . . . . . . . . . . . . . .  167
             2.12 INSURANCE  . . . . . . . . . . . . . . . . . . . .  168
             2.13 LITIGATION AND COMPLIANCE WITH LAWS  . . . . . . .  168
             2.14 CONFLICT OF INTEREST TRANSACTIONS  . . . . . . . .  169
             2.15 MATERIAL CONTRACTS . . . . . . . . . . . . . . . .  169
             2.16 NO DEFAULTS  . . . . . . . . . . . . . . . . . . .  170
             2.17 ADDITIONAL SCHEDULES . . . . . . . . . . . . . . .  170
             2.18 TAXES  . . . . . . . . . . . . . . . . . . . . . .  171
             2.19 EMPLOYEE COMPENSATION AND BENEFIT PLANS  . . . . .  171
             2.20 AUTHORIZATION OF TRANSACTIONS  . . . . . . . . . .  172
             2.21 ENVIRONMENTAL SUITS AND PROCEEDINGS  . . . . . . .  173
             2.22 CONTAMINATED PROPERTIES  . . . . . . . . . . . . .  174
             2.23 CHANGE IN BUSINESS RELATIONSHIPS . . . . . . . . .  174
             2.24 BROKER'S AND FINDER'S FEES . . . . . . . . . . . .  174
             2.27 ENVIRONMENTAL REMEDIATION  . . . . . . . . . . . .  175

   ARTICLE III    STATEMENTS OF ESSENTIAL FACTS CONCERNING BUYER . .  175
             3.1  CORPORATE EXISTENCE  . . . . . . . . . . . . . . .  175
             3.2  FINANCIAL STATEMENTS AND OTHER REPORTS . . . . . .  175
             3.3  AUTHORIZATION OF TRANSACTIONS  . . . . . . . . . .  176
             3.4  BROKER'S AND FINDER'S FEES . . . . . . . . . . . .  176
             3.5  FINANCIAL RESOURCES  . . . . . . . . . . . . . . .  176
             3.6   EMPLOYEE COMPENSATION AND BENEFIT PLANS . . . . .  177

   ARTICLE IV     ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . .  177
             4.1  CONDUCT OF BUSINESS OF FIRST OZAUKEE . . . . . . .  177
             4.2  CONDUCT OF BUSINESS OF BUYER . . . . . . . . . . .  179
             4.3  ACCESS TO INFORMATION  . . . . . . . . . . . . . .  179
             4.4  FIRST OZAUKEE SHAREHOLDERS' MEETING  . . . . . . .  180
             4.5  REASONABLE EFFORTS . . . . . . . . . . . . . . . .  180
             4.6  REGULATORY APPROVALS . . . . . . . . . . . . . . .  180
             4.7  BUSINESS RELATIONS AND PUBLICITY . . . . . . . . .  181
             4.8  LOAN REVIEW  . . . . . . . . . . . . . . . . . . .  181
             4.9  CIBAC SHAREHOLDER APPROVAL . . . . . . . . . . . .  181

             4.10 NO CONDUCT INCONSISTENT WITH THIS AGREEMENT  . . .  181
             4.11 BOARD OF DIRECTORS' NOTICES, MINUTES, ETC  . . . .  181
             4.12 CONFIDENTIAL INFORMATION . . . . . . . . . . . . .  182
             4.13 MAINTENANCE OF CAPITAL LEVELS  . . . . . . . . . .  182
             4.14 NO CONTROL OF FIRST OZAUKEE BY BUYER . . . . . . .  182
             4.15 EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . .  182
             4.16 EMPLOYEES  . . . . . . . . . . . . . . . . . . . .  182
             4.17 INDEMNIFICATION AND DIRECTORS' AND OFFICERS'
                  LIABILITY INSURANCE  . . . . . . . . . . . . . . .  183
             4.18 BOARD OF DIRECTORS OF FOCC AND FOSB  . . . . . . .  183
             4.19 OFFICER AND DIRECTOR LOANS . . . . . . . . . . . .  184
             4.20 EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . .  184
             4.21 OBLIGATIONS TO BAIRD AND SHW . . . . . . . . . . .  186
             4.22   CEDARBURG FACILITY . . . . . . . . . . . . . . .  186
             4.23 PROXY STATEMENT  . . . . . . . . . . . . . . . . .  186
             4.24 FINANCING  . . . . . . . . . . . . . . . . . . . .  187

   ARTICLE V      CONDITIONS PRECEDENT . . . . . . . . . . . . . . .  187
             5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER . . .  187
             5.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF FOCC  . . .  191

   ARTICLE VI     SURVIVAL . . . . . . . . . . . . . . . . . . . . .  193

   ARTICLE VII    GENERAL PROVISIONS . . . . . . . . . . . . . . . .  194
             7.1  FURTHER ASSURANCES . . . . . . . . . . . . . . . .  194
             7.2  EXPENSES . . . . . . . . . . . . . . . . . . . . .  194
             7.3  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . .  194
             7.4  TERMINATION  . . . . . . . . . . . . . . . . . . .  195
             7.5  RIGHT OF FIRST REFUSAL . . . . . . . . . . . . . .  195
             7.6  CANCELLATION FEE . . . . . . . . . . . . . . . . .  196
             7.7  NOTICES  . . . . . . . . . . . . . . . . . . . . .  196
             7.8  GOVERNING LAW  . . . . . . . . . . . . . . . . . .  197
             7.9  SPECIFIC PERFORMANCE . . . . . . . . . . . . . . .  197
             7.10 COUNTERPARTS . . . . . . . . . . . . . . . . . . .  197
             7.11 SEVERABILITY . . . . . . . . . . . . . . . . . . .  197
             7.12 HEADINGS . . . . . . . . . . . . . . . . . . . . .  198
             7.13 ENTIRE AGREEMENT; AMENDMENT  . . . . . . . . . . .  198
             7.14 THIRD-PARTY BENEFICIARY RIGHTS . . . . . . . . . .  198


   Exhibit A     Plan of Merger
   Exhibit B     Form of Consulting Agreement with Russell S. Jones
   Exhibit C     Form of Employment Agreement with Mary E. Lammers

   DISCLOSURE SCHEDULES

                    AGREEMENT AND PLAN OF REORGANIZATION


                 This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 25th day of April, 1997, by and among Central Illinois Bancorp, Inc., an Illinois corporation ("Buyer"), and First Ozaukee Capital Corp., a Wisconsin corporation ("FOCC").

                 WHEREAS, the respective Boards of Directors of Buyer and FOCC have approved the merger of CIB Acquisition Corporation
   ("CIBAC"), a Wisconsin corporation and wholly-owned subsidiary of Buyer, with and into FOCC (the "Merger"); and

                 WHEREAS, each of Buyer and FOCC believes that the proposed Merger, and the exchange of the shares of FOCC common stock, $1.00 par value ("FOCC Common Stock"), for cash in the manner provided in this Agreement and the Plan of Merger, a copy of which is attached hereto as EXHIBIT A (the "Plan of Merger"), is desirable and in the best interests of its respective shareholders; and

                 WHEREAS, Buyer owns 100 percent of the issued and outstanding capital stock of CIBAC, a Wisconsin corporation, and FOCC owns 100 percent of the issued and outstanding capital stock of First Ozaukee Savings Bank, a Wisconsin state-chartered savings bank ("FOSB"). (FOCC and FOSB are collectively referred to herein as First Ozaukee.)

                 NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                  ARTICLE I
                                 THE MERGER

                 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, and pursuant to the provisions of the Wisconsin Business Corporation Law (the "WBCL"), the Bank Holding Company Act of 1956, as amended (the "BHC Act") and Chapter 214 of the Wisconsin Statutes Annotated, at the Effective Time (as defined in Section 1.5 hereof), CIBAC shall be merged with and into FOCC pursuant to the terms and conditions set forth herein and FOCC shall be the surviving corporation (the "Surviving Corporation").

                       The parties agree that FOCC and CIBAC will execute a Plan of Merger substantially in the form attached hereto as EXHIBIT A which provides for the terms of the Merger and mode of carrying the same into effect.

                       Following the Effective Time, FOCC shall be the Surviving Corporation, shall be considered the same business and corporate entity as each merging corporation, and shall have the other properties, liabilities and attributes as provided by the WBCL. As set forth in the Plan of Merger, pursuant to the Merger:

                       (a) the Articles of Incorporation of FOCC as in effect immediately prior the Effective Time, shall be, from and after the Effective Time, the Articles of Incorporation of FOCC as the Surviving Corporation;

                       (b) the By-Laws of FOCC in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the By-Laws of FOCC as the Surviving Corporation;

                       (c)  each share of FOCC Common Stock ("FOCC
   Shares") issued and outstanding immediately prior to the Effective Time, other than FOCC Shares, the holders of which have validly demanded appraisal of such shares pursuant to Subchapter XIII of the WBCL ("Subchapter XIII") and shall not have voted such shares in favor of the Merger ("Dissenting Shares"), and FOCC Shares, if any, that are owned by Buyer immediately prior to the Merger, shall be converted by virtue of the Merger, automatically and without action on the part of the holder thereof, into the right to receive $15.10 per share for each FOCC Share (the "Merger Price"), as adjusted as of the Effective Time pursuant to Section 1.2 of this Agreement, payable by Buyer, in cash, without any interest thereon from the Effective Time until the time of payment, at the Effective Time or such date thereafter as certificates shall be surrendered in accordance with Section 1.3 of this Agreement.

                       (d) FOCC Shares that are not voted for adoption of the Merger and with respect to which the holders thereof have taken all necessary action as of the Effective Time to perfect their shareholder appraisal rights in accordance with the applicable provisions of the WBCL shall not be converted into the right to receive the Merger Price at or after the Effective Time unless and until the holder of such shares withdraws the demand for appraisal of their shares or otherwise becomes ineligible to pursue appraisal rights under the WBCL.

                       (e)  each common share of CIBAC issued and
   outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully-paid and nonassessable share of common stock of FOCC.

                       (f) the holders of Dissenting Shares shall have the rights provided by Subchapter XIII and no others.

                       (g) the officers and directors of the Surviving Corporation shall be as set forth in the Plan of Merger, attached hereto as EXHIBIT A.

                 1.2   ADJUSTMENT TO MERGER PRICE.

                       (a) The capital of FOCC shall be calculated in accordance with generally accepted accounting principles ("GAAP") as of the last business day of the month prior to the Closing Date and, together with the adjustments contemplated by Sections 1.2(b) and (c), shall constitute the base capital ("Base Capital") for purposes of determining any adjustment to the Merger Price. Five (5) business days prior to Closing there shall commence an investigatory period during which Buyer shall conduct a review of the books and records of FOCC and FOSB for the purposes of making the necessary adjustments to the capital of FOCC, if any.

                       (b) Base Capital shall reflect the following adjustments:

                            (i)  A securities dealer unaffiliated with
   First Ozaukee or Buyer or their subsidiaries, officers or directors (the "Independent Dealer") and reasonably acceptable to First Ozaukee shall be retained by Buyer (at Buyer's expense) to calculate the unrealized gain or loss (i.e., the aggregate market value less the book value, net of taxes calculated at 39%) (the "Mark to Market Adjustment") of those securities of First Ozaukee listed in SCHEDULE
   1.2 (which consist of all securities owned by First Ozaukee and designated by First Ozaukee as "Held to Maturity") as of the close of business on the business day prior to the date of this Agreement (the "Signing Adjustment") and then again on the business day prior to the Closing Date (the "Closing Adjustment"). The same Independent Dealer shall calculate the Signing Adjustment and Closing Adjustment, and it shall employ the same methodology to calculate the Mark to Market Adjustment on both dates. If the Closing Adjustment is more negative than the Signing Adjustment, then the Base Capital shall be decreased by an amount equal to the difference between (A) the Signing Adjustment and (B) the Closing Adjustment. If the Closing Adjustment is equal to the Signing Adjustment, then no adjustment shall be made to Base Capital under this Section 1.2(b)(i).

                            (ii) The Base Capital shall be reduced by the
   amount of Unreimbursable Expenses incurred and estimated to be incurred by First Ozaukee before and after the Closing Date, but not yet accrued, relating to the environmental remediation and the environmental liabilities, contingent or otherwise, associated with the FOSB office located at W61 N526 Washington Avenue, Cedarburg, Wisconsin ("Cedarburg Facility"). For purposes of this Agreement, Unreimbursable Expenses shall include all costs and expenses arising out of, relating to or associated with the environmental remediation and the environmental liabilities, contingent or otherwise, associated with the Cedarburg facility that are not eligible for reimbursement from PECFA pursuant to the laws and regulations governing PECFA. The estimation of Unreimbursable Expenses shall be determined in the sole discretion of an environmental consultant designated by Buyer and reasonably acceptable to First Ozaukee. Buyer shall be responsible for all costs and expenses associated with retaining the environmental consultant herein provided.

                       (c)  The following adjustments shall not be
   deducted from capital in the calculation of Base Capital (and if previously deducted from capital shall be added back to Base Capital):

                            (i)  Mr. Russell S. Jones' severance payment
   to be paid by First Ozaukee prior to Closing in the maximum amount of $185,968 and all tax benefits associated therewith, as provided in
   Section 5.1(j) hereof.

                            (ii) Amounts payable to Mr. Jones pursuant to
   his post merger consulting agreement, as provided in Section 5.1(j) hereof, including such amounts to be paid to or on behalf of Mr. Jones or his spouse to obtain post-retirement primary and/or supplemental health insurance, and all tax benefits associated therewith.

                            (iii)     Professional fees expensed or due
   and payable to Robert W. Baird & Co. Incorporated ("Baird") in regard to the Fairness Opinion fee, transaction fee and related out-of-pocket expenses and any amounts due or to become due to Schiff Hardin & Waite ("SHW"), all in the maximum amount of $170,000.

                            (iv) Accounting and/or tax adjustments which
   relate to the termination of the First Ozaukee Capital Corp. Incentive Plan, the cashing out of the stock options under the First Ozaukee Capital Corp. Option Plan and reversal of the ESOP contra equity account.

                       In the event the amounts set forth in clauses (i) and (iii) of this Section 1.2(c) exceed the stated maximum dollar amounts, Base Capital shall be reduced on a dollar for dollar basis by such amount which exceeds the stated maximum.

                       (d) In the event the Base Capital as calculated pursuant to Section 1.2(a) is less than $8,113,000, the Merger Price shall be reduced by an amount equal to the difference between $8,113,000 and Base Capital, divided by 687,811 shares ("Decreased Adjusted Merger Price"). Provided, however, if Base Capital as calculated pursuant to Section 1.2(a) is below $8,113,000 by an amount that results in a Decreased Adjusted Merger Price of less than $15.05 per share, Buyer in its sole discretion may:

                            (i)  substitute $15.05 in place of the $15.10
   Merger Price in Section 1.1(c); or

                            (ii) present FOCC with its calculation of a
   Decreased Adjusted Merger Price below $15.05 and First Ozaukee shall have the option, in its sole discretion, of accepting that Decreased Adjusted Merger Price and completing the Merger or terminating the Agreement.

                       (e) If the Closing Adjustment is more positive than the Signing Adjustment by an amount greater than $114,000, then the Merger Price or the Decreased Adjusted Merger Price, as the case may be, shall be increased by the amount by which the Closing Adjustment is more positive than the Signing Adjustment less $114,000, divided by 687,811 shares ("Increased Adjusted Merger Price"). In the event the Closing Adjustment is not more positive than the Signing Adjustment by an amount greater than $114,000, then there shall be no increase to the Merger Price. Provided however, if the Increased Adjusted Merger Price is greater than $15.15 per share, FOCC in its sole discretion may:

                            (i)  substitute $15.15 in place of the $15.10
   Merger Price in Section 1.1(c); or

                            (ii) present Buyer with its calculation of an
   Increased Adjusted Merger Price greater than $15.15, and Buyer shall have the option, in its sole discretion, of accepting that Increased Adjusted Merger Price and completing the Merger or terminating the Agreement.

                 1.3 PAYING AGENT. Prior to the Effective Time, Buyer shall designate a paying agent, which shall be a state or national bank unaffiliated with Buyer and having a place of business in the Central Business District of Milwaukee ("Paying Agent"), to pay to the shareholders of FOCC the cash to which they are entitled pursuant to the Merger. As soon as practicable after Buyer shall have received all regulatory approvals referred to in Section 5.1(d) hereof (irrespective of the expiration of any waiting periods) and the shareholders of FOCC shall have approved the Merger in accordance with the WBCL, the Paying Agent shall deliver a transmittal form, in form and substance satisfactory to FOCC, to each holder of FOCC Shares (other than Buyer) advising such holder of the procedure for surrendering the share certificates to the Paying Agent for payment. After the Effective Time and upon the surrender of a certificate evidencing FOCC Shares, the holder shall be paid by check, without interest thereon, the amount of cash to which he is then entitled hereunder. Until so surrendered and exchanged, each certificate shall represent solely the right to receive the cash, without interest, into which it shall have been converted pursuant to Section 1.1 hereof, and the Paying Agent shall not be required to pay the holder thereof the cash into which such certificate shall have been converted; provided that procedures allowing for payment with respect to lost or destroyed certificates against receipt of customary and appropriate certifications and indemnity shall be provided. Notwithstanding anything in this Section 1.3 or elsewhere in this Agreement to the contrary, no party hereto shall be liable to a former holder of FOCC Shares for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.

                 1.4 FUNDING OF PAYING AGENT. Buyer shall irrevocably deposit with the Paying Agent at the Effective Time, by wire, or other acceptable means, the total amount of funds required to be paid at the Effective Time pursuant to Sections 1.1 and 1.2 hereof for exchanges in accordance with this Agreement.

                 1.5 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement and the Plan of Merger (the "Closing") shall take place at 10:00 a.m., local time, at a place mutually agreeable to the parties on the first business day following the last business day of the preceding month as mutually agreeable to by the parties hereto (the "Closing Date"), which date shall be (i) not later than thirty-five (35) days after the later of (a) the approval of the Agreement and Plan of Merger by the shareholders of FOCC, or (b) the approval of the transactions contemplated by this Agreement and the Plan of Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and any other regulatory agencies or regulatory authorities; as applicable, and all waiting periods after such approvals have expired, or (ii) such later date as may be agreed to by the parties in writing (the entities in the foregoing clause (b) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). At the Closing the parties shall each deliver to the other evidence of the satisfaction of the conditions to the Merger as may reasonably be required (including materials required to be delivered under Article V) and shall execute, deliver and cause to be filed with the Wisconsin Secretary of State the Articles of Merger. The Merger shall be effective on the date and at the time (the "Effective Time") the Articles of Merger become effective in accordance with the provisions of the WBCL.

                 1.6 STOCK OPTIONS. Each holder of an option to acquire FOCC Shares ("Option") awarded under the First Ozaukee Capital Corp. 1995 Stock Option Plan (the "FOCC Option Plan"), which is outstanding on the date hereof and remaining outstanding at the Effective Time shall receive from Buyer, as of the Effective Time, whether or not the Option is then exercisable under the terms of the FOCC Option Plan, a cash payment in an amount equal to the product of
   (i) the number of FOCC Shares subject to such Option at the Effective Time, and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per share of such Option, net of any cash that must be withheld under federal and state income and employment tax requirements. Such cash payments shall be in consideration of, and shall result in, the settlement and cancellation of all such Options. As a condition to the receipt of a cash payment in cancellation of all such Options, each option holder shall execute a cancellation agreement in form and substance reasonably satisfactory to Buyer.

                                 ARTICLE II
           STATEMENTS OF ESSENTIAL FACTS CONCERNING FIRST OZAUKEE

                 This Agreement is entered into by Buyer upon the understanding, and First Ozaukee represents and warrants, that the following Statements of Essential Facts, being the only representations or warranties made to Buyer by or on behalf of First Ozaukee in connection with the transactions contemplated by this Agreement and the exhibits and schedules hereto, are true and correct on the date of this Agreement and as of the Closing:

                 2.1   ORGANIZATION, GOOD STANDING AND AUTHORITY.

                       (a) FOCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership of properties and assets or the conduct of its business requires it to be so qualified or licensed and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. FOCC is a duly registered bank holding company under the BHC Act. Except with regard to FOSB, FOCC does not own or control any voting stock or equity securities of any other entity.


                       (b) FOSB is a Wisconsin state-chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of properties or the conduct of its business requires it to be so qualified and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. FOSB is a member in good standing of the Federal Home Loan Bank System. The deposits of FOSB are insured up to the applicable limits by the FDIC through the Savings Association Insurance Fund. FOSB does not own or control any voting stock or equity securities of any other entity.

                 2.2   ORGANIZATIONAL DOCUMENTS; MINUTES AND STOCK
   RECORDS.   SCHEDULE 2.2 contains a copy of the Articles of
   Incorporation and By-Laws of FOCC and the Articles of Incorporation and By-Laws of FOSB, in each case as amended to the date hereof. First Ozaukee has provided Buyer such other documents relating to the authority of FOCC and FOSB to conduct their business as Buyer has requested. All such documents are true, complete and correct copies of the original documents. The stock register and minute books of FOCC and FOSB, copies of which have been provided to Buyer, are complete and correct in all material respects and accurately reflect all meetings, consents and other actions of the organizers, incorporators, shareholders and stockholders (as the case may be), Board of Directors and committees of the Board of Directors of FOCC and FOSB and all transactions in the capital stock of FOCC and FOSB, occurring since FOCC's initial organization.

                 2.3   CAPITALIZATION OF FIRST OZAUKEE.

                       (a) The authorized capital stock of FOCC consists of 4,000,000 shares of common stock, $1.00 par value per share, of which 627,477 shares are issued and outstanding and 2,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. These 627,477 shares are the only shares of Common Stock, debt or equity securities of FOCC issued and outstanding. 60,334 shares of common stock are reserved for issuance upon the exercise of options issued under First Ozaukee's Option Plan ("FOCC Stock Options") of which 60,334 are subject to options
   presently outstanding.   Set forth on SCHEDULE 2.3 is a list of the
   option holders, the date of the issuance of each FOCC Stock Option, the number of shares subject to each FOCC Stock Option, the expiration date of each FOCC Stock Option and the exercise price for each FOCC
   Stock Option.    The issued and outstanding shares of FOCC have been
   duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights. Except for the aforesaid options to purchase shares of FOCC Common Stock (which shall be canceled pursuant to Section 1.6 hereof), and except for the rights of Buyer under this Agreement, there are or will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from FOCC any shares of capital stock, debt or other equity securities of FOCC, or any other securities representing the right to purchase or otherwise receive any shares of capital stock or other debt or equity securities of FOCC, whether now or hereafter authorized or issued. No capital stock or other security issued by FOCC or FOSB has been issued in violation of, or without compliance with, preemptive rights of their respective shareholders.

                       (b) The authorized capital stock of FOSB consists of 4,000,000 shares of common stock, $1.00 par value per share, of which 1000 shares are issued and outstanding and 2,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. These 1000 shares are the only shares of common stock, debt or equity securities of FOSB issued and outstanding. FOCC owns all of the issued and outstanding shares of capital stock of FOSB, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the rights of Buyer under this Agreement, there are and will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from FOSB any shares of capital stock, debt or equity securities representing the right to purchase or otherwise receive any shares of capital stock, debt or equity securities of FOSB, whether now or hereafter authorized or issued.

                 2.4 FINANCIAL STATEMENTS AND OTHER REPORTS. The financial condition of FOSB is reflected in the consolidated financial statements of FOCC. FOCC has furnished, or will furnish prior to the Closing when such reports become available, Buyer true and complete copies of the following financial statements and reports of FOCC and
   FOSB:

                       (a)  Consolidated Statements of Financial
   Condition,  Statements of Income, Statements of Cash Flows and
   Statements of Stockholders' Equity of FOCC at and for the years ended September 30, 1996, 1995, 1994 and 1993;

                       (b) First Ozaukee's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission (the "SEC") for the years ended September 30, 1996, 1995 and 1994 and First Ozaukee's Quarterly Report on Form 10-QSB filed with the SEC for each quarter following September 30, 1996 and ended through the last quarter prior to the Closing.

                       (c) Call Reports filed with the Federal Deposit Insurance Corporation and the Wisconsin Department of Financial Institutions or its predecessors for the fiscal years ended September 30, 1996 and 1995; and

                       (d)  Consolidated Statements of Financial
   Condition and Statements of Income prepared by FOCC for the interim period from October 1, 1996 and ended through the last month prior to the Closing (subsections 2.4 (a-d) collectively, the "First Ozaukee Financial Statements").

                       The First Ozaukee Financial Statements described in clause (a) above are audited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the financial position of FOCC at the dates shown and the results of operations for the periods then ended. The interim financial statements described in clause (d) are unaudited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position of FOCC.

                       To the best of First Ozaukee's knowledge, the books and records of First Ozaukee are true and correct and accurately reflect the financial condition of First Ozaukee. The information contained in the First Ozaukee Financial Statements described in clauses (b), (c) and (d) above, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. All costs and expenses reasonably estimated to be incurred by First Ozaukee shall be paid or accrued on or prior to the Closing Date.

                 2.5 REPORTS TO REGULATORS. Since January 1, 1991, First Ozaukee has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto required to be filed with (i) the Federal Reserve Board, (ii) the Office of Thrift Supervision ("OTS"), (iii) the Wisconsin Department of Financial Institutions and its predecessor, and (iv) any other financial institution regulatory authority (collectively the "FOCC Regulatory Reports"). FOCC and FOSB have paid all fees and assessments due and payable in connection with the FOCC Regulatory Reports. As of their respective dates, such FOCC Regulatory Reports complied in all material respects with the statutes, rules and regulations in force or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. First Ozaukee has provided to Buyer copies of all such reports, registrations and statements. Except for normal examinations conducted by regulatory agencies in the regular course of the business of First Ozaukee, no regulatory agency has initiated any proceeding or, to the best knowledge of First Ozaukee no regulatory agency has indicated that it is considering initiating an investigation into the business or operations of First Ozaukee since January 1, 1991. There is no material unresolved violations of laws or regulations of any regulatory agency with respect to any report or statement relating to any examinations of First Ozaukee.

                 2.6 SEC REPORTS. FOCC has provided to Buyer copies of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by FOCC with the SEC pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the "Securities Acts") since January 1, 1991 (collectively the "FOCC SEC Filings") and (b) communication mailed by FOCC to its shareholders since January 1, 1991, and no such registration statement, prospectus, report, schedule, proxy, statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective filing and effective dates, the FOCC SEC filings complied in all material respects with the published rules and regulations of the SEC with respect thereto since January 1, 1991. FOCC has timely filed all reports, registration statements and other documents required to be filed by it under the Securities Acts.

                 2.7 UNDISCLOSED LIABILITIES. First Ozaukee has no liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, existing or arising out of any transaction or state of facts existing on or prior to the date hereof except (a) as fully disclosed, reflected or reserved against in the First Ozaukee Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions or circumstances identified in this Agreement or the schedules or exhibits provided for herein, and (c) as and to the extent incurred in the ordinary course of business since September 30, 1996.

                 2.8 LOAN PORTFOLIO. Except as disclosed on SCHEDULE 2.8, the loans contained in the loan portfolio of FOSB are evidenced by promissory notes or other evidences of indebtedness, which, with all ancillary security documents, constitute, valid and binding obligations of FOSB and each of the other parties thereto enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and by applicable laws or principles of equity which may affect the availability of equitable remedies. First Ozaukee has provided Buyer with a true and correct Loan Portfolio Report which sets forth the current status of each loan, including, but not limited to, the outstanding principal and interest, payment history, whether any defaults have occurred, the nature and basis for any renewals, loan modifications or any other agreements which materially altered or changed the terms of the loan when it was originated or purchased, and any and all collection efforts or loan workouts engaged in by First Ozaukee. To the best of First Ozaukee's knowledge, except as disclosed on SCHEDULE 2.8, none of such loans is subject to any defense, set-off or counterclaim of any party liable thereon and all such loans which are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens. FOSB's reserve for loan losses has been calculated in accordance with prudent and customary banking practices and is adequate to reflect the risk inherent in FOSB's loan portfolio.

                 2.9 NO ADVERSE CHANGES. Other than as specifically disclosed in this Agreement, the First Ozaukee Financial Statements, the schedules or exhibits provided for herein, or any other writing delivered to Buyer, since September 30, 1996, First Ozaukee has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, had, or could reasonably be expected to have, a material adverse effect on First Ozaukee, nor occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than changes resulting from or attributable to (i) changes in laws, regulations and GAAP or interpretations, or (ii) general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in First Ozaukee's business, income, assets, liabilities or financial condition.

                 2.10 CONDUCT OF BUSINESS IN NORMAL COURSE. The business of First Ozaukee has, since September 30, 1995, been conducted only in the ordinary and usual course consistent with past practice.

                 2.11 PROPERTIES AND ASSETS. The assets reflected in the most recent of the First Ozaukee Financial Statements or identified in this Agreement or the schedules or exhibits provided for herein include substantially all of the assets owned by First Ozaukee, except for those subsequently disposed of for fair value or otherwise abandoned or disposed of as worthless in the ordinary course of business. First Ozaukee has a valid right to use or a valid leasehold interest in, all real property used by it in the conduct of its business as it is now being conducted, subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claim or charge of any kind except for (i) liens for taxes not yet due and payable,
   (ii) rights of other parties under leases or other arrangements by which First Ozaukee uses such real property, and (iii) minor imperfections of title none of which is substantial in amount, materially detracts from the value or impairs First Ozaukee's present use of the property. To the best of First Ozaukee's knowledge, all material certificates, licenses, and permits required for the lawful use and occupancy of such real property by First Ozaukee, have been obtained and are in full force and effect. Except as disclosed on
   SCHEDULE 2.11, all material tangible personal property owned by First Ozaukee, or used by it in its business and necessary for the operation of its business, is in good working condition, normal wear and tear excepted free and clear of all liens and encumbrances.

                 2.12 INSURANCE. SCHEDULE 2.12 sets forth a complete and correct list of all policies of insurance and bonds in which First Ozaukee is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations and personnel of First Ozaukee or which is owned or carried by First Ozaukee and any claims pending with regard to such policies and bonds. First Ozaukee has in full force and effect the policies of insurance and bonds set forth in SCHEDULE 2.12 and same are commercially reasonable and adequate for the operations of First Ozaukee. There has been no notice given by any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying any coverage thereof, or canceling or threatening cancellation of any such insurance contracts.

                 2.13 LITIGATION AND COMPLIANCE WITH LAWS. First Ozaukee and FOSB's institution-affiliated parties (as defined in 12 U.S.C. Section 1813(u)) with respect to participation in the affairs of First Ozaukee, are each in compliance with all material applicable federal, state, county and municipal laws and regulations (a) that regulate or are concerned in any way with the business of banking or acting as a fiduciary, including, but not limited to those laws and regulations relating to the investment of funds, the taking of deposits, the extension of credit, the collection of interest, and the location and operation of banking facilities, or (b) that otherwise relate to or affect the business or assets of FOSB or the assets owned, used or occupied by it. Except as disclosed in SCHEDULE 2.13,

                       (i) there are no claims, actions, suits, orders, proceedings or governmental or regulator investigations pending, or, to the knowledge of First Ozaukee, threatened against First Ozaukee, or FOSB's institution-affiliated parties (in their capacities as such) with respect to their participation in the affairs of First Ozaukee, at law or in equity, or before any federal, state, municipal, administrative or other governmental authority or court, or before any arbitrator or arbitration panel, whether by contract or otherwise; and

                       (ii) except as set forth in SCHEDULE 2.13, there is no decree, judgment, order, supervisory agreement, extraordinary supervisory letter, commitment letter, consent agreement or memorandum of understanding entered into or in existence against or restraining FOCC or FOSB, or any of FOSB's institution-affiliated parties with respect to their participation in the affairs of First Ozaukee from taking any actions of any kind in connection with the business of First Ozaukee or FOSB, as the case may be. First Ozaukee has not been advised by, nor has it received from any regulatory authority any notice or, to the knowledge of First Ozaukee, threat of enforcement actions or that any regulatory authority is considering or requesting any regulatory agreement, and it has no basis for believing that any such notice or, to the knowledge of First Ozaukee, threat not otherwise disclosed to Buyer is contemplated.

                 2.14 CONFLICT OF INTEREST TRANSACTIONS. Except as reflected in SCHEDULE 2.14, no executive officer or director of First Ozaukee, or holder of 10% or more of the common stock of First Ozaukee, or any member of the immediate family of any such person has, since September 30, 1995, been involved in any transaction with First Ozaukee (excluding transactions in deposit accounts) which involves an amount in excess of $15,000 or has been involved in any other material transaction with First Ozaukee or has had loans or any commitment to loan outstanding from FOSB involving in excess of $15,000.

                 2.15 MATERIAL CONTRACTS. SCHEDULE 2.15 sets forth a Schedule of Material Contracts, and completely and accurately lists or describes the following material contracts, commitments or arrangements (whether written or oral) under which First Ozaukee is obligated:

                       (a) All consulting arrangements, and contracts for professional and other services, including those under which First Ozaukee performs services for others, that are not terminable by First Ozaukee without damages or penalty with thirty (30) days notice;

                       (b)  All leases of real estate or personal
   property, exclusive of leases of personal property whereunder total annual rentals are, in each instance, less than $5,000 or wherein the aggregate exceeds $20,000;

                       (c) All contracts, commitments and agreements for the purchase, acquisition, development, sale or disposition of real or personal property, exclusive of conditional sales contracts and security agreements for the acquisition of personal property whereunder total future payments are, in each instance, less than $5,000 or wherein the aggregate exceeds $20,000;

                       (d) All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) under which First Ozaukee or FOSB has or may have any obligation ("First Ozaukee ERISA Plans"), and all employment contracts, all other employee compensation arrangements, all severance agreements and all other bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, formal or informal, under which First Ozaukee or FOSB has or may have any obligation ("First Ozaukee non-ERISA Plans" and, together with the First Ozaukee ERISA Plans, the "First Ozaukee Benefit Plans");

                       (e) All outstanding loans, loan commitments, credit agreements, conditional sales contracts, title retention agreements or security agreements relating to money borrowed by First Ozaukee, letters of credit or other financial accommodations, including modification or amendments thereof, extended by FOSB for the benefit of others wherein the total loan and/or commitment of FOSB exceeds $100,000;

                       (f)  All union and other labor contracts;

                       (g) All agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements, which are with officers or directors of the First Ozaukee, any Affiliates of First Ozaukee within the meaning of
   Section 23A of the Federal Reserve Act, or any record or beneficial owner of 10% or more of the common stock of First Ozaukee, excepting any ordinary and customary banking relationships that comply with applicable banking regulations;

                       (h)  All loans from FOSB held by officers,
   directors or employees of FOCC or FOSB;

                       (i) All agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of First Ozaukee not referred to elsewhere in this section which: involve payment by First Ozaukee of more than $5,000 individually; involve payment based on profits of First Ozaukee; or relate to the future purchase of goods or services in excess of the requirements of its business at current levels or for normal operating purposes, were not made in the ordinary course of business; and

                       (j) Each other material contract to which First Ozaukee is a party or under which it is obligated made other than in the usual or ordinary course of business and which is not terminable by First Ozaukee without damages or penalty with thirty (30) days notice.

                 Except as disclosed on SCHEDULE 2.15, and except with regard to loans made by FOSB in the ordinary course of its business, to the best of First Ozaukee's knowledge there are no other material contracts, commitments or arrangements (whether written or oral) under which First Ozaukee is obligated wherein the aggregate commitment of First Ozaukee exceeds $25,000.

                 2.16 NO DEFAULTS. To the best of First Ozaukee's knowledge, all material contracts, commitments or arrangements of First Ozaukee set forth on SCHEDULE 2.15 are valid and in full force and effect. To the best of its knowledge, First Ozaukee has fulfilled and taken all action reasonably necessary to date to enable it to fulfill when due, all material obligations under all contracts, commitments and arrangements to which it is a party; and there are no material defaults and no events have occurred that, with the lapse of time or election of any other party, will become material defaults by it under any such contracts, commitments or arrangements.

                 2.17 ADDITIONAL SCHEDULES. The following additional schedules are attached hereto:

                       (a) SCHEDULE 2.17(a) is a Real Estate SCHEDULE describing all real estate owned by or in which First Ozaukee has any interest, or which is the subject of pending foreclosure proceedings by First Ozaukee, indicating in each case whether such real estate is improved and the nature of any material encumbrances, defects of title or environmental conditions of which First Ozaukee has knowledge; and

                       (b) SCHEDULE 2.17(b) is a Securities SCHEDULE of all investment securities owned by First Ozaukee.

                 2.18  TAXES.

                       (a) No application for extension of time for filing any tax return or consent to any extension of time for filing any tax return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to First Ozaukee, and all tax returns and information returns required to be filed by First Ozaukee with the United States or any state or local government unit have been, and until the Closing will have been, timely filed. First Ozaukee has duly paid all taxes due and is not delinquent in the payment of any taxes claimed to be due by any taxing authority and adequate provisions for taxes have been made on its books. None of First Ozaukee's federal or state income tax returns is being examined by the appropriate federal or state agency. First Ozaukee has not received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto. First Ozaukee is not a member of any consolidated group for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

                       (b) Amounts withheld by FOCC and FOSB from their employees for all prior periods comply in all material respects with the tax withholding provisions of applicable federal, state and local laws. Federal, state, county and local returns which are accurate and complete in all material respects have been filed by First Ozaukee for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a material adverse effect on First Ozaukee. There are no tax liens upon any property or assets of First Ozaukee except liens for current taxes not yet due.

                       (c)  First Ozaukee has not been required to
   include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by First Ozaukee, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the First Ozaukee Financial Statements, First Ozaukee has not entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a material adverse effect on First Ozaukee.

                       (d) As used in this Agreement, the term "tax" or "taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                 2.19  EMPLOYEE COMPENSATION AND BENEFIT PLANS.

                       (a) Each of the First Ozaukee Benefit Plans has been administered, in all material respects, in compliance with its terms and the requirements of applicable law. First Ozaukee does not maintain any First Ozaukee Benefit Plan nor has it entered into any document, plan or agreement, other than the First Ozaukee Option Plan, the First Ozaukee Capital Corp. Incentive Plan ("First Ozaukee

   Incentive Plan") and employment agreements with Russell S. Jones and Mary E. Lammers, which contains, directly or indirectly, any change in control provisions that would cause an increase or acceleration of benefits or benefit entitlements to officers, directors, employees or former officers, directors or employees of First Ozaukee or their respective beneficiaries, or other event that would cause an increase in liability to First Ozaukee as a result of the transactions contemplated by this Agreement. First Ozaukee does not have and has not had any First Ozaukee Benefit Plans which are subject to Title IV of ERISA. Neither First Ozaukee nor any of its affiliates, its employees, directors or agents, or any fiduciary, has violated Section 406 of ERISA or engaged in any "Prohibited Transaction" (as defined in Section 4975(c)(1) of the Code) with respect to any First Ozaukee ERISA Plan. Each First Ozaukee ERISA Plan that is intended to be qualified under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code and its related funding vehicle is tax-exempt, under Section 501 of the Code. No matter is pending relating to any First Ozaukee Benefit Plan before any court or governmental agency. Neither First Ozaukee, nor any of its affiliates is, or has ever been, obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA). Except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and Section 4980B of the Code or as reflected on SCHEDULE
   2.19 delivered pursuant hereto, neither First Ozaukee, nor any other party on behalf of First Ozaukee, has any obligation or commitment to provide health, disability, or life insurance or similar welfare benefits to former employees or members of their families.

                       (b) Except as otherwise provided herein, as of the Closing, each of the First Ozaukee Benefit Plans shall be fully funded and terminated.

                 2.20  AUTHORIZATION OF TRANSACTIONS.

                       (a) The execution, delivery and performance of this Agreement by FOCC have been duly authorized by the Board of Directors of FOCC. Subject to approval by the shareholders of FOCC as contemplated by Section 5.1(e) hereof and regulatory approval, FOCC has full corporate power to execute, deliver and perform this Agreement and the Plan of Merger and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not violate any provisions of the Articles of Incorporation or By-Laws of FOCC or FOSB or any orders, agreements or directives to which FOCC or FOSB is a party or is otherwise bound. Except for the regulatory approvals referred to in Section 5.1(d), approval of shareholders referred to in Section 5.1(e) hereof, or consents, if any, to be obtained pursuant to Section 5.1(i) hereof, no consent of any regulatory authority or other person is required to be obtained by FOCC in order to permit FOCC to perform its obligations hereunder or to permit consummation of the Merger.

                       (b) Except as disclosed in SCHEDULE 2.20, neither the execution and delivery of this Agreement by FOCC, the consummation by FOCC of the transactions contemplated hereby, nor the compliance by FOCC with any of the terms or provisions hereof will violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First Ozaukee under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Ozaukee is a party, or by which FOCC, FOSB or any of their respective properties or assets may be bound or affected, except for those events which, either individually or in the aggregate, will not have or be reasonably likely to have a material adverse affect on First Ozaukee.

                 2.21  ENVIRONMENTAL SUITS AND PROCEEDINGS.

                       (a) Neither FOCC nor FOSB have been or is in violation of or liable under any Environmental Law, except as set forth on SCHEDULE 2.21(a).

                       (b) None of the loan portfolio properties and other properties owned by FOCC or FOSB has been or is in violation of any Environmental Law and neither FOCC nor FOSB are liable for any such violations except as set forth on SCHEDULE 2.21(b).

                       (c)  There are no actions, suits, demands,
   notices, claims, investigations or proceedings pending or threatened relating to the liability of the loan portfolio properties and other properties owned by FOCC or FOSB under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except as set forth on SCHEDULE 2.21(c).

                       (d) Set forth in SCHEDULE 2.21(d) are copies of all final and draft studies, reports, updates or results of any investigations regarding the Cedarburg facility or surrounding properties prepared by or on behalf of First Ozaukee.

                       (e) To the best of First Ozaukee's knowledge, identified on SCHEDULE 2.21(e) are all investigations regarding the Cedarburg facility or surrounding properties prepared or conducted by any person. First Ozaukee has provided copies of all final and draft studies, reports, updates or results of investigations regarding the Cedarburg facility or surrounding properties prepared or conducted by any person not included in SCHEDULE 2.21(d) in its possession to Buyer.

                       (f) For purposes of this Agreement, the following terms shall have the indicated meaning:

                 "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of hazardous substances. The term "Environmental Law" includes without limitation
   (1) the Comprehensive Environmental Response, Compensation and
   Liability Act, as amended ("CERCLA"), according to 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended
   42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42
   U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency
   Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f), et seq.;
   and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous substance.

                 "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. "Hazardous Substances" shall include without limitation petroleum or any derivative or byproduct thereof, asbestos, radioactive material and polychlorinated biphenyls.

                 The term "loan portfolio properties and other properties owned" means those properties owned, leased, operated, or held by First Ozaukee as a fiduciary for the account of others, or which collateralize any outstanding loan or line of credit, whether or not such loan or line of credit is or has been in default.

                 2.22  CONTAMINATED PROPERTIES.

                       (a) Except as disclosed in SCHEDULE 2.22, none of the properties owned or leased by First Ozaukee or, to the knowledge of First Ozaukee, held by First Ozaukee as a fiduciary for the account of others, or which collateralize any outstanding material loan or line of credit, whether or not such loan or line of credit is or has been in default, is contaminated with any Hazardous Substances.

                       (b) To the knowledge of First Ozaukee, except as disclosed in SCHEDULE 2.22, First Ozaukee neither is nor may it be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance" as these terms are defined in CERCLA.

                 2.23 CHANGE IN BUSINESS RELATIONSHIPS. Except as described in SCHEDULE 2.23, First Ozaukee has no knowledge, whether on account of this Agreement or otherwise, that any customer, agent, representative or supplier intends to discontinue, diminish, or change its relationships with First Ozaukee, the effect of which would be materially adverse to First Ozaukee's business.

                 2.24 BROKER'S AND FINDER'S FEES. Neither First Ozaukee nor any of their respective officers or directors has employed any broker or finder, nor has incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation in respect of the transactions contemplated hereunder except for fees and expenses that may be owed to Baird for investment banking services.

                 2.25 FIRST OZAUKEE OFFICERS. SCHEDULE 2.25 lists the names and positions of all officers of FOCC and FOSB and the person to whom such officers report.

                 2.26 POST RETIREMENT WELFARE BENEFIT PROGRAM. Set forth in SCHEDULE 2.26 is a copy of The First Ozaukee Post Retirement Welfare Benefit Program. Mr. Russell S. Jones is the only corporate officer of First Ozaukee who has at least twenty-five years of service with First Ozaukee and who has any vested rights under the First Ozaukee Post Retirement Welfare Benefit Program.

                 2.27  ENVIRONMENTAL REMEDIATION.  Set forth in SCHEDULE
   2.27 is a copy of the acknowledgment letter from the Wisconsin
   Department of Commerce (WDCOM) confirming that costs associated with the remediation of Hazardous Substances at the Cedarburg Facility are eligible for reimbursement from PECFA pursuant to the laws and regulations governing PECFA.

                                 ARTICLE III
               STATEMENTS OF ESSENTIAL FACTS CONCERNING BUYER

                 This Agreement is entered into by FOCC upon the understanding, and Buyer represents and warrants, that the following Statements of Essential Facts, being the only representations or warranties made to First Ozaukee by or on behalf of Buyer in connection with the transactions contemplated by this Agreement and the exhibits and schedules hereto are true and correct on the date of this Agreement:

                 3.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its property and assets and to carry on its business as now being conducted. On or prior to the Closing, Buyer will be duly qualified as a foreign corporation in the State of Wisconsin, and will be qualified to engage in business as a foreign corporation in any other state or jurisdiction where the properties and assets owned, leased or operated or the business conducted by it requires such qualification and the failure to so qualify would have a material adverse affect on the business of Buyer.

                 3.2 FINANCIAL STATEMENTS AND OTHER REPORTS. Buyer has furnished FOCC true and complete copies of the following financial statements and reports of Buyer and its financial institution subsidiary or subsidiaries, as the case may be:

                       (a)  Consolidated Statements of Financial
   Condition, Statements of Income, Statements of Cash Flow and
   Statements of Stockholders' Equity at and for the years ended December 31, 1996, 1995, 1994 and 1993 (collectively, "Buyer Financial
   Statements"); and

                       (b) Consolidated Statement of Financial Condition and Statements of Income at and for the three months ended March 31, 1997.

                       (c) Call Reports filed with the FDIC for the fiscal years ended December 31, 1996, 1995 and 1994.

                       The Buyer Financial Statements described in clause
   (a) are audited and have been prepared in accordance with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the financial position of Buyer at the dates shown and the results of operations for the periods then ended. The interim financial statements described in clause (b) are unaudited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position of Buyer.

                       The information contained in the reports described in clauses (b) and (c) above do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

                 3.3 AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by the Board of Directors of Buyer, this being the only authorization required under Buyer's Articles of Incorporation, its By-Laws, or governing statutes. Buyer has full corporate power to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated, and such execution, delivery and performance do not violate any provisions of the Articles of Incorporation of Buyer, its By-Laws, or any orders, agreements or directives to which Buyer is a party or is otherwise bound. Except for the regulatory approvals referred to in Section 5.2(c) hereof, and the approvals of the Board of Directors of CIBAC and of the sole shareholder of CIBAC referred to in Section 5.2(g) hereof, no consent of any regulatory authority or other person is required to be obtained by Buyer in order to permit Buyer to perform its obligations hereunder or to permit consummation of the Merger.

                 3.4 BROKER'S AND FINDER'S FEES. Neither Buyer, nor any of its respective officers or directors has employed any broker or finder nor has incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation in respect of the transactions contemplated hereunder.

                 3.5 FINANCIAL RESOURCES. Buyer has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Buyer and its subsidiaries are, and will be following the Merger, in compliance with all applicable capital, debt and financial and non-financial criteria of state and federal banking agencies having jurisdiction over them. Buyer has no knowledge of any facts or conditions applicable to it or its subsidiaries that would reasonably lead Buyer to believe the Merger will not be approved by the Federal Reserve Board and other state and federal banking agencies having jurisdiction.

                 3.6 EMPLOYEE COMPENSATION AND BENEFIT PLANS. Each of the Buyer's employee benefit plans (as defined in Section 3(3) of ERISA) under which Buyer has or may have any obligation ("Buyer ERISA Plans"), and all employment contracts, all other employee compensation arrangements, all severance agreements and all other bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, funded or unfunded, under which Buyer has or may have any obligation ("non-ERISA Plans," and, together with Buyer ERISA Plan, the "Buyer Benefit Plans") has been administered, in all material respects, in compliance with its terms and the requirements of applicable law. Buyer does not have and has not had any Buyer Benefit Plans which are subject to Title IV of ERISA. Neither Buyer nor any of its affiliates, its employees, directors or agents, or any fiduciary, has violated Section 406 of ERISA or engaged in any "Prohibited Transaction" (as defined in Section 4975(c)(1) of the Code) with respect to any Buyer ERISA Plan. Except as set forth on the SCHEDULE 3.6, the SCHEDULE of Plan Liabilities, each Buyer ERISA Plan that is intended to be qualified under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code and its related funding vehicle is tax-exempt, under Section 501 of the Code. No matter is pending relating to any Buyer Benefit Plan before any court or governmental agency. Neither Buyer, nor any of its affiliates is, or has ever been, obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA). Except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and Section 4980B of the Code or as reflected on SCHEDULE 3.6 delivered pursuant hereto, neither Buyer, nor any other party on behalf of Buyer, has any obligation or commitment to provide health, disability, or life insurance or similar welfare benefits to former employees or members of their families.

                                 ARTICLE IV
                            ADDITIONAL AGREEMENTS

                 4.1 CONDUCT OF BUSINESS OF FIRST OZAUKEE. Between the date hereof and the Closing Date, the business of First Ozaukee shall be conducted in the usual, regular and ordinary course consistent in all material respects with prudent banking practices and First Ozaukee shall use reasonable efforts to preserve intact its reputation and business relationships with suppliers, customers, employees and others
   having business relationships with First Ozaukee.   Without limiting
   the foregoing, without the prior written consent of Buyer;

                       (a) no change shall be made in the Articles of Incorporation or By-Laws of FOCC or FOSB or in the number of issued and outstanding FOCC Shares or Stock Options except for changes resulting from exercise of existing Stock Options in accordance with their terms;

                       (b) no bonuses shall be awarded or paid to any officer or employee of First Ozaukee and the compensation of officers and employees of First Ozaukee shall not be increased;

                       (c) no loans, or renewals or restructurings of loans for $200,000 or more (including aggregation of loans to any one customer or related entities) shall be made by FOSB except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations or regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;

                       (d) no dividends or other distributions shall be declared or paid by First Ozaukee nor shall First Ozaukee adjust, split, combine or reclassify any capital stock; nor directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or grant any appreciation rights, if any, or grant any individual or corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock, preferred stock, debt or other equity securities except pursuant to the exercise of the stock options identified on SCHEDULE 2.3;

                       (e) First Ozaukee shall use its best efforts to maintain its present insurance and bond coverage in respect of its properties, assets and business;

                       (f) First Ozaukee shall make no investment either by purchase of stock or securities (other than investment securities allowed pursuant to clause (h) of this Section 4.1), contributions to capital, property transfers, or purchase any property or assets of any other individual, corporation or other entity in excess of $10,000;

                       (g) except for transactions in the ordinary course of business consistent with past practice, First Ozaukee shall not enter into, terminate or extend any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases, and then only if such changes do not materially alter the terms of the agreement;

                       (h) First Ozaukee shall neither purchase nor designate any existing or additional securities as "Held to Maturity", purchase any security with a maturity in excess of six months, nor restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported unless otherwise required by GAAP;


                       (i) no significant changes outside the ordinary course of business shall be made in the general nature of the business conducted by First Ozaukee, including but not limited to the investment or use of its assets, the liabilities it incurs, or the facilities it operates;

                       (j) no employment, consulting or other similar agreements shall be entered into by First Ozaukee;

                       (k) except as provided herein, First Ozaukee shall not fail to terminate all First Ozaukee Benefit Plans prior to the Closing;

                       (l) First Ozaukee shall not fail to timely file all required tax returns with, and make or accrue all payments to all applicable taxing authorities and will not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

                       (m) First Ozaukee shall not incur any expense outside the ordinary course of its business, nor make or incur any expenditure for fixed assets, in excess of $15,000 for any single item, or $30,000 in the aggregate, or enter into any leases of fixed assets having an aggregate annual rental in excess of $30,000;

                       (n) First Ozaukee shall not sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation, or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by such person, nor incur any liabilities or obligations, make any commitments or disbursements or acquire any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

                       (o) First Ozaukee shall not engage or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to applicability of any exemptions contained in said Section 23A);

                       (p) no changes of a material nature shall be made in First Ozaukee's accounting procedures, methods, policies or practices or the manner in which they conduct their respective businesses and maintain their records;

                       (q) First Ozaukee shall not accept, renew or purchase any brokered deposits, nor accept, renew or purchase public funds in excess of 5% of the total deposits of FOSB.

                 4.2 CONDUCT OF BUSINESS OF BUYER. Between the date hereof and the Closing Date, the business of Buyer shall be conducted (and Buyer shall cause the business of its subsidiaries to be conducted) in the usual and ordinary course consistent in all material respects with prudent banking practices and in a manner that will not materially adversely affect Buyer's ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or Buyer's ability to perform its obligations under this Agreement.

                 4.3 ACCESS TO INFORMATION. To the extent permissible under law, First Ozaukee will (a) give Buyer and its officers, employees, accountants, counsel and other representatives full access to further information (including, but not limited to, books, records, contracts, commitments, files, correspondence, tax work papers and audit work papers) with respect to First Ozaukee (other than records, files, correspondence and findings of the Board of Directors related to the possible sale of First Ozaukee); (b) supply to Buyer and its officers, employees, accountants, counsel and other representatives, as soon as they become available, all reports on loans and investments of First Ozaukee, month-end prepared balance sheets and profit and loss statements, internal and external audit reports and such other reports of First Ozaukee that Buyer may reasonably request; and (c) supply to Buyer a copy of each final registration statement, prospectus, report, schedule and definitive proxy statement and other document filed or received by it pursuant to the requirements of the

   Securities Acts and regulatory authorities. Buyer will use such information solely for the purpose of conducting business, legal and financial reviews of First Ozaukee and for such other purposes as may be related to this Agreement, and Buyer will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information. Pending the Closing, representatives of Buyer shall, during normal business hours and on reasonable advance notice to First Ozaukee, be given full access to First Ozaukee's properties, records and business activities and afforded the opportunity to observe its business activities and consult with its directors and officers regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by First Ozaukee with all terms of this Agreement), provided that the foregoing do not interfere with the business operations of First Ozaukee.

                 4.4 FIRST OZAUKEE SHAREHOLDERS' MEETING. As soon as practicable after Buyer's application to the Board of Governor's of the Federal Reserve System for approval to acquire control of First Ozaukee has been accepted as informationally complete, FOCC shall call and hold a special meeting of its shareholders to act upon and consider this Agreement and the Plan of Merger and the transactions therein contemplated in accordance with its Articles of Incorporation, its By-Laws, and the applicable statutes of the State of Wisconsin. FOCC, acting through its Board of Directors, shall recommend to its shareholders that they vote their shares in favor of the Merger and the transactions herein contemplated, and FOCC shall reflect such recommendations in any proxy statement mailed to its shareholders, unless FOCC shall have received an unsolicited offer from a third party where the Board of Directors of FOCC reasonably believes its fiduciary duties require a different recommendation.

                 4.5 REASONABLE EFFORTS. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to the Closing and to consummate the Merger as soon as practicable. Neither of the parties hereto shall take any action that is intended or may reasonably be expected to result in a breach of the terms of this Agreement; any of its representations or warranties contained herein or in the schedules or exhibits provided for herein to be or become untrue; in any of the conditions set forth in Article V not being satisfied; or which would adversely effect the ability of Buyer to obtain any necessary regulatory approvals .

                 4.6 REGULATORY APPROVALS. Buyer, as soon as is reasonably practical, will take all appropriate actions necessary to obtain the regulatory approvals referred to in Section 5.1(d) hereof, and First Ozaukee will cooperate fully in the process of obtaining all such approvals. Without limiting the foregoing, within 30 days after the date of this Agreement, Buyer will submit initial applications necessary to obtain the regulatory approvals referred to in Section 5.1(d) hereof. In the event First Ozaukee fails to provide necessary information required by Buyer to complete the initial applications in a timely fashion, the 30 day time period provided herein shall be extended by a reasonable period of time. Buyer will provide First Ozaukee on a timely basis with copies of all applications or notices submitted to any regulatory authority, and all comments and correspondence sent or received with respect thereto.

                 4.7 BUSINESS RELATIONS AND PUBLICITY. First Ozaukee will use reasonable efforts to preserve its reputation and relationships with suppliers, clients, depositors, customers, employees and others having business relations with First Ozaukee. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made without the prior mutual consent of the parties hereto; provided, however, that either party may release information in connection with or relating to this Agreement or the transactions contemplated hereby if, in the opinion of counsel, the release of such information is required, or as otherwise may be required by law; provided, further, that prior to the release of any such information, the releasing party shall first notify the other party of the reason for the release of the information and the information to be released.

                 4.8 LOAN REVIEW. Prior to the Closing, Buyer shall be entitled to review First Ozaukee's loan portfolio, and shall be furnished with full information regarding the status of each loan contained therein (including, but not limited to, the payment history, whether any defaults have occurred, the nature and basis for any renewals, loan modifications or any agreements which materially altered or changed the terms of the loan when it was originated or purchased, and any and all collection efforts or loan workouts engaged in by First Ozaukee), as of a date not more than thirty (30) days prior to the Closing Date.

                 4.9 CIBAC SHAREHOLDER APPROVAL. Buyer, as the entity that will be the owner of all of the outstanding shares of capital stock of CIBAC, shall cause this Agreement and the Plan of Merger to be approved in accordance with the WCBL.

                 4.10  NO CONDUCT INCONSISTENT WITH THIS AGREEMENT.
   After the date of this Agreement, First Ozaukee shall not permit or authorize any of its officers, directors, shareholders or employees, or any investment banker, attorney, accountant, agent or other representative of First Ozaukee to directly or indirectly solicit, invite, entertain, encourage, facilitate, participate in or undertake any discussions for the purpose of merging or consolidating First Ozaukee with any other person, entity or group or causing First Ozaukee to sell any of its assets or any shares of its capital stock to any other person, entity or group or to issue or grant any options or rights to purchase shares of any class of its stock to any other person, entity or group or causing the liquidation of First Ozaukee, nor shall First Ozaukee enter into any agreement to accomplish any of the foregoing, except (i) upon the termination of this Agreement pursuant to Section 7.4(g) hereof; (ii) with the prior written consent of Buyer; (iii) pursuant to a written direction from any regulatory authority; or (iv) upon First Ozaukee receiving an unsolicited bonafide offer from a third party where the Board of Directors of FOCC reasonably believes that its fiduciary duties require it to enter into discussions with such party.

                 4.11 BOARD OF DIRECTORS' NOTICES, MINUTES, ETC. First Ozaukee shall transmit to Buyer on a prompt and timely basis copies of all notices, minutes, consents and other materials that First Ozaukee provides its directors to the extent permissible under law other than materials relating to this Agreement, the Plan of Merger, or the transactions contemplated thereby; provided, however, that Buyer agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

                 4.12 CONFIDENTIAL INFORMATION. First Ozaukee and Buyer each covenants that, in the event the transactions contemplated in this Agreement are not consummated, each will keep in strict confidence, except as required by law, and return all documents containing any information concerning the properties, business and assets of the other party that may have been obtained in the course of negotiations or examination of the affairs of the other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or sources that are not bound by confidentiality obligations in favor of First Ozaukee).

                 4.13 MAINTENANCE OF CAPITAL LEVELS. Buyer, its financial institution subsidiary or subsidiaries and First Ozaukee shall maintain at least the minimum capital levels as required by Regulatory Authorities. Buyer shall use its best efforts to take no action to cause (i) the Regulatory Authorities to disapprove the transactions contemplated by this Agreement and the Plan of Merger, or
   (ii) the transactions contemplated by this Agreement and the Plan of Merger to fail to satisfy the standards of the Regulatory
   Authorities.

                 4.14 NO CONTROL OF FIRST OZAUKEE BY BUYER. Other then as set forth herein, until the Effective Time, the management of First Ozaukee and the authority to establish and implement its business policies shall reside solely in First Ozaukee's officers and Board of Directors.

                 4.15 EMPLOYMENT AGREEMENTS. First Ozaukee shall not take any action to amend or extend the current employment agreements of Mr. Russell S. Jones and Ms. Mary E. Lammers without the prior written consent of Buyer.

                 4.16  EMPLOYEES.

                       (a) In the event Buyer terminates any employee of First Ozaukee (other than Mr. Russell S. Jones and Ms. Mary E. Lammers, whose severance benefits will be provided for in written employment and/or consulting agreements), within twelve (12) months after the Effective Time, and for a reason other than "Cause" (as defined below), Buyer shall provide lump sum cash severance payments to such employee at the time of termination in the following amounts:
   (i) non-officer -- 1/2 month per full year of service, maximum 3 months current monthly salary; and (ii) officer --1 month per full year of service, maximum 6 months current monthly salary. In computing such severance payments for regular part-time employees, their per month compensation shall be based on one-twelfth of the actual number of hours worked by any such employee during the fiscal year ended September 30, 1996.

                       For purposes of this Agreement, "Cause" shall mean termination based upon: (i) an employee's willful or continued failure to perform substantially his or her duties with Buyer (other than as a result of incapacity due to physical or mental condition), or (ii) an employee's willful commission of misconduct that is or such that it may be materially injurious to Buyer, monetarily or otherwise, or (iii) an employee's conviction for a felony offense. For purposes of this paragraph, no act, or failure to act, on the employee's part, shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of Buyer.

                       (b) Except as otherwise provided herein, Buyer and the Surviving Corporation shall not be responsible for the payment of any other obligations of First Ozaukee to its employees.

                       (c) All employees of First Ozaukee shall be paid prior to the Effective Time for all wages, accrued but unpaid bonuses, accrued vacation time and all accrued and vested benefits.

                       (d) First Ozaukee agrees to cooperate with Buyer regarding the manner in which the existing employees of First Ozaukee are notified of the execution of this Agreement. First Ozaukee shall announce the transactions contemplated by this Agreement at a meeting of its employees at which representatives of Buyer shall be allowed to be present and answer questions. First Ozaukee shall render reasonable assistance to Buyer in regard to employment of any of the First Ozaukee employees.

                 4.17 INDEMNIFICATION AND DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Buyer agrees that from and after the Effective Time it shall indemnify and hold harmless each present and former director and officer of FOCC and FOSB (the "Indemnified Parties"), to the extent as provided in the Articles of Incorporation of FOCC as in effect at the time of Closing but in no event greater than those prescribed by law or any bank regulatory authority, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time that are related in whole or in part to his or her capacity as a director or officer of First Ozaukee, whether asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law (and First Ozaukee shall advance expenses as incurred to the full extent permitted under applicable law, provided the person to whom expenses are advanced provides, an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Prior to the Closing Date, First Ozaukee shall purchase at its own expense by single (one-time) premium tail directors' and officers' liability insurance coverage (of at least the same coverage and amounts, and containing terms which are not materially less advantageous than the policy in force on the date of this Agreement and more fully described on SCHEDULE 2.12) for three
   (3) years from the Effective Time for present and former directors and officers for matters existing or occurring prior to, at or after the Effective Time.

                 4.18 BOARD OF DIRECTORS OF FOCC AND FOSB. At the Effective Time, all Directors of FOCC and FOSB shall resign by submitting letters of resignation to Buyer, and shall be replaced by Directors selected by Buyer.

                 4.19  OFFICER AND DIRECTOR LOANS.  Subject to
   restrictions of applicable regulations and law, the loans from FOSB currently held by officers and directors and employees of FOSB will not be affected by the transactions contemplated hereby.

                 4.20  EMPLOYEE BENEFIT PLANS.

                       (a) Buyer agrees to continue to provide employees of First Ozaukee employed by the Surviving Corporation on or after the Effective Time (the "First Ozaukee Employees") with compensation that is no less favorable to that in effect as of the Effective Time, and terms of employment which are substantially comparable to those provided to other similarly situated employees of Buyer. Buyer shall allow such employees to participate in, and obtain those benefits afforded to other similarly situated employees of Buyer pursuant to the terms and conditions of such benefit programs.

                       (b) Prior to the Effective Time, First Ozaukee and its representatives shall take all necessary action to terminate the First Ozaukee Savings Bank Employee Stock Ownership Plan (the "First Ozaukee ESOP"); including, but not limited to, amending the First Ozaukee ESOP to provide that no more contributions shall be made thereto and that any new employees as of the Effective Time shall not become participants. Within thirty (30) days of the date of this Agreement in anticipation of such termination, First Ozaukee and its representatives shall apply for and use their best efforts to obtain a favorable Final Determination Letter from the Internal Revenue Service
   (IRS) for a determination that the termination of the ESOP does not effect its prior qualified status.

                       The loan between FOCC and the First Ozaukee ESOP (the "ESOP Loan") shall be repaid in full with cash received by the First Ozaukee ESOP from the Paying Agent for the FOCC Shares in the amount equal to the Merger Price multiplied by the number of unallocated shares held by the First Ozaukee ESOP, and any unallocated portion of the consideration remaining after such repayment shall be allocated to the accounts of those First Ozaukee Employees who are participants and beneficiaries and such other participants and beneficiaries, if any (such individuals hereafter, the "ESOP Participants"), in accordance with the terms of the First Ozaukee ESOP as amended with respect to such termination. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accrued benefits under the First Ozaukee ESOP.

                       As soon as practicable after the receipt of a letter from the IRS as to the tax qualified status of the First Ozaukee ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the First Ozaukee ESOP shall be made to the ESOP Participants. The remaining proceeds related to the unallocated shares after the payment of the ESOP loan shall be allocated to the ESOP Participants to the extent permitted by the Internal Revenue Code
   (IRC). Any amounts not allocated shall be held unallocated in a suspense account. The Surviving Corporation may continue the ESOP for a period of time not to exceed the transition period allowed by IRC
   Section 410(b)(6)(C). Also, if assets must be held in suspense, the Plan will be continued until such assets can be allocated, for a period not to exceed the allowed transition period. At the end of this period, if any unallocated assets must still be held in suspense, the ESOP may be merged into another qualified plan sponsored by Buyer or the surviving company. During the transition period, the ESOP may not be amended, except to make such changes as are required to maintain its tax qualified status, or to terminate or merge the Plan. Employees of the Buyer or surviving company who were not Participants as of the Effective Date, shall not be allowed to become Participants on or after the Effective Date.

                 In the event that First Ozaukee and its respective representatives, prior to the Effective Time, and Buyer and its representatives after the Effective Time, reasonably determine that the First Ozaukee ESOP cannot obtain a favorable final determination letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the First Ozaukee ESOP to lose its qualified status, First Ozaukee prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP participants, provided that the assets of the First Ozaukee ESOP shall be held or paid for the benefit of the ESOP participants and further that in no event shall any portion of the amounts held in the First Ozaukee ESOP revert directly or indirectly to First Ozaukee or any affiliate thereof, or to Buyer or any affiliate thereof.

                       (c) Prior to the Effective Time, First Ozaukee shall take all necessary action to terminate the First Ozaukee Savings Bank Money Purchase Pension Plan (the "First Ozaukee Pension Plan"); including, but not limited to, amending the First Ozaukee Pension Plan to provide that for periods beginning on and after May 1, 1997, no further contributions shall be made thereto, no new employees shall become Participants and that all Participants thereto shall fully vest and have a nonforfeitable interest in their accrued benefits under the First Ozaukee Pension Plan.

                       Within thirty (30) days of this Agreement, in anticipation of such termination and distribution, First Ozaukee and its representatives shall apply for and use their best efforts to obtain a favorable Final Determination Letter from the IRS. Prior to Closing, the First Ozaukee Pension Plan shall be fully funded and no further contribution thereto shall be required by the successor corporation or Buyer.

                       In the event that First Ozaukee and its
   representatives prior to the Effective Time, and Buyer and its representatives after the Effective Time, reasonably determine that the First Ozaukee Pension Plan cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the First Ozaukee Pension Plan to lose its qualified status, First Ozaukee prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine with respect to the distribution of benefits to the First Ozaukee Pension Plan Participants ("Pension Plan Participants"), provided that the assets of the First Ozaukee Pension Plan shall be held or paid for the benefit of the Pension Plan Participants and further that in no event shall any portion of the amounts held in the First Ozaukee Pension Plan revert directly or indirectly to First Ozaukee or any affiliate thereof, or to Buyer or any affiliate thereof.

                       (d)  Prior to Closing, First Ozaukee shall
   terminate the First Ozaukee Post-Retirement Welfare Benefit Program and terminate all of its obligations to provide death benefits to employees, officers and directors, and no payments of any kind shall be made on account of such termination. Buyer shall be under no obligation to continue any life insurance plans, programs or health insurance benefits to officers of First Ozaukee. Buyer will pay Mr. Russell S. Jones $315.00 ($240.00 allocated to Mrs. Maija Jones and $75.00 allocated to Mr. Jones) per month for 48 consecutive months following the Closing Date and $150.00 per month ($75.00 allocated to Mrs. Jones and $75 allocated to Mr. Jones) thereafter until Mr. Jones attains age 80 as reimbursement for the purchase of primary and/or supplemental health insurance coverage. In the event that Mr. Jones becomes deceased prior to attaining age 80, or Mrs. Jones become deceased prior to Mr. Jones attaining age 80, the allocated portion of the payments provided herein shall cease with respect to the deceased.

                       (e) To the extent allowable by Buyer's Plan, certain expenses incurred by each First Ozaukee employee for health benefits shall be counted during Buyer's Plan year for purposes of such employees deductible and co-payment limitations under Buyer's plan.

                       (f) Buyer acknowledges and agrees that First Ozaukee and FOSB shall be permitted to take whatever action they deem to be reasonably necessary to provide that all Options or awards granted under the FOCC Option Plan and the First Ozaukee Incentive Plan, and all account balances under the First Ozaukee ESOP and First Ozaukee Pension Plan, shall be fully vested, nonforfeitable, paid and satisfied in full and terminated as of the Effective Time. All awards under the First Ozaukee Incentive Plan that have been granted prior to the Effective Time shall be considered outstanding First Ozaukee Shares as of the Effective Time.

                 4.21 OBLIGATIONS TO BAIRD AND SHW. All professional fees, costs and expenses payable to Baird and SHW shall be paid in full or accrued by First Ozaukee prior to Closing.

                 4.22 CEDARBURG FACILITY. First Ozaukee shall immediately undertake, and conclude as diligently as possible, a full and complete soil and groundwater environmental assessment of the Cedarburg facility and forthwith commence soil and groundwater remediation necessary to obtain a site closure letter satisfactory to Buyer in its sole discretion. In the event that First Ozaukee has not received a site closure letter satisfactory to Buyer in its sole discretion prior to the Closing Date then, pursuant to Section 1.2 of this Agreement, the Base Capital shall be adjusted pursuant to Section 1.2(b)(ii).

                 4.23 PROXY STATEMENT. Buyer acknowledges that it will be required to provide certain information to First Ozaukee and cooperate with First Ozaukee in the preparation of a proxy statement relating to the approval of this Agreement and Plan of Merger by the FOCC shareholders. First Ozaukee shall provide for Buyer's review those portions of any such proxy statement incorporating information provided to First Ozaukee by Buyer. Except as to the accuracy of the information provided by Buyer to First Ozaukee, if any, First Ozaukee shall have the sole and exclusive responsibility for the preparation and content of the proxy statement.

                 4.24 FINANCING. Buyer will have available at the Effective Time, or such date thereafter as certificates shall be surrendered in accordance with Section 1.3 of this Agreement, cash to provide all funds necessary to pay the Merger Price.

                                  ARTICLE V
                            CONDITIONS PRECEDENT

                 5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Unless the conditions are waived by Buyer, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                       (a) STATEMENTS OF ESSENTIAL FACTS; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts contained in Article II of this Agreement and all representations and warranties of First Ozaukee contained herein or in the First Ozaukee Financial Statements or in any schedules or exhibits delivered by First Ozaukee or on its behalf to Buyer pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on the Closing Date, in each case to the reasonable satisfaction of Buyer, and First Ozaukee shall have performed all covenants and agreements herein required to be performed by it on or prior to the Closing.

                       (b) DUE DILIGENCE. Commencing five (5) business days prior to the Closing, Buyer shall commence a three (3) business day investigatory due diligence examination of First Ozaukee. First Ozaukee shall provide Buyer full and complete access to all aspects of the business of First Ozaukee, including, but not limited to all books, records, contracts, commitments, correspondence, reports, properties and assets of First Ozaukee and with the full and complete cooperation of First Ozaukee, their officers, directors, agents and representatives at the facilities of First Ozaukee. No investigation by Buyer shall affect the representations and warranties of First Ozaukee set forth herein.

                       (c)  CLOSING CERTIFICATE.  Buyer shall have
   received a certificate signed by the President and another duly authorized officer of First Ozaukee and dated as of the Closing Date, certifying in such detail as Buyer may reasonably request as to the fulfillment of the conditions to the obligations of Buyer as set forth in this Agreement.

                       (d) REGULATORY AND OTHER APPROVALS. Buyer shall have obtained all consents and approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement and the Plan of Merger upon such terms and conditions, if any, as are satisfactory to Buyer in its reasonable judgment, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transaction provided for herein or to obtain other relief with respect thereto.

                       (e) APPROVAL OF MERGER AND DELIVERY OF MERGER AGREEMENT. The Merger Agreement and the transactions contemplated therein shall have been approved by the shareholders of FOCC in accordance with the WBCL and the Articles of Incorporation and By-Laws of First Ozaukee and the proper officers of First Ozaukee shall have executed and delivered to Buyer and CIBAC copies of the Plan of Merger in form suitable for filing with the Wisconsin Department of Financial Institutions as part of the Articles of Merger.

                       (f) NO LITIGATION. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, or by the Plan of Merger, or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby (including, but not limited to, substantial damages) which reasonably could be expected to result in the issuance of an order enjoining such transactions or result in a determination that First Ozaukee has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated herein or in the Plan of Merger or actions preparatory thereto. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby, or of the Merger.

                       (g)  OPINION OF COUNSEL.  Buyer shall have
   received the opinion of Schiff Hardin & Waite, special counsel for First Ozaukee, dated as of the Closing Date, and in form and substance satisfactory to Buyer and its counsel to the effect that:

                            (i)  FOCC is a corporation validly existing
   under the laws of the State of Wisconsin. FOCC is registered as a bank holding company under the BHC Act.

                            (ii) FOSB is a validly existing Wisconsin
   state-chartered savings bank.

                            (iii)     The authorized capital stock of
   FOCC is (i) 4,000,000 shares of common stock, $1.00 par value per share, of which 627,477 shares are issued and outstanding as of the Closing Date, and (ii) 2,000,000 shares of preferred stock, $1.00 par value per share, of which, as of the Closing Date, no shares were issued and outstanding. To the best knowledge of counsel, FOCC owns all of the issued and outstanding stock of FOSB.

                            (iv) The execution, delivery, and performance
   of this Agreement and the Plan of Merger, and the transactions contemplated herein and therein have been duly authorized by the Board of Directors and the shareholders of FOCC, these being the only authorizations required under its Articles of Incorporation, its By-Laws, and the statutes of the State of Wisconsin. This Agreement constitutes the legal, valid and binding obligations of First Ozaukee enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

                            (v)  The execution, delivery and performance
   of this Agreement  do not violate any provisions of the Articles of

   Incorporation or By-Laws of FOCC or FOSB or, to the best knowledge of counsel, any material contract or agreement by which First Ozaukee is bound or any law, rule, regulation or, to the best knowledge of counsel, any written order to which First Ozaukee is subject.

                            (vi) To the best knowledge of counsel, there
   are no material claims, actions, suits, or proceedings pending or threatened against First Ozaukee which depart from the ordinary, routine litigation incident to the kind of business carried on by First Ozaukee which might reasonably be expected to have a material adverse effect on First Ozaukee.

                            (vii)     To the best knowledge of counsel,
   there are no actions, suits or proceedings pending or threatened against First Ozaukee to enjoin consummation of the Merger or to obtain other relief (other than payment to dissenting shareholders) in connection with this Agreement, the Plan of Merger, or the transactions contemplated hereby or thereby.

                       In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

                       (h) NO ADVERSE CHANGES. Between the date of this Agreement and the Closing Date, the business of First Ozaukee shall have been conducted in the ordinary course consistent in all material respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may be expected to result in a material adverse change in First Ozaukee's business, income, assets, liabilities or financial condition. FOCC and FOSB shall not have been made a party to, or threatened with any actions, suits, proceedings or litigation which, in the opinion of Buyer will have or is likely to have a material adverse affect on the financial condition, assets or business of First Ozaukee.

                       (i) CONSENTS. To the extent required by law or contractual terms, First Ozaukee shall have obtained the written consent to the Merger of other parties to leases or other contracts, commitments or arrangements to which First Ozaukee is a party.

                       (j) EMPLOYMENT AGREEMENTS AND SEVERANCE PAYMENT. First Ozaukee, Buyer, CIBAC and Mr. Russell S. Jones, President and Chief Executive Officer of First Ozaukee and FOSB, and Ms. Mary E. Lammers, Secretary of First Ozaukee and Vice President of FOSB, shall have entered into new consulting and/or employment agreements in the form of EXHIBITS B and C hereto, and Mr. Jones and Ms. Lammers and First Ozaukee shall have mutually cancelled all existing employment, compensation and/or severance agreements between Mr. Jones and Ms. Lammers and FOSB and/or FOCC. Furthermore, First Ozaukee shall have paid on or before Closing the $185,968 severance payment to Mr. Jones.

                       (k) DISSENTING SHARES. Shareholders holding no more than twelve percent (12%) of the FOCC Shares (i) shall not have validly demanded appraisal of such shares pursuant to Subchapter XIII prior to or at the meeting of shareholders of FOCC at which the Merger was submitted to a vote, and (ii) shall not have voted such shares in favor of the Merger at such meeting.

                       (l) FAIRNESS OPINION. Baird shall have delivered to Buyer, as of the date of any proxy statement used to solicit shareholder approval of the Merger Agreement, its opinion to the effect that the Merger is fair, from a financial point of view, to the shareholders of FOCC, and such opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Closing.

                       (m) BENEFIT PLAN TERMINATION. Notwithstanding anything to the contrary herein, First Ozaukee shall have fully funded and terminated the First Ozaukee Post-Retirement and Welfare Benefit Plan, the FOCC Option Plan and the First Ozaukee Incentive Plan, and First Ozaukee shall have provided evidence to the satisfaction of Buyer's counsel concerning same. First Ozaukee shall have fully funded the First Ozaukee Pension Plan and First Ozaukee and its representatives shall have used their best efforts to obtain a favorable Final Determination Letter from the IRS with regard to the termination of the First Ozaukee Pension Plan and First Ozaukee ESOP Plan. First Ozaukee shall have terminated any of its obligations to provide death benefits to employees, officers and/or directors, and no payments of any kind will be made on account of such termination, and each such covered employee, officer and/or director shall deliver a letter agreement acceptable to Buyer agreeing to the termination of any right to death benefits.

                       (n) SALE OF VEHICLE. First Ozaukee shall have sold the 1997 Cadillac DeVille (the "Vehicle") for no less than its fair market value. The fair market value shall be the average of the trade in value and the retail value of the Vehicle as printed in the most recent issue of the N.A.D.A. Official Used Car Guide prior to sale, including all additions and deductions applicable to the vehicle.

                       (o) ENVIRONMENTAL. First Ozaukee (1) shall have delivered to Buyer a site closure letter satisfactory to Buyer in its sole discretion with regard to the Cedarburg facility and First Ozaukee shall have expensed or accrued all Unreimbursable Expenses associated with the environmental remediation of the Cedarburg facility; or, as the case may be, (2) Buyer shall have obtained from its environmental consultant hired pursuant to Section 1.2(b)(ii) an opinion satisfactory to Buyer that, as of the Closing Date, the total of the Unreimbursable Expenses incurred and estimated to be incurred by First Ozaukee, excluding amounts previously accrued or expensed, relating to the environmental remediation and the environmental liabilities, contingent or otherwise, relating to the Cedarburg facility shall not exceed Fifty Thousand Dollars ($50,000) and the adjustments shall have been made to Base Capital and the Merger Price as provided in Section 1.2(b)(ii) and 1.2(d) of this Agreement. First Ozaukee shall have also delivered to Buyer, in a form satisfactory to Buyer, the letter from WDCOM as referenced in Section 2.27 hereof.

                       (p) REQUIRED FILINGS. First Ozaukee shall have made all filings with the SEC and the regulatory agencies required or necessitated by the consummation of the transactions contemplated by this Agreement.

                       (q) REGULATORY VIOLATIONS. First Ozaukee shall have provided documentation to the satisfaction of Buyer's counsel evidencing resolution of any and all violations of all applicable Regulations, including the payment of all sums due and owing as a result of such violations and any penalties, fines and assessments related thereto.

                       (r) MERGER PRICE AND BASE CAPITAL ADJUSTMENTS. The adjustments to the Base Capital and the Merger Price, if any are required, pursuant to Section 1.2 of this Agreement shall have been made.

                       (s) OTHER DOCUMENTS. Buyer shall receive at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by First Ozaukee with the terms of this Agreement.

                       (t) TAXES. First Ozaukee shall not have taken any action which impedes, impairs or prevents Buyer's ability to obtain the maximum tax benefits resulting from the adjustments not included in Base Capital pursuant to Section 1.2(c)(i-iv), but excluding actions in the normal course of business consistent with past conduct, actions required by laws and actions required by this Agreement.

                 5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF FOCC. Unless the conditions are waived by FOCC, all obligations of FOCC under this Agreement and under the Plan of Merger, are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                       (a) REPRESENTATIONS AND WARRANTIES OF BUYER; PERFORMANCE OF AGREEMENTS. The Statements of Essential Facts contained in Article III of this Agreement and the representations and warranties of Buyer contained herein and in any schedules or exhibits delivered by Buyer or on its behalf to FOCC pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on the Closing Date, in each case to the reasonable satisfaction of FOCC, and Buyer shall have performed all agreements herein required to be performed by it on or prior to the Closing.

                       (b)  CLOSING CERTIFICATE.  FOCC shall have
   received a certificate signed by a duly authorized officer of Buyer and dated as of the Closing Date, certifying in such detail as FOCC may reasonably request, as to the fulfillment of the conditions to the obligations of FOCC as set forth in this Agreement.

                       (c) REGULATORY AND OTHER APPROVALS. Buyer shall have duly obtained all regulatory approvals necessary to complete the transactions contemplated by this Agreement and the Plan of Merger upon such terms and conditions, if any, as are satisfactory to FOCC in its reasonable judgment, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transaction provided for herein or to obtain other relief with respect thereto.

                       (d) FAIRNESS OPINION. Baird shall have delivered to the Board of Directors of FOCC, as of the date of the Proxy Statement used to solicit shareholder approval of the Merger Agreement, its opinion to the effect that the Merger is fair, from a financial point of view, to the shareholders of FOCC, and such opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Closing.

                       (e) NO LITIGATION. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Merger, or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby (including, but not limited to, substantial damages) which reasonably could be expected to result in the issuance of an order enjoining such transactions; or result in a determination that Buyer has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated herein or in the Plan of Merger or actions preparatory thereto.

                       (f)  OPINION OF COUNSEL.  FOCC shall  have
   received the opinion of Brashear & Ginn, counsel for Buyer and CIBAC, dated as of the Closing Date, in form satisfactory to FOCC and its counsel to the effect that:

                            (i)  Buyer is a corporation validly existing
   under the laws of the State of Illinois, and is duly qualified to do business and is in good standing in the State of Wisconsin. Buyer is registered as a bank holding company under the BHC Act.

                            (ii) CIBAC is a validly existing Wisconsin
   corporation.

                            (iii)     The execution, delivery, and
   performance of this Agreement and the Plan of Merger, and the transactions contemplated herein and therein have been duly authorized by the Board of Directors of Buyer and the sole shareholder of CIBAC, these being the only authorizations required under its Articles of Incorporation, its By-Laws, and the statutes of the State of Illinois. This Agreement and the Plan of Merger constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

                            (iv) The execution, delivery and performance
   of this Agreement and the Plan of Merger do not violate any provisions of the Articles of Incorporation or By-Laws of Buyer or any contract or agreement known to counsel by which Buyer is bound or any law, rule, regulation or, or to counsel's knowledge, order to which Buyer is subject.

                            (v)  The execution, delivery and performance
   of the Plan of Merger do not violate any provisions of the Articles of Incorporation or By-Laws of CIBAC or any contract or agreement known to counsel by which CIBAC is bound or any law, rule, regulation or, to counsel's knowledge, order of which CIBAC is subject.

                            (vi) To the best of counsel's knowledge,
   there are no material claims, actions, suits or proceedings pending or threatened against Buyer or CIBAC which depart from the ordinary, routine litigation incident to the kind of business carried on by Buyer or CIBAC which might reasonably be expected to have a material adverse effect on Buyer or CIBAC.

                            (vii)     To the best knowledge of counsel,
   there are no actions, suits or proceedings known to such counsel, after reasonable inquiry, pending or threatened against Buyer or CIBAC to enjoin consummation of the Merger or to obtain other relief (other than payment to dissenting shareholders) in connection with this Agreement, the Plan of Merger, or the transaction contemplated hereby or thereby. In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

                       (g) APPROVAL OF MERGER AND DELIVERY OF MERGER AGREEMENT. The Merger Agreement and the transactions contemplated therein shall have been approved by the Board of Directors and sole shareholder of CIBAC in accordance with governing statutes and the respective Articles of Incorporation and By-Laws of each of Buyer and CIBAC. The proper officers of each of Buyer and CIBAC shall have executed copies of Plan of Merger in form suitable for filing with the Wisconsin Department of Financial Institutions as part of the Articles of Merger.

                       (h) EMPLOYMENT AGREEMENTS AND SEVERANCE PAYMENT. First Ozaukee, Buyer, CIBAC and Mr. Russell S. Jones and Ms. Mary E. Lammers shall have entered into new employment and/or consulting agreements in the form of EXHIBITS B and C hereto, and Mr. Jones, Ms. Lammers and First Ozaukee shall have mutually cancelled all existing employment, compensation and/or severance agreements between Mr. Jones and Ms. Lammers and FOSB.

                       (i) OTHER DOCUMENTS. First Ozaukee shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Buyer with the terms of this Agreement.

                                 ARTICLE VI
                                  SURVIVAL

                 6.1 Except for agreements of the parties that are specifically provided by this Agreement or the Plan of Merger to be performed after the Closing Date (including agreements contained in Article I and in Sections 7.1 and 7.2 hereof), all statements, representations and warranties made herein, in the Plan of Merger, or in connection therewith or with the transactions contemplated thereby, by either party or any of its respective agents, employees, representatives, officers, directors or shareholders shall not survive the Closing. Except as provided in Section 7.2 and 7.5 hereof, the sole remedy available to any party in connection with any breach, inaccuracy or failure of any such statement, representation, warranty, condition or agreement shall be to terminate this Agreement in accordance with Section 7.4 hereof (unless this Agreement specifically provides a different remedy) without further liability or obligation, and without limiting the foregoing, no party shall have any cause of action of any nature against the other party, or any of its agents, employees, representatives, officers, directors or shareholders in respect of such breach, inaccuracy or failure.


                                 ARTICLE VII
                             GENERAL PROVISIONS

                 7.1 FURTHER ASSURANCES. Each of the parties hereto agrees that at any time and from time to time after the Closing it will cause to be executed and delivered to any party such further instruments or documents as such other party may reasonably require to give effect to the transactions contemplated hereby.

                 7.2 EXPENSES. Each of the parties to this Agreement shall bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that:

                            (i)  in the event this Agreement is
   terminated by Buyer pursuant to Section 7.4(c) or (d) excepting for nonfulfillment or waiver of Section 5.1(d) or by FOCC pursuant to
   Section 7.4(g) hereof, then FOCC shall reimburse Buyer in an amount not to exceed $100,000 for the out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of Buyer; provided, however, that in the event such third party acquisition is not consummated and Buyer subsequently enters into an acquisition agreement with First Ozaukee, Buyer shall refund to First Ozaukee any and all expenses First Ozaukee shall have paid to Buyer pursuant to this Section 7.2.

                            (ii) in the event this Agreement is
   terminated by FOCC pursuant to Section 7.4(c) or (d), excepting for nonfulfillment or waiver of Section 5.2(c, d and h), Buyer shall reimburse First Ozaukee in an amount not to exceed $100,000 for out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purposes by or on behalf of FOCC;

                            (iii)  nothing herein contained shall require
   one party to pay the other reimbursement of expenses in connection with the Merger as a result of termination of this Agreement pursuant to Section 7.4(e) or (f); and

                            (iv)   all costs and expenses reasonably
   estimated to be incurred by First Ozaukee shall be either paid or accrued for on or prior to the Closing Date.

                 7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and personal representations of the parties hereto; provided, however, that no party may assign this Agreement without the written consent of the other parties, and except that Buyer may assign this Agreement to any wholly-owned subsidiary of Buyer if Buyer remains fully responsible for the performance of its obligations hereunder and such assignment shall not, in the reasonable judgment of FOCC, adversely affect regulatory approval of the transactions contemplated by this Agreement.

                 7.4   TERMINATION.  This Agreement may be terminated
   (a) at any time by agreement of Buyer and FOCC, (b) by either Buyer or FOCC if the Closing has not occurred by December 1, 1997, or such later date agreed to by Buyer and FOCC; provided that in the event Buyer shall have applied for all of the regulatory approvals referred to in Section 5.1(d) hereof prior to such date but the required waiting periods therefor shall not have expired, this Agreement will not terminate pursuant to this Section 7.4(b) until ten (10) days after all required waiting periods shall have expired without any motion for rehearing or appeal, (c) by either Buyer or FOCC at the Closing if any of the conditions precedent to the obligations of such terminating party contained in Article V hereof shall not have been fulfilled or waived, (d) by either Buyer or FOCC if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not have been fully cured within a reasonable time, but in no event more than twenty days, after written notice specifying the alleged default shall have been given,
   (e) by FOCC if it refuses to accept the Decreased Adjusted Merger Price presented by Buyer pursuant to Section 1.2(d)(ii), (f) by Buyer if it refuses to accept the Increased Adjusted Merger Price presented by FOCC pursuant to Section 1.2(e)(ii), (g) by FOCC if the Board of Directors determines that its fiduciary duties require it to accept an unsolicited offer from a third party and the Buyer shall have elected not to exercise its right of first refusal pursuant to Section 7.5 hereof, or (h) by FOCC upon the first to occur of:

                            (i)  thirty days after the application or
   notice required to be filed by Buyer for approval of the transactions contemplated by this Agreement has been denied and is not subject to further appeal or an appeal is not then being diligently pursued in good faith, or

                            (ii)  July 31, 1997, if on such date all
   applications or notices required to be filed with any governmental authority are not then pending (and have not been pending for a period of more than 30 days) before such authority, other than any such applications or notices approved on or prior to July 31, 1997. For purposes of the preceding sentence "pending" shall mean an application or notice procedure or process with a governmental authority which Buyer is diligently pursuing in good faith. In the event of termination of this Agreement as provided in the preceding sentence and except as otherwise provided in Sections 7.2, 7.4, 7.5 or Article VI, there shall be no liability hereunder on the part of Buyer or First Ozaukee or their respective agents, employees, representatives, officers, directors or shareholders.

                 7.5 RIGHT OF FIRST REFUSAL. In the event that prior to the consummation of the transactions contemplated by this Agreement FOCC Board of Directors receives an unsolicited third party offer to
   (a) acquire beneficial or record ownership of at least a majority of the outstanding FOCC Shares, (b) acquire all or substantially all of First Ozaukee's assets, or (c) engage in a merger, consolidation, recapitalization or other business combination with such third party,

   First Ozaukee shall deliver to Buyer written notice of such proposed acquisition which shall contain a description of the principal terms of the proposed acquisition (the "Proposal"), including the purchase price (payment of which shall be subject only to satisfaction of customary closing conditions and the receipt of all necessary regulatory approvals), the time and place of closing of such acquisition, and all other material terms of the proposed acquisition. Within 21 days after delivery of the Proposal, Buyer shall notify First Ozaukee as to whether or not it intends to exercise its right of first refusal hereunder. In the event a Proposal contains purchase price consideration other than cash and First Ozaukee and Buyer cannot agree upon the appropriate cash equivalent, First Ozaukee and Buyer shall select an investment banker mutually agreeable to each of them for purposes of valuing any non-cash consideration contained in the Proposal. First Ozaukee and Buyer shall each pay one-half of the fees and expenses of any such investment banker.

                       For a period of 30 days after delivery of the Proposal (or such longer time period as may be required to obtain all necessary regulatory approvals or, with respect to any financial commitments Buyer requires to consummate the acquisition, such longer period as shall be reasonably necessary and negotiated by the parties), Buyer shall have the sole and exclusive right to acquire First Ozaukee for the consideration and on such other terms and conditions stated in the Proposal (or in the case of non-cash consideration, as determined in the manner heretofore described). In the event Buyer determines not to exercise its right of first refusal hereunder, Buyer shall remain entitled to the remedies set forth in
   Section 7.2 hereof in accordance with the terms thereof.

                 7.6   CANCELLATION FEE.

                       (a) In the event Buyer breaches sections 4.24 of this Agreement and First Ozaukee elects to terminate this Agreement pursuant to Section 7.4(d), Buyer shall make a cash payment to First Ozaukee in an amount equal to $300,000.

                       (b) In the event Buyer is unable to obtain the necessary regulatory approvals in order to complete the Merger, due to a determination by the Federal Reserve Board or other regulatory authority that Buyer (or its financial institution subsidiary or subsidiaries) would have inadequate capital upon consummation of the proposed Merger, Buyer shall make a cash payment to First Ozaukee in an amount equal to $300,000.

                       (c) In the event First Ozaukee terminates the Agreement pursuant to Section 7.4(g), First Ozaukee shall make a cash payment to Buyer in an amount equal to $300,000.

                 The cancellation fee set forth in this Section 7.6 shall be in addition to any expenses one party is obligated to pay to the other under Section 7.2 of this Agreement.

                 7.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally; (b) the second business day after being deposited in the United States mail registered or certified (return receipt requested); (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service; or (d) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (a)  If to Buyer or CIBAC addressed to:

                            J. Michael Straka
                            CENTRAL ILLINOIS BANCORP, INC.
                            2913 West Kirby Avenue
                            Champaign, IL 61821
                            Tel. No. (217) 355-0900

                            with a copy to:

                            Donald J. Straka, Esq.
                            BRASHEAR & GINN
                            800 Farnam Plaza
                            1623 Farnam Street
                            Omaha, Nebraska 68102-2106
                            Tel. No. (402) 348-1000

                       (b)  If to First Ozaukee, addressed to:

                            Russell S. Jones
                            President and Chief Executive Officer
                            First Ozaukee Capital Corp.
                            W61 N526 Washington Avenue
                            Cedarburg, Wisconsin   53012
                            Tel. No. (414) 377-0750

                            with a copy to:

                            Christopher J. Zinski, Esq.
                            Schiff Hardin & Waite
                            7200 Sears Tower
                            Chicago, Illinois 60606
                            Tel. No. (312) 258-5548

                 7.8 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Wisconsin, without giving effect to the conflict of laws principles thereof.

                 7.9 SPECIFIC PERFORMANCE. The parties agree that there is no adequate remedy at law for breach of the obligations contained in this Agreement and the Plan of Merger, and agree that such obligations shall be enforceable by specific performance and injunctive relief, without the need to post bond, in the event of such breach.

                 7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such executed counterpart will be an original instrument.

                 7.11 SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to cover enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

                 7.12 HEADINGS. Descriptive headings appearing in this Agreement are for convenience only and will not be deemed to explain, limit or amplify any of the provisions hereof.

                 7.13 ENTIRE AGREEMENT; AMENDMENT. This Agreement, with its exhibits and the schedules delivered pursuant to it, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written. This Agreement may only be modified or amended by an agreement in writing signed by Buyer and First Ozaukee.

                 7.14 THIRD-PARTY BENEFICIARY RIGHTS. This Agreement shall not confer upon any party not a party hereto any rights or remedies hereunder, except as provided in Sections 1.6, 4.16(a), 4.17 and 4.20.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

                                 FIRST OZAUKEE CAPITAL CORP.



                                 By:  /s/ Russell S. Jones
                                      --------------------------
                                 Title:    President and CEO



                                 CENTRAL ILLINOIS BANCORP, INC.



                                 By:  /s/ J. Michael Straka
                                      ---------------------------
                                Title:    President and CEO

                                                               APPENDIX B


                               PLAN OF MERGER
                                   BETWEEN

                            CIB ACQUISITION CORPORATION

                                     AND
                         FIRST OZAUKEE CAPITAL CORP.
                   UNDER THE ARTICLES OF INCORPORATION OF
                         FIRST OZAUKEE CAPITAL CORP.


                 This Plan of Merger (this "Plan") is made and entered into this 8th day of July, 1997, by and between CIB ACQUISITION CORPORATION (hereinafter called "CIBAC") and FIRST OZAUKEE CAPITAL CORP. (hereinafter called "First Ozaukee" or, where appropriate, the "Resulting Corporation").

                                  RECITALS

                 A. CIBAC is a corporation duly organized and existing under the laws of the State of Wisconsin. As of the date of consummation of the merger, CIBAC will have capital stock outstanding of $100, consisting of 100 shares of no-par common stock.

                 B. First Ozaukee is a corporation duly organized and existing under the laws of the State of Wisconsin. The authorized capital stock of First Ozaukee consists of 4,000,000 shares of common stock, $1.00 par value per share, of which 627,477 shares are issued and outstanding and 2,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding.

                 C.    Pursuant to an Agreement and Plan of
   Reorganization, dated as of April 25, 1997 (the "Agreement and Plan of Reorganization"), between First Ozaukee and Central Illinois Bancorp., Inc., an Illinois corporation (the "Buyer"), Buyer has agreed to acquire through CIBAC, its wholly-owned subsidiary, all of the issued and outstanding shares of common stock of First Ozaukee in accordance with the terms and conditions set forth therein and herein.

                 D. The Resulting Corporation will have capital stock outstanding of $627,577, divided into 627,577 shares of issued and outstanding common stock, $1.00 par value per share, surplus of approximately $5,228,523, and undivided profits and reserves (based upon the March 31, 1997, reports of condition and income of First Ozaukee and the information provided in Recital "A" above) of approximately $3,798,000.

                 E. The board of directors of each of CIBAC and First Ozaukee (the "Merging Corporations") deem it advisable to merge the Merging Corporations under the Articles of Incorporation of First Ozaukee and the name of "First Ozaukee Capital Corp.," subject to the terms and conditions set forth in this Agreement and in accordance with applicable laws of the United States and the State of Wisconsin. A majority of the board of directors of each of the Merging Corporations has approved such merger (the "Merger") and authorized the execution and adoption of this Plan.

                 NOW THEREFORE, in consideration of the premises and of the agreements, covenants and conditions hereinafter contained, the Merging Corporations agree as follows:

                                  ARTICLE I
                                 THE MERGER

                 1.1 RESULTING CORPORATION. Subject to the terms and conditions set forth herein, CIBAC shall be merged into, and under the Articles of Incorporation of, First Ozaukee pursuant to the provisions of, and with the effect provided in, the Wisconsin Business Corporation Law, and First Ozaukee shall be the corporation resulting from such merger (the "Resulting Corporation"). The name of the Resulting Corporation shall be "First Ozaukee Capital Corp." and the present designated corporate headquarters of First Ozaukee at W61 N526 Washington Avenue, Cedarburg, Wisconsin shall be the designated headquarters of the Resulting Corporation.

                 1.2 EFFECTIVE TIME. As soon as is reasonably practicable after the date hereof, this Plan shall be submitted to the Wisconsin Department of Financial Institutions as part of the Articles of Merger, pursuant to Section 180.1105 of the WBCL. This Plan (or an unexecuted form of this Plan) also shall be submitted to the shareholders of each of the Merging Corporations for approval and adoption of the Merger as provided for by Section 180.1103 of the WBCL. The Merger shall become effective on the date on which the Articles of Merger become effective (the "Effective Time") pursuant to
   Section 180.1105(2) of the WBCL.

                 1.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of First Ozaukee as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Resulting Corporation.

                 1.4 BY-LAWS. The By-Laws of First Ozaukee, as in effect as of the Effective Time, shall be the By-Laws of the Resulting Corporation until the same shall be thereafter altered, amended or repealed in accordance with said By-Laws, the Articles of Incorporation of the Resulting Corporation, and applicable law.

                 1.5 DIRECTORS AND OFFICERS. As of the Effective Time, the directors of the Resulting Corporation shall consist of the following persons:

                             J. Michael Straka
                              William J. Blake
                               Jerry D. Maahs
                             Andrew A. Vallozzi
                             Steven T. Klitzing

   As of the Effective Time, the officers of the Resulting Corporation shall consist of the following persons:

          President and Chief Executive Officer: J. Michael Straka
                  Secretary and Treasurer: Steven T. Klitzing

                                 ARTICLE II
                              EFFECT OF MERGER

                 2.1 CORPORATE EXISTENCE. As of the Effective Time, the corporate existences of each of the Merging Corporations shall, with the full effect provided for in the WBCL, be merged into and continued in the Resulting Corporation under the Articles of Incorporation of First Ozaukee. The Resulting Corporation shall be considered the same business and corporate entity as each of the Merging Corporations, with all the property, rights, powers, duties and obligations of each of the Merging Corporations except as affected by the laws of the State of Wisconsin and by the Articles of Incorporation and By-Laws of the Resulting Corporation. The separate existence of CIBAC shall cease except to the extent provided by applicable law.

                 2.2 RIGHTS AND LIABILITIES OF THE RESULTING CORPORATION. The Resulting Corporation shall be liable for all liabilities of each of the Merging Corporations, and all rights, franchises and interests of each of the Merging Corporations in and to every species of property, real, personal and mixed, and chooses in action thereunto belonging, shall be deemed to be transferred to and vested in the Resulting Corporation without any deed or other transfer, and the Resulting Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights of property, franchises and interests were held and enjoyed by each of the Merging Corporations. Any reference to any of the Merging Corporations in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Resulting Corporation if not inconsistent with the other provisions of such writing.

                 2.3 EFFECTIVENESS OF PRIOR CORPORATE ACTS AND AUTHORIZATIONS. All corporate acts, plans, policies, contracts, approvals and authorizations of each of the Merging Corporations, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Resulting Corporation and shall be as effective and binding thereon as the same were with respect to any of the Merging Corporations.

                                 ARTICLE III
                     TREATMENT OF AND PAYMENT FOR STOCK

                 3.1 TREATMENT OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of such shares of stock,

                       (a)  each share of no-par common stock, of
   CIBAC issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully-paid and nonassessable share of the common stock of First Ozaukee.

                       (b) each share of common stock, $1.00 par value per share, of First Ozaukee ("First Ozaukee Share") issued and outstanding immediately prior to the Effective Time, other than First Ozaukee Shares, the holders of which have validly demanded appraisal of such shares pursuant to Subchapter XIII of the WBCL and shall not have voted such shares in favor of the Merger, and First Ozaukee Shares that are owned by Buyer immediately prior to the Merger, shall be converted into the right to receive $15.10 in cash as may be adjusted as of the Effective Time pursuant to Section 1.2 of the Agreement and Plan of Reorganization (the "Merger Price").

                       (c) Each holder of an option pursuant to the First Ozaukee Capital Corp. 1995 Stock Option Plan (the "First Ozaukee Option Plan") outstanding on the date hereof and remaining outstanding at the Effective Time shall receive from Buyer, as of the Effective Time, whether or not the option is then exercisable, a cash payment in an amount equal to the product of (i) the number of First Ozaukee Shares subject to such option at the Effective Time, and (ii) the excess, if any, of the Merger Price MINUS the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. Such cash payments shall be in consideration of, and shall result in, the settlement and cancellation of all such options. As a condition to the receipt of a cash payment in cancellation of all such options, each option holder shall execute a cancellation agreement in form and substance reasonably satisfactory to Buyer.

                       (d) Until surrendered, certificates representing First Ozaukee Shares will represent only the right to receive payment of the Merger Price hereunder, without interest, and no holder of any such certificates shall have any further rights as a shareholder of First Ozaukee.

                 3.2 MANNER OF EXCHANGE. Upon surrender to the paying agent as designated by Buyer of certificates representing shares of capital stock of First Ozaukee, the holder of such option or shares shall be paid by check the amount to which such holder is entitled pursuant to Section 3.1 hereof.

                 3.3 DISSENTERS' RIGHTS. Any shareholder of First Ozaukee who (i) files written objection to the Merger prior to or at the meeting of shareholders of First Ozaukee at which this Plan is submitted to a vote, (ii) does not vote in favor of the Merger at such meeting, and (iii) makes written payment demand on the Resulting Corporation not fewer than thirty (30) nor more than sixty (60) days after the date on which the Resulting Corporation delivered a written dissenters' notice to the dissenting shareholder, shall be entitled to receive from the Resulting Corporation the fair value of the shares held by such shareholder, subject to and in accordance with the provisions of the WBCL, provided such shareholder shall have complied with all applicable provisions of law.

                 3.4 CONDITIONS PRECEDENT. Effectuation of the Merger herein provided for is conditioned upon:

                       (a) approval of this Plan and the Merger by all governmental and regulatory authorities and agencies with jurisdiction over this transaction; and

                       (b)  approval of this Plan by vote of the
   shareholders of CIBAC and First Ozaukee as required by law; and

                       (c)  procurement of all other consents and
   approvals, and satisfaction of all other requirements prescribed by law, which are necessary for consummation of the Merger.

                                 ARTICLE IV
                             GENERAL PROVISIONS

                 4.1 POST-MERGER AGREEMENTS. Each of the Merging Corporations hereby appoints the Resulting Corporation to be its true and lawful attorney for the purpose of taking, in its name, place and stead, any and all actions that the Resulting Corporation deems necessary or advisable to vest in the Resulting Corporation title to all property or rights of each of the Merging Corporations or otherwise to effect the purposes of this Agreement, and each of the Merging Corporations hereby grants to said attorney full power and authority to take all actions necessary to effect those purposes, including the power to execute, in its name, place and stead, such further assignments or assurances in law necessary or advisable to vest in the Resulting Corporation title to all property and rights of each of the Merging Corporations.

                 4.2 TERMINATION. Anything herein to the contrary notwithstanding, in the event the Agreement and Plan of Reorganization shall have been terminated pursuant to Section 7.4 thereof, this Plan shall automatically terminate.

                 4.3 AMENDMENT. This Plan may not be amended except by an instrument in writing signed on behalf of each of the Merging Corporations; provided, however that after this Plan has been approved by the shareholders of the Merging Corporations, no such amendment shall affect the rights of such shareholders in a manner which is materially adverse to the interests of such shareholders.

                 4.4 CAPTIONS. The captions in this Plan have been inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Plan.

                 4.5 COUNTERPARTS. This Plan may be executed in any number of counterparts, each of which when so executed shall constitute an original, but all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, each of the Merging Corporations has caused this Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

                                           CIB ACQUISITION CORPORATION




                                           By: /s/ J. Michael Straka
					   ____________________________________
					   Its:  President


                                           FIRST OZAUKEE CAPITAL CORP.




                                           By: /s/ Russell S. Jones
					   _________________________________________
					   Its President and Chief Executive Officer

                                                               APPENDIX C






   July 9, 1997



   Board of Directors
   First Ozaukee Capital Corp.
   W61 N526 Washington Avenue
   Cedarburg, WI  53012

   Gentlemen:

                 First Ozaukee Capital Corp. (the "Company"), has entered into an Agreement and Plan of Reorganization (the "Agreement") with Central Illinois Bancorp, Inc. ("Buyer"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Buyer will acquire through merger between a newly formed subsidiary of Buyer and the Company (the "Merger") each outstanding share of common stock, par value $1.00 per share ("Company Common Stock") of the Company (other than shares held by Buyer or holders of Dissenting Shares (as defined in the Agreement)) and each share of Company Common Stock will be converted solely into the right to receive $15.10 in cash, without interest thereon, subject to adjustment as set forth in the Agreement (the "Merger Price").

                 You have requested our opinion as to the fairness, from a financial point of view, of the Merger Price to the holders of Company Common Stock (other than Buyer and its affiliates).

                 Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

                 In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's recent filings with the Securities and Exchange Commission (the "SEC"); (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of Company Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; and (v) compared the financial terms of the Merger with

   Board of Directors
   First Ozaukee Capital Corp.
   July 9, 1997
   Page 2



   the financial terms of certain other business combinations we deemed relevant. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

                 In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements and (ii) the Merger will be accounted for using the purchase method of accounting. We have also assumed that the financial forecasts examined by us were prepared on reasonable bases reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

                 Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided however, that this letter may be reproduced in full in the proxy statement to be provided to the holders of Company Common Stock in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird has acted as financial advisor to the Company and will receive a fee for rendering this opinion.

                 In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. Baird is a market maker for the Company Common Stock.

   Board of Directors
   First Ozaukee Capital Corp.
   July 9, 1997
   Page 3



                 Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Price is fair, from a financial point of view, to the holders of Company Common Stock (other than Buyer and its affiliates).

   Very truly yours,

   ROBERT W. BAIRD & CO. INCORPORATED


   By:   /s/ Steven Kent
	-----------------------
   Its:  Managing Director

                                                               APPENDIX D

                        WISCONSIN DISSENTERS' RIGHTS

   180.1301. DEFINITIONS

   In ss. 180.1301 to 180.1331:

   (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

   (1m) "Business combination" has the meaning given in s. 180.1130(3).

   (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

   (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

   (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

   (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

   (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

   180.1302. RIGHT TO DISSENT

   (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

   (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

   1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

   2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

   (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

   (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

   1. A sale pursuant to court order.

   2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

   (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

   (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

   (a) Alters or abolishes a preferential right of the shares.

   (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

   (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

   (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

   (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

   (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

   (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

   (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

   180.1303. DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS

   (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

   (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

   (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

   180.1320. NOTICE OF DISSENTERS' RIGHTS

   (1) If proposed corporate action creating dissenters' rights under s.
   180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

   (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

   180.1321. NOTICE OF INTENT TO DEMAND PAYMENT

   (1) If proposed corporate action creating dissenters' rights under s.
   180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

   (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

   (b) Not vote his or her shares in favor of the proposed action.

   (2) A shareholder or beneficial shareholder who fails to satisfy sub.
   (1) is not entitled to payment for his or her shares under ss.
   180.1301 to 180.1331.

   180.1322. DISSENTERS' NOTICE

   (1) If proposed corporate action creating dissenters' rights under s.
   180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

   (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

   (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

   (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

   (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

   (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

   (e) A copy of ss. 180.1301 to 180.1331.

   180.1323. DUTY TO DEMAND PAYMENT

   (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

   (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

   (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss.
   180.1301 to 180.1331.

   180.1324. RESTRICTIONS ON UNCERTIFICATED SHARES

   (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

   (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

   180.1325. PAYMENT

   (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

   (2) The payment shall be accompanied by all of the following:

   (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

   (b) A statement of the corporation's estimate of the fair value of the shares.

   (c) An explanation of how the interest was calculated.

   (d) A statement of the dissenter's right to demand payment under s.
   180.1328 if the dissenter is dissatisfied with the payment.

   (e) A copy of ss. 180.1301 to 180.1331.

   180.1326. FAILURE TO TAKE ACTION

   (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s.
   180.1322 and repeat the payment demand procedure.

   180.1327. AFTER-ACQUIRED SHARES

   (1) A corporation may elect to withhold payment required by s.
   180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

   180.1328. PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER

   (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

   (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

   (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

   (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

   (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

   180.1330. COURT ACTION

   (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

   (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

   (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

   (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

   180.1331. COURT COSTS AND COUNSEL FEES

   (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

   (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

   (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

   (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss.
   180.1320 to 180.1328.

   (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

   (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                               REVOCABLE PROXY

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       OF FIRST OZAUKEE CAPITAL CORP.

        The undersigned hereby appoint(s) Frank M. Kennedy and Harry J. Sanders, or either of them, as proxies for the undersigned, with full power of substitution, to vote all the shares of common stock of First Ozaukee Capital Corp. ("First Ozaukee") that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at the Cedarburg Cultural Center, W62 N546 Washington Avenue, Cedarburg, Wisconsin, on August 6, 1997, at 10:00 a.m. local time, or at any adjournments or postponements thereof.
   Said proxies are directed to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of the Notice of the Special Meeting and Proxy Statement are hereby acknowledged.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE
   GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH
   BELOW.                          ---


         DETATCH BELOW AND RETURN USING THE ENVELOPE PROVIDED

   1. Proposal to approve the Agreement and Plan of Reorganization between First Ozaukee and Central Illinois Bancorp, Inc. and the related Plan of Merger between First Ozaukee and CIB Acquistion Corporation, as more fully described in the accompanying Proxy Statement.

        FOR  ______         AGAINST  ______     ABSTAIN  ______

   2. Proposal to adjourn the Special Meeting in the event that First Ozaukee's management should determine that such adjournment is in the best interests of First Ozaukee and its shareholders, as more fully described in the accompanying Proxy Statement.

        FOR  ______         AGAINST  ______     ABSTAIN  ______

        Please sign exactly as your name appears on your stock certificate and fill in the date. If your shares are held jointly, all joint owners must sign. If you are signing as an executor, administrator, trustee, guardian, custodian or corporate officer, please give your full title as such.


   Dated: ___________, 1997                ___________________________
                                           Signature of Shareholder


                                           ___________________________
                                           Signature of Shareholder
                                               (if held jointly)


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